U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SVI MEDIA, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	20-3270909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Technology Drive Building H, Irvine, California	92618
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 727-3104

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	38,944,140 shares	$0.27	$10,514,917.80	$322.81

(1)
Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported as of a specified date within five business days prior to the date of filing this registration statement. On August 27, 2007, the registrant approved a 1-for-30 reverse split of its common stock. All common stock figures stated herein have been adjusted for the split. As of the date immediately prior to the filing of this Registration Statement, however, the price quotations for the registrant’s common stock given on the OTC Bulletin Board did not yet reflect the reverse split. On September 13, 2007, the last sale price of the registrant’s common stock as reported by the OTCBB was $0.009 per share. Adjusting for the reverse split, this price is reflected here as $0.27 per share.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated September 14, 2007

PROSPECTUS
SVI MEDIA, INC.
Up To 38,944,140 SHARES
COMMON STOCK
SEPTEMBER 14, 2007

We are filing this registration statement in order to satisfy our contractual obligations to the selling shareholders named in this prospectus, who include: (1) the purchasers of our Series C Convertible Preferred Stock; and (2) Mr. David L. Parker. The selling shareholders are offering up to 38,944,140 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.27	None	$0.27
Total	$10,514,917.80	None	$10,514,917.80

Our common stock is currently traded on the National Association of Securities Dealer’s over-the-counter bulletin board system (“OTCBB”). Our shares are quoted on the OTCBB under the symbol “OXMI.” The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As a result, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. On September 13, 2007, the last sale price of the registrant’s common stock as reported by the OTCBB was $0.009 per share. Adjusting for our recent reverse split which is not yet reflected on the OTCBB, this price is reflected here as $0.27 per share.

Pursuant to contractual registration rights afforded to the selling shareholders, we are registering a total of up to 38,944,140 shares of our common stock, which include the following securities:

Category	Number of Shares Being Registered
All shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock	38,414,516
The common stock issued to David L. Parker under the July 16, 2007 Settlement and Release Agreement	210,000
All common stock not currently registered or eligible for sale under Rule 144(k) which is beneficially owned by any of the holders of our Series C Convertible Preferred Stock	319,624
Total	38,944,140

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: September 14, 2007

Page
Summary	5
Risk Factors	7
Risks Related To Our Financial Condition	7
If we do not obtain additional financing, our business may fail	7
Because we have incurred substantial and recurring losses, our ability to continue as a going concern depends on our obtaining additional financing and eventually profitable operations	7
Because we anticipate our operating expenses will increase, we may never achieve profitability	7
If we are unable to support our current debt service and liabilities as they come due, we may be forced out of business and our assets foreclosed upon.	7
Risks Related To Our Business Model	8
If we are unable to successfully compete in the hotel in-room entertainment and high speed internet business as a provider of private broadband networks and wireless business systems, we may not be able to achieve profitable operations	8
Because our engagements typically involve complex installations of technical systems, failure to carefully manage projects may result in losses	8
Because the 14 holders of our Series C Convertible Preferred Stock currently hold approximately 96% of the total shareholder voting power, investors may find that corporate decisions influenced by this group are inconsistent with the best interests of other stockholders	8
Because we are dependent on certain of our key executive officers, if they were to leave or not perform their job properly, our business would be harmed	9
Because we are dependent on the continuing services of highly trained and experienced technical staff, our failure to attract and retain such individuals would harm our business	9
Because our equipment and software has limited capacity, we run a risk of system failure due to excessive usage or outages due to other events, which would result in significant losses to our business	9
Because our business depends in part on the internet infrastructure, we run the risk of losses due to failure of the internet to support our services	9
If we are unable to protect our proprietary technology, our business could be harmed	10
If our products or services employ technology that infringes the proprietary rights of others, we may be subject to infringement claims, forced to pay high prices to license technology or required to stop selling the infringing product	10
If our third party suppliers fail to provide us with key components and services on a timely basis, our costs could increase and our growth could be hindered	10
Risks Related To Our Industry	10
Because we are in an industry characterized by rapidly changing technology, if we do not stay current in our product offerings and technology, our results of operation will be negatively affected	10
Because our business is closely connected to the lodging industry, difficulties related to that industry could adversely impact our business and results of operations	11
If we experience a lack of available quality programming or a change in available content, our profitability and cash flows could be reduced	11
Because we are dependent on others for our programming content, our inability to fulfill our contractual obligations with programming providers and/or increases in our costs or license fees could reduce our cash flow and profitability	11
If hotel guests adopt widespread use of portable DVD players, video iPods or similar devices for in-room entertainment, our cash flow and profitability would be reduced	12
Risks Related To Legal Uncertainty	12
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our operations may increase	12
Because the laws relating to liability of internet service companies is unsettled and changing, we face uncertainty as to our potential liability or costs related to content carried on the internet and other consumer protection laws which may be passed	12

If new securities legislation, such as the Sarbanes-Oxley Act of 2002, continues to increase our cost to remain in compliance with federal securities regulations, we may be unable to afford or attract officers and directors, comply with regulations or even stay in operations	13
Risks Related To This Offering	13
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	13
Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.	13
If we fail to remain current in our filings with the SEC, our securities will not be eligible for quotation on the Over-the-Counter Bulletin Board	13
Because our stock price may fluctuate in response to market and other factors, the price of our common stock could be depressed and result in substantial losses for us as well as investors purchasing our shares	14
If we fail to meet our obligations under our various registration rights agreements, our business could be significantly harmed	14
Forward-Looking Statements	14
Use of Proceeds	14
Determination of Offering Price	15
Dilution	15
Selling Shareholders	15
Plan of Distribution	17
Legal Proceedings	18
Directors, Executive Officers, Promoters and Control Persons	19
Security Ownership of Certain Beneficial Owners and Management	20
Description of Securities	22
Interest of Named Experts and Counsel	25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	26
Organization Within the Last Five Years	26
Description of Business	27
Management’s Discussion and Analysis of Financial Condition and Results of Operation	30
Description of Property	42
Certain Relationships and Related Transactions	42
Market for Common Equity and Related Stockholder Matters	43
Executive Compensation	45
Financial Statements	50
Changes in and Disagreements with Accountants	51
Available Information	51

Summary

On July 16, 2007, we entered into a series of transactions whereby certain of our creditors and preferred stock holders cancelled and exchanged their principal and accrued interest on outstanding debt as well as accrued dividends and preferred stock into shares of newly issued Series C Convertible Preferred Stock (“Series C Preferred”). This Exchange Transaction was performed in conjunction with the Company’s issuance of $4,210,526 face value, 12% Senior Secured Promissory Notes, due July 16, 2011. On this date, we also entered into a Settlement and Release Agreement with our former officer and director, Mr. David L. Parker, in which we agreed to issue to Mr. Parker certain shares of our common stock and then to register these shares through our next registration statement.

Contemporaneously with entering into these arrangements, we entered into a registration rights agreement whereby we are required to file an initial registration statement with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the Series C Preferred within sixty days. Under this registration rights agreement, we must also register for resale all currently issued and outstanding common stock beneficially owned by the Series C Preferred Stock holders which are not currently eligible for resale pursuant to Rule 144(k). The registration statement must then be declared effective, in the event of a full review by the Securities and Exchange Commission, no later than 175 calendar days from the initial filing date, or in the event of no review, within 90 days.

We are filing this registration statement in order to satisfy these contractual obligations.

Our Business

We provide services to the hospitality industry, including the following products:

▪	Instant Entertainment. We offer an electronic delivery system that allows a guest to purchase a movie on-demand and pay for that movie in their hotel room or through the hotel’s front desk.

▪
Super Video Cinema. We offer a video player and tape-based system to our hotel customers, which in-turn rents the equipment to their customers and remits gross proceeds, net of applicable taxes, fees and earned commissions, to us.

▪	DirecTV/DSS. We offer digital programming using content provided by DirecTV on a per channel cost basis.

▪	High-Speed Internet Access. We offer all hardware and software necessary to allow hotel guests to plug into a wireless (or wired) network using their laptop computers.

Offering Summary

Securities Being Offered	Up to 38,944,140 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock being registered will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold Us in This Offering	None
Securities Issued and to be Issued
1,604,839 shares of our common stock are issued and outstanding as of September 14, 2007. All of the common stock to be sold under this prospectus will be sold by existing holders of our Series C Convertible Preferred Stock. If all of our currently issued and outstanding Series C Convertible Preferred Stock were converted, a total of 38,414,516 shares of additional common stock would be issued as a result.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors

Risks Related To Our Financial Condition

If we do not obtain additional financing, our business may fail

We are operating at a net loss and expect to continue with these net losses in the foreseeable future based on our plan of operations and projected growth. We will require additional financing to run our business operations. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, many of which are undeterminable at this time. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. There can be no assurance that the proceeds from future financings will be sufficient to obtain profitable operations.  Such financing, if available may increase our risk of not being able to service our debt obligations or cause dilution to existing equity holders.

Because we have incurred substantial and recurring losses, our ability to continue as a going concern depends on our obtaining additional financing and eventually profitable operations

The Company’s audited and unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. We have incurred substantial and recurring losses from operations and negative cash flows from operating activities. We incurred net losses applicable to common stockholders of $3,183,001 for the six month period ending June 30, 2007. Our future is dependent upon our ability to obtain additional financing and execute our business plan.

Because we anticipate our operating expenses will increase, we may never achieve profitability

If we are unable to alter our pattern of continuing losses, we may exhaust all of our resources and be unable to complete our business plan. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significantly greater revenues from our operations to match our anticipated increased costs. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate sufficient operating revenues to ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

If we are unable to support our current debt service and liabilities as they come due, we may be forced out of business

Our business is highly leveraged, having debt consisting mostly of $4,210,526 in face value, 12% senior secured promissory notes. In addition, the company has issued preferred stock which may be redeemable by the holders upon default. The senior secured promissory notes are secured by virtually all of our assets, and as a result, if we are unable to meet our debt service obligations or default on our obligations in any other way, even if we are otherwise generating positive revenue, we could lose substantially all of our business assets as well as being held liable for any deficiency in payment. The net result of such a failure would likely be the end of our business operations.

Risks Related To Our Business Model

If we are unable to successfully compete in the hotel in-room entertainment and high speed internet business as a provider of private broadband networks and wireless business systems, we may not be able to achieve profitable operations

We operate in the hotel in-room entertainment business, which is highly competitive. If we are unable to compete effectively with large, diversified entertainment service providers that have substantially greater resources than we have, our operating margins and market share could be reduced, and the growth of our business inhibited. In particular, we compete directly for customers with a variety of other interactive service providers, including other interactive television service providers, cable television companies, direct broadcast satellite companies, television networks and programmers, Internet service providers and portals, companies offering web sites that provide on-demand movies, rental companies that provide videocassettes and DVDs that can be viewed in properly equipped hotel rooms or on other portable viewing devices and hotels that offer in-room laptops with Internet access or other types of Internet access systems.

Some of the entities with whom we compete have resources far greater than ours. These combined entities may provide bundled packages of programming, delivery and other services that compete directly with the products we offer. Our competitors may also offer services sooner and at more competitive rates than we do. We may need to reduce our prices or license additional programming to remain competitive, and we may be unable to sustain future pricing levels as competition increases. Our failure to achieve or sustain market acceptance of our offered services at desired pricing levels could impair our ability to achieve free cash flow, which would harm our business. Our competitors which have substantially greater financial and other resources than we do may develop a technology that is more cost effective than ours. As a result, our competitors may be in a better position than we are to increase their market share in the lodging industry and could adversely affect our ability to attract and retain customers.

Because our engagements typically involve installations of technical systems, failure to carefully manage projects may result in losses

Our client contracts often involve large scale projects involving the installation of in-room equipment, wiring, and cabling. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes, or omissions in rendering services to our clients. However, we cannot provide any assurance that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. As a result, we often have to make judgments concerning time and labor costs. If the project or network experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could seriously decline.

Because the 14 holders of our Series C Convertible Preferred Stock currently hold approximately 96% of the total shareholder voting power, investors may find that corporate decisions influenced by this group are inconsistent with the best interests of other stockholders.

The holders of shares of Series C Preferred are entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote, notwithstanding any limitations on the actual number shares which may be issued upon conversion of the Series C Preferred.

The holders of our Series C Preferred collectively beneficially own securities with voting power equivalent to that of 38,414,516 common shares (or approximately 96% of the voting power of our capital stock). Accordingly, the holders of our Series C Convertible Preferred Stock will have a significant and overwhelming influence in determining the outcome of all corporate transactions or other matters, including subsequent financings, mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of the majority of the holders of our Series C Preferred may still differ from the interests of the other stockholders.

Because we are dependent on certain of our key executive officers, if they were to leave or not perform their job properly, our business would be harmed

We are largely dependent on the work and skills provided by certain key executive officers in the operation and growth of our company. At this time, we have not entered into employment agreements with any of our key executive officers, except for Lewis Jaffe. We do not we maintain insurance on his life, or on the lives of any other officers or employees. The loss of any of his services, or the failure to perform his job function in a satisfactory manner, could have a material adverse effect on our business.

Because we are dependent on the continuing services of highly trained and experienced technical staff, our failure to attract and retain such individuals would harm our business

We are in a high tech business which requires the support of individuals with specific training and experience in specialized technology. Our success and business strategy is dependent in large part on our ability to attract and retain such individuals. This can present particular challenges for us because such individuals are in high demand and are often subject to competing employment offers. Our failure to attract and retain such individuals would thus harm our business.

Because our equipment and software has limited capacity, we run a risk of system failure due to excessive usage or outages due to other events, which would result in significant losses to our business

We are largely dependent upon our communications and computer hardware and software. A high volume of traffic or transactions on our servers could exceed our available capacity. If our digital content were to load slowly, this may potentially drive away customers. Based on our experience and the experience of other companies, we can anticipate that we will experience periodic system interruptions in the future. Any system interruptions that result in the unavailability of our service or in reduced customer activity could lead our users to seek out our competitors. In such an event, we might find it difficult and might have to incur additional marketing costs to get our users to return to our system. Our systems are also vulnerable to damage and interruption from earthquakes, fires, floods, power loss, telecommunications failure, break-ins, computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar events. A substantial interruption in the operability of these systems would significantly harm our business. We do not have any business interruption insurance that would compensate us for any resulting losses we might incur.

Because our business depends in part on the internet infrastructure, we run the risk of losses due to failure of the internet to support our services

Our business model depends, in part, on the internet infrastructure for video transmission. This dependence on the internet infrastructure offers additional risks to our business operations. These problems may include:

1.	Inadequate development of the necessary infrastructure for communication speed, access and server reliability;
2.	Inadequate security to support confidentiality concerns;
3.	Inadequate development of complementary products, such as long haul wireless high-speed modems and high-speed communication lines;
4.	Delays in the development or adoption of new standards and protocols required to handle increased levels of internet activity; and
5.	United States and foreign governmental regulation of the internet.

If we are unable to protect our proprietary technology, our business could be harmed

We rely primarily on a combination of trade secrets, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy, or reverse engineer portions of our technology. Our competitors may independently develop similar technology that is superior to our technology. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as United States intellectual property laws. In the absence of significant intellectual property protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology, which could harm our business.

If our products or services employ technology that infringes the proprietary rights of others, we may be subject to infringement claims, forced to pay high prices to license technology or required to stop selling the infringing product

Our business involves the deployment and use of highly technical systems. If these systems infringe upon the intellectual property rights of others, we could be subject to claims of violating the rights of others. In such a case, we may seek to enter into royalty or licensing arrangements for the technology, but there is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or to design around the technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. A successful claim of infringement against us or our failure or inability to license infringed or similar technology could result in substantial monetary damages or in our inability to sell our products and services without redeveloping them. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may harm our business and prospects.

If our third party suppliers fail to provide us with key components and services on a timely basis, our costs could increase and our growth could be hindered

We currently rely on third parties to supply key components and services, which are available only from a limited number of suppliers, for the manufacture and assembly of our delivery and interactive systems. We may, in the future, be unable to obtain such components and services on the scale and within the time frames required by us on terms we find acceptable, or at all. If we are unable to obtain, or if we experience a delay in the delivery of, such components or services, we may be forced to incur significant unanticipated costs to secure alternative third party suppliers or adjust our operations. Additionally, certain electronic component parts used within our systems can be subject to temporary shortages because of general economic conditions. The occurrence of any of these events could increase our costs, hinder our growth and adversely affect our business and prospects.

Risks Related To Our Industry

Because we are in an industry characterized by rapidly changing technology, if we do not stay current in our product offerings and technology, our results of operation will be negatively affected

The television-based interactive services industry has been, and is likely to continue to be, subject to rapid and significant technological change, including continuing developments in technology that do not presently have widely accepted standards, in addition to frequent introductions of new services and alternative technologies, including new technologies for providing music and providing and displaying video services and Internet content. We expect that new technologies will emerge that may be superior to, or may not be compatible with, some of our current technologies, which may require us to make significant capital expenditures to remain competitive. In particular, we may have to incur capital expenditures to support digital or high definition television platforms in our hotel properties. Many of our competitors, including cable and Internet service providers, may have greater financial and technical resources to adapt to and capitalize on any such technological changes more effectively than we can. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. In part, we rely on third parties for the development of, and access to, communications and network technology. As a result, we may be unable to obtain access to new technology on a timely basis or on satisfactory terms. If we fail to adapt successfully to any technological change or obsolescence, or fail to obtain access to important technologies, our business, prospects, results of operations and financial condition would suffer a material adverse effect.

The introduction of new or improved technology could also result in material changes in the economics, regulations, intellectual property usage, and technical platforms on which our business relies. These changes could lower cost barriers for our competitors desiring to enter into, or expand their presence in, the television-based interactive services business. Increased competition may adversely affect the scale, source, and volatility of our revenue streams, cost structures and cash flow, and may require us to significantly change our operations.

Because our business is closely connected to the lodging industry, difficulties related to that industry could adversely impact our business and results of operations

Our results are closely connected to the performance of the lodging industry as our major customer base. In the lodging industry occupancy rates may fluctuate as a result of various factors. Reduction in hotel occupancy resulting from business, economic, or other events, such as significant international crises, acts of terrorism, war or public health issues, could adversely impact our business, financial condition and results of operations. The overall travel industry can be, and has been in the past, adversely affected by weaker general economic climates, geopolitical instability and concerns about public health. Any future terrorist attack or threat of an attack is also likely to adversely affect the travel industry, including lodging occupancy rates. Any reduction in occupancy rates, particularly if extended over a long period of time, will reduce our revenue opportunities, which would have an adverse impact on our financial condition and results of operations.

If we experience a lack of available quality programming or a change in available content, our profitability and cash flows could be reduced

Our profitability and cash flows are dependent on our ability to provide quality and popular programming to hotel guests. We currently provide hotel guests major movies which we obtain from movie studios. The quality and popularity of major movies available at any given time and from year to year can vary widely. Generally, the more popular titles at the box office will also be most popular with hotel guests. We also provide hotel guests independent films, most of which are non-rated and intended for mature audiences. Our ability to be profitable and generate positive cash flow depends upon our ability to provide content that hotel guests are willing to pay to view or listen to. However, we cannot predict the future popularity or quality of the movies or other content that we provide or may provide in the future. If, for any reason, such content became less popular than it is currently, or is not made available to us for distribution on a timely basis, our business could be adversely impacted. In addition, if any significant portion of the content we provide to hotel guests were to become unavailable, for reasons which could include licensing difficulties, governmental regulation or issues of public standards, our business would be adversely impacted.

Because we are dependent on others for our programming content, our inability to fulfill our contractual obligations with programming providers and/or increases in our costs or license fees could reduce our cash flow and profitability

Our guest room programming content is provided primarily by movie studios, major television networks and other providers, aggregators and distributors of entertainment content. We currently pay each of these parties a contractual fee for the right to distribute their programming in our installed guest rooms. If we are unable to fulfill our financial obligations under one or more content licensing agreements, the agreements may be terminated, resulting in a loss of our ability to provide certain content to hotel guests and a significant negative effect on our revenues and other operating results. In addition, we may be exposed to volatile or increased programming costs that may adversely affect our operating results. Our entertainment content providers may demand higher royalty rates or higher minimum payments than we are currently paying or may defer making their content available to us. In some cases, we may be obligated to pay for programming on the basis of the number of guest rooms we serve, rather than a percentage of the amount of revenue we earn from resale of the programming. In such a case, lower occupancy rates would negatively impact our operating income as well.

If hotel guests adopt widespread use of portable DVD players, video iPods or similar devices for in-room entertainment, our cash flow and profitability would be reduced

We operate in the hotel in-room entertainment business, which is highly competitive and may be sensitive to rapid growth in consumer adoption of portable video entertainment devices. In addition to competing directly for customers with a variety of other interactive service providers, we also compete indirectly with a developing array of portable consumer electronic devices, including portable DVD players, video iPods and similar devices, and laptop computers with the ability to play DVD movies and other electronically stored video entertainment. Continuing and rapid adoption of these types of portable electronic devices may lead hotel guests to prefer such devices for the delivery of in-room video entertainment. In turn, we may need to reduce our prices or license additional programming to remain competitive, resulting in our cash flow and operating income being negatively affected.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our operations may increase

There are several governmental regulations that materially restrict the operations of private broadband networks and wireless business systems. As we carry out our business plan, we may be required to obtain permits, post bonds and perform other tasks due to government regulation.

Specifically, we may be classified as a multi-channel video programming distributor, and thus may be subject to various provisions of the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the regulations promulgated under those acts. In addition, the Internet-based services offered by us may be affected by various laws and governmental regulations. While there are currently few laws or regulations directly applicable to access to or commerce on commercial online services, new laws and regulations are under debate by federal and local lawmakers and may be adopted. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which may cause a decline for our Internet-based services and products or have other adverse effects on our business. In addition, any legislative or regulatory changes restricting content that may be delivered over our systems, particularly mature content could significantly reduce our revenue and operating income. Federal, state, local and foreign laws and regulations are, or may be, the subject of a variety of judicial, administrative and legislative hearings and proceedings that could change, in varying degrees, the regulatory classification applicable to us and the manner in which we are regulated. We cannot predict the outcome of these proceedings or their impact on our operations at this time.

Because the laws relating to liability of internet service companies is unsettled and changing, we face uncertainty as to our potential liability or costs related to content carried on the internet and other consumer protection laws which may be passed

The law relating to the liability of Internet service companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against Internet service companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet. The adoption of any additional laws or regulations could increase our cost of doing business or otherwise harm our business.

If new securities legislation, such as the Sarbanes-Oxley Act of 2002, continues to increase our cost to remain in compliance with federal securities regulations, we may be unable to afford or attract officers and directors, comply with regulations, or even stay in operations

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act is to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we became subject to these rules and it is now more costly to remain in compliance with the federal securities regulations than it was as a private non-reporting company. Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a recent series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline

The selling shareholders are offering up to 38,944,140 shares of our common stock through this prospectus. This represents substantially more shares than we currently have issued and outstanding. Our common stock is presently traded on the Over the Counter Bulletin Board market system. Shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The shares of common stock covered by this prospectus, would, if issued in their entirety upon conversion of all of our Series C Convertible Preferred Stock, represent in excess of 96% of the total shares of common stock outstanding.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If we fail to remain current in our filings with the SEC, our securities will not be eligible for quotation on the Over-the-Counter Bulletin Board

As our shares are quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a limited grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock will find it more difficult to sell their shares.

Because our stock price may fluctuate in response to market and other factors, the price of our common stock could be depressed and result in substantial losses for us as well as investors purchasing our shares

The market price for our common stock has been and may continue to be volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

1.	variations in our quarterly operating results from our expectations or the expectations of securities analysts or investors;
2.	downward revisions in our estimates or securities analysts’ estimates or changes in general market conditions;
3.	announcements of technological innovations or new products or services by us or our competitors;
4.	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
5.	additions or departures of key personnel;
6.	investor perception of our industry or our prospects;
7.	insider selling or buying;
8.	reduction in the trading volume of our common stock;
9.	regulatory developments affecting our industry; and
10.	general technological or economic trends.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s time, attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

If we fail to meet our obligations under our registration rights agreement with the selling shareholders, our business could be significantly harmed.

We are subject to a binding agreement relating to the registration of the common stock issuable upon conversion of our Series C Preferred and all currently issued common stock beneficially owned by the holders of our Series C Preferred. Under this agreement, we are subject to significant penalties if we do not file a registration statement for the securities issued by September 14, 2007, obtain effectiveness of that registration no later than January 7, 2008, and maintain it for the required period of time. In the event that we fail to have this registration statement declared effective by the date described above, or fail to maintain the effectiveness of the registration statement thereafter, then we must pay the holders of such stock an amount equal to 2% of the aggregate purchase price paid by each holder, for each month the registration statement remains uncured. Additionally, failure to have a registration statement declared effective would result in our being in default of the terms of the Senior Secured Notes and the Series C Preferred. Such additional burdens can seriously damage our results of operations or even drive us out of business. There can be no assurance that this registration statement will be declared effect within the required time frame by the SEC, or that it will remain effective as required by the registration rights agreement.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The offering price of the common stock will not be determined by us, but by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

Of the 38,944,140 shares of the common stock being registered in this offering, only 529,624 of them are common shares which are currently issued and outstanding. Accordingly, there will be significant dilution to our existing shareholders upon the conversion of our Series C Preferred and the subsequent sale of these underlying common shares.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 38,414,516 shares of common stock underlying the Series C Convertible Preferred Stock held by the selling shareholders and all of the 529,624 currently issued and outstanding shares of common stock beneficially owned by them. 38,414,516 of the total 38,944,140 common shares being offered represents the total number of shares of common stock which may be issued upon the conversion of all of our outstanding Series C Preferred, with the total share figures for each selling shareholder being rounded to the nearest whole share. The number of shares to be issued upon conversion of the Series C Preferred may, under certain circumstances, be subject to certain cumulative and per-shareholder limits. In accord with the terms of the applicable registration rights agreement, however, we are registering all of the common stock which would be issued upon a conversion of all of the Series C Convertible Preferred Stock, without regard to any limits.

We are filing this registration statement in order to satisfy our obligations to the selling shareholders under their registration rights agreement.

The following table provides information regarding the total beneficial ownership of our common stock which would be held by each of the selling shareholders upon conversion of all of their Series C Preferred Stock as of September 14, 2007 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

Upon conversion of all of each party’s Series C Preferred Stock, the named party would beneficially own and have sole voting and investment power over all shares or rights to the underlying common shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Name of Selling Shareholder	CommonShares Beneficially Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Camofi Master LDC 350 Madison Ave, 8th Floor New York, NY 10017 Beneficial Holder: Keith Wellner	71,115	1,771,115	Nil	Nil
Cantone Office Center LLC 766 Shrewsbury AE Tinton Falls, NJ 07724 Beneficial Holder: Anthony Cantone	8,273,100	8,273,100	Nil	Nil
Crescent International Ltd c/o Cantara 84 Ave Louis-Casai CH-1216 Cointrin Geneva, Switzerland(1)	1,637,657	1,637,657	Nil	Nil
Marsha S. Glazer PO Box 997 3221 Proctor Lane Mercer Island, WA 98040	1,102,919	1,102,919	Nil	Nil
Lewis Jaffe c/o One Technology Dr., Bldg H Irvine, CA 92618	265,828	265,828	Nil	Nil
Edward Kelly 115 Llandovery Drive Exton, PA 19341	11,614	11,614	Nil	Nil
Paul Kelly & Kathleen Kelly 832 Wilde Ave Drexel Hill, PA 19026	11,614	11,614	Nil	Nil
Longview Fund LP c/o 600 Montgomery St., 4th Floor San Francisco, CA 94111 Beneficial Holder: Wayne Coleson	4,446,277	4,446,277	Nil	Nil
Marital Trust U/T Richard L. Owens Trust dated 11/24/92 2885 W Willow Lake Drive Peoria, IL 61614 Beneficial Holder: Richard Owens	1,102,919	1,102,919	Nil	Nil
Midsummer Investment Ltd 295 Madison Ave, 38th Floor New York, NY 10017 Beneficial Holder: Scott D. Kaufman	6,708,175	6,708,175	Nil	Nil
Palisades Master Fund LP c/o 300 Colonial Center Pkwy St Roswell, GA 30076 Beneficial Holder: Andrew Reckless	12,260,529	12,260,529	Nil	Nil
David L Parker (2) c/o One Technology Dr., Bldg H Irvine, CA 92618	421,820	421,820	Nil	Nil

Plus Four Private Equities LP 2532 Dupont Drive Irvine, CA 92612 Beneficial Holder: Todd Pickup	885,557	885,557	Nil	Nil
Andrew Rubenstein PO Box 997 3221 Proctor Lane Mercer Island, WA 98040	45,018	45,018	Nil	Nil

(1) Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(2) includes shares held by Kilvarock Holdings, Inc. as well as shares provided in settlement and shares issuable upon conversion of our Series C Preferred.

Except as set forth below, none of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder or lender as described herein at any time within the past three years, or;
(2)	has been one of our officers or directors.

Lewis Jaffe is our President, Chief Executive Officer, and a Director.

Anthony Cantone, who beneficially owns the stock held by Cantone Office Center, LLC, is one of our directors.

Plan of Distribution

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this

Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Proceedings

We are not currently a party to any material legal proceeding.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of September 14, 2007 are as follows:

Current Executive Officers and Directors:

Name	Age	Position with Registrant
Lewis Jaffe	50	President, Chief Executive Officer, and Director
David Malm	41	Director
Eric H. Winston, Sr.	60	Director
Anthony Cantone	48	Director
Elizabeth Salmon	46	Chief Operating Officer
Brian Weiss	36	Interim Chief Financial Officer

Set forth below is a brief description of the background and business experience of each of our directors and executive officers for the past five years.

Lewis Jaffe - President, Chief Executive Officer, Director. On February 17, 2006, the Board appointed Mr. Lewis Jaffe to the Board of Directors and as President and Chief Executive Officer of our company. Mr. Jaffe, 50, brings to SVI Media more than 20 years of executive management experience having led or engineered the growth or successful turnarounds of more than 20 under-performing companies in a variety of industries with market capitalizations ranging from $50 million to over $1 Billion.  He currently is a member of the Board of Directors of Benihana, Inc.  (NASDAQ: BNHN), the nation's largest chain of Japanese teppanyaki and sushi theme restaurants, where he serves on the audit and corporate governance committees and is involved with the Company’s strategic planning process.

Prior to joining the Company he served as the COO of Verso Technologies (VRSO:NASDAQ) and Glowpoint (GLOW:NASDAQ) after selling PictureTel (PCTL:NASDAQ) in the fall of 2001.

David Malm - Director. On May 31, 2006, the Board appointed Mr. David Malm to the Board of Directors. Mr. Malm is a General Partner of Webster Capital, a private equity firm.  Prior to joining Webster Capital, Mr. Malm was a General Partner with Halpern Denny & Co and was an associate at Bain Capital, where he was responsible for strategic analysis, financial analysis and transaction structuring of leveraged buyouts in a variety of industries.  Previous to joining Bain Capital, he worked in the strategy consulting practice at Bain & Company. And prior he worked in the Investment Banking Group at Morgan Stanley & Company. Mr. Malm serves on the Board of Directors of Team Express, Beacon Hospice, Access Spectrum, Pathfire, Decision Management International, EnduraCare Therapy Management, OnCURE Medical Corp. and Total Sleep Holdings, Inc., and has served on several video and media industry board of directors such as Ascent Media Group and Todd-AO Corporation.

Mr. Malm is a graduate of Brown University, magna cum laude, and received an M.B.A. from the Harvard Business School. Mr. Malm is considered an independent director.

Eric H. Winston, Sr. - Director. Eric H. Winston, Sr. has been a Director of the Company since August 27, 2007. In1985, Mr. Winston founded E. H. Winston & Associates, a management consultant in the areas of operational and financial restructuring, strategic validation and profitable business growth. Since 1999, Mr. Winston has also served as the President and Chief Executive Officer of Inisoft Corporation, a software development company. From 1997 through 1998, Mr. Winston was President and Chief Executive Officer of Microforum, Inc., an online enterprise solutions developer. From 1994 through 1996, Mr. Winston was President and Chief Operating Officer of Sound Source Interactive, Inc., an interactive CD-Rom publisher of entertainment content. Mr. Winston was President and Chief Executive Officer of Computer Data Information Systems, Inc., an enterprise software developer, from 1985 to 1991. Mr. Winston received a B.A. in Business Administration from Memphis State University, Memphis, Tennessee. Mr. Winston is considered an independent director.

Anthony J. Cantone - Director. Anthony J. Cantone, 48 years old, has been the owner and President of Cantone Research Inc. since 1995, an NASD Broker/Dealer established in 1989. He has also served as Managing Member of Cantone Office Center LLC, a private equity firm established in 1998; and, has been the largest shareholder of Symbollon Pharmaceuticals, Inc., a publicly traded biotech company traded on the bulletin board. Mr. Cantone is a Register Investment Advisor, Register Security Analyst, and manages investment portfolios of more than 250 clients. Prior to acquiring Cantone Research Inc in 1995, he worked as a securities analyst and vice president of investments at Gruntal & Co. from 1987 to 1994. He wrote numerous research reports on small publicly traded companies that had little or no analyst coverage. Prior to his tenure at Gruntal, Mr. Cantone worked at three investment broker/dealer firms from 1982 to 1987, including Janney Montgomery Scott, Advest, and Dean Witter Reynolds where he attended their formal 6-month Financial Consultant training program at the World Trade Center in New York City. Prior to becoming a registered representative, Mr. Cantone worked in the asset based lending division of Chemical Bank in New York City as a field auditor for companies seeking loans from the bank. Mr. Cantone graduated from Pace University in the financial district of New York City with a degree in Finance and Accounting in 1980. Mr. Cantone was elected to the board at our annual shareholder’s meeting held August 27, 2007.

Elizabeth Salmon - Chief Operating Officer. Ms. Salmon has been Chief Operating Officer at OxfordSVI, Inc. since its formation in July 2006. For 13 years prior to that, Ms. Salmon was the President and Chief Operating Officer of SVI Systems, Inc., a systems-based solutions provider to the hospitality and healthcare industries in the U.S. Under her leadership, SVI became the third largest pay-per-view provider to the hospitality market, later adding high-speed internet and surveillance systems to round out their hospitality product line which also included a 24-hour call center and a national field service network. Ms. Salmon began her tenure at SVI Systems in 1988 as the Controller and was soon promoted to Chief Financial Officer in 1989. Prior to joining SVI Systems, she was an audit manager at Price Waterhouse LLP (currently PricewaterhouseCoopers LLP) where she served such Fortune 500 clients as Caterpillar, Inc. and well as many others. Ms. Salmon, a Certified Public Accountant, has a Bachelor of Business Administration degree from St. Mary’s College in South Bend, Indiana.

Brian Weiss - Interim Chief Financial Officer. Mr. Weiss was appointed by the Board as interim CFO of the company on March 20, 2007. Mr. Weiss has over 13 years of experience in corporate finance.  Mr. Weiss currently serves as the Managing Director of BSW & Associates, a firm he founded in November, 2005, which specializes in corporate finance, accounting, SEC reporting, restructuring and mergers and acquisitions. Mr. Weiss also serves as a Senior Advisor to Ocean Park Advisors LLC. From 2004 to 2005, Mr. Weiss served as Vice President of Finance, North America for Tomy Corporation, a subsidiary of Tomy Co., Ltd., one of the world’s largest toy companies.  From 2002 to 2004, Mr. Weiss served as Financial Controller for Jazz Semiconductor (AMEX: JAZ). From 2000 to 2002, Mr. Weiss served as Corporate Controller for Avamar Technologies. Mr. Weiss received his M.B.A from the University of Southern California, and a B.S. in Accounting from San Diego State University. He is also a Certified Public Accountant and was employed by PricewaterhouseCoopers LLP.

Significant Employees

We are largely dependent on the work and skills provided by certain key executive officers in the operation and growth of our company. At this time, we have only entered into an employment agreement with Mr. Jaffe. As described above, Mr. Weiss assists the Company under the terms of a consulting agreement. We do not we maintain insurance on their lives, or on the lives of any other officers or employees. The loss of any of their services, or the failure of such individuals to perform their job functions in a satisfactory manner, could have a material adverse effect on our business.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 14, 2007, the beneficial ownership of our common stock by each executive officer, director, and nominee by each person known by us to beneficially own more than 5% of our common stock and our Series C Convertible Preferred Stock by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on shares of common stock issued and outstanding on September 14, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as described in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated, the address of each person named in this table is c/o SVI Media, Inc., One Technology Drive, Building H Irvine ,CA 92618.

Name and Address of Beneficial Owner	Common Stock Issued and Outstanding	Common Stock Issuable Upon Conversion of Series C Preferred Stock	Beneficial Owner’s Total Percent of Common Stock Upon Conversion of Series C Preferred Stock(1)
Lewis Jaffe One Technology Drive ,Building H Irvine, California 92618 President, Chief Executive Officer and Director	29,029	265,828	0.65%
Elizabeth Salmon 1529 W. Altofer Dr. Peoria, IL 61655 Chief Operating Officer	-	-	-
Brian Weiss One Technology Drive ,Building H Irvine, California 92618 Interim Chief Financial Officer	-	-	-
David Malm One Technology Drive, Building H Irvine, California 92618 Director	-	-	-
Eric H. Winston, Sr. Director	-	-	-
Anthony Cantone Director	-	8,273,100(2)	20.37%
All executive officers, directors, and nominees as a group (6 persons)	29,029	8,538,928	21.02%

5 Percent Shareholders

Name and Address of Beneficial Owner	Common Stock Issued and Outstanding	Common Stock Issuable Upon Conversion of Series C Preferred Stock	Beneficial Owner’s Total Percent of Common Stock Upon Conversion of Series C Preferred Stock(1)
Palisades Master Fund, LP c/o 300 Colonial Center Pkwy St Roswell, GA 30076 Beneficial Holder: Andrew Reckles	77,933	12,182,596	30.18%
Midsummer Investment Ltd. 295 Madison Ave, 38th Floor New York, NY 10017 Beneficial Holder: Scott D. Kaufman	48,506	6,659,669	16.51%
Longview Fund, LP c/o 600 Montgomery St., 4th Floor San Francisco, CA 94111 Beneficial Holder: Wayne Coleson	25,000	4,421,277	10.95%
David Parker One Technology Drive ,Building H Irvine, California 92618 Vice Chairman and Director	247,071(3)	174,749	1.04%(4)

(1)	Percentages are based upon 40,619,355 total shares of common stock issued and outstanding upon conversion of all of the Series C Convertible Preferred Stock.

(2)	Consists of shares held by Cantone Office Center, LLC

(3)	Includes 37,071 shares held by Kilravock Holding, Inc., a Nevada corporation.

(4)	Mr. Parker beneficially owns 15.4% of our currently issued and outstanding common stock.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share. As of September 14, 2007, there were 1,604,839 shares of our common stock issued and outstanding. Our common shares are held by approximately 191 stockholders of record. We have also issued 23,048.7093 shares of Series C Convertible preferred stock to a total of fourteen (14) stockholders.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Two holders of our common stock, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

We have previously designated and issued Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. As part of the Exchange Transaction that took place on July 16, 2007, Series A Convertible Preferred Stock having outstanding stated value and accrued dividends of $4,000,000 and $134,040, respectively were exchanged on a basis of 0.25 shares of Series C Preferred (for a total of 1,033.51 shares) for each $1,000 of amounts owed. As part of the same exchange transaction, Series B Convertible Preferred Stock having outstanding stated value and accrued dividends of $3,857,000 and $128,179, respectively were exchanged on a basis of 0.25 shares of Series C Preferred (for a total of 996.30 shares) for each $1,000 of amounts owed. As a result of the exchange transaction, there are no shares Series A or Series B Preferred Convertible Stock issued and outstanding.

There are currently 23,048.7093 shares of Series C Convertible Preferred Stock issued and outstanding. The holders of the Series C Preferred have the following rights and preferences:

Dividends
The Holders are entitled to receive cumulative dividends at a rate of 7.0% per annum. Dividends are payable in shares of Series C Preferred, payable quarterly beginning on October 1, 2008, and ending upon the earlier of four years from the date of issuance or the forced conversion date.

Conversion
Each share of Series C Preferred is convertible at the option of the holder at any time into common stock by dividing the face value per share of $1,000 by the conversion price ($0.60 or 1,667 shares of common stock), subject to adjustments for dividends. Upon the four year anniversary from the date of issuance, each share of Series C Preferred outstanding will be automatically converted into common stock.

Upon the occurrence of certain events for each 22 consecutive trading day periods (i) the VWAP for each 22 consecutive trading day period exceeds $1.50 per share and (ii) the volume for each trading day period exceeds 1% percent of the then issued and outstanding shares of common stock, the Company may cause each holder to convert all or part of such holder’s Series C preferred.

In the event the Company issues additional shares of common stock at a price per share lower than the Series C Preferred conversion price, the Series C Preferred are entitled have their conversion price reduced to such amount.

Voting
The holders of shares of Series C Preferred are entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote, notwithstanding any limitations on the actual number shares which may be issued upon conversion of the Series C Preferred Stock.

Liquidation Preference
Each holder of the Series C Preferred is entitled to receive upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, amounts equal to the stated value per share, plus accrued and unpaid dividends and any other fees or liquidated damages owing upon before any payments to the holders of common stock.

Redemption
The Preferred Stock is redeemable for cash at a premium equal to the respective stated value plus accrued dividends upon the occurrence of certain contingent events that include registration effectiveness requirements pursuant to an executed registration rights agreement. As a result, the Company carries the Preferred Stock outside of stockholders' equity. In the event a redemption event becomes probable, the Company would be required to adjust the carrying value to redemption value.

In the event of default, the holder of the Series C Preferred may demand redemption based on (i) the greater of (A) 120% of the stated value and (B) the product of (a) the volume weighted-average price (“VWAP”) on the trading day immediately preceding the date of the default and (b) the stated value divided by the then set conversion price, (ii) all accrued but unpaid dividends, (iii) all liquidated damages and other amounts due in respect to the Preferred Stock. At the option of the holder, the determined redemption can be paid in cash or converted into common stock at a rate of 75% of the average of the 10 VWAP immediately prior to the date of election. As of the reporting date, the Company's management has determined that the likelihood of such redemption is not probable.

Registration Rights Agreement
The Company entered into a registration rights agreement with the holders of the Senior Secured Debt and the Series C Preferred whereby the Company is required to file an initial registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the Series C Preferred under the Securities Act within sixty days of the Exchange Agreement (or September 14, 2007). The registration statement must then be declared effective no later than 175 calendar days (January 7, 2008), in the event of a full review by the Securities and Exchange Commission, or in the event of no review, 90 days from the initial filing date.

In the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, or fails to maintain on the registration statement the effectiveness of the registration statement thereafter, then the Company must pay the Holders an amount equal to 2% of the aggregate purchase price paid by each Holder, for each month the registration statement remains uncured. Additionally, failure to have a registration statement declared effective would result in the Company being in default of the terms of the Senior Secured Notes and the Series C Preferred would be in default of this provision.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future, except as we are required to do so as part of our obligations to the preferred stock holder.

Share Purchase Warrants

Including employee stock options, there are issued and outstanding warrants to purchase up to 71,000 shares of our common stock at between $15.00 and $240.00 per share.
Options

We have issued options to purchase 10,667 common shares to certain employees at an exercise price of $60.00 per share.

Convertible Securities

Our 23,048.7093 outstanding shares of Series C Convertible Preferred Stock are convertible into as many as an estimated 38,414,516 shares of our common stock, although conversion restrictions limit the number of shares of common stock into which each individual holder of the Preferred Stock convert his holdings to a cumulative total of 9.99% of the number of shares of common stock issued and outstanding immediately after giving effect to the issuance of new common stock upon the conversion. Upon the four year anniversary from the date of issuance, each share of Series C Preferred outstanding will be automatically converted into common stock.

Upon the occurrence of certain events for each 22 consecutive trading day periods (i) the VWAP for each 22 consecutive trading day period exceeds $1.50 per share and (ii) the volume for each trading day period exceeds 1% percent of the then issued and outstanding shares of common stock, we may cause each holder to convert all or part of such holder’s Series C preferred.

In the event we issue additional shares of common stock at a price per share lower than the Series C Preferred conversion price, the Series C Preferred are entitled have their conversion price reduced to such amount.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The consolidated balance sheet of SVI Media, Inc. and subsidiaries as of December 31, 2006 and the consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended included in this registration statement on Form SB-2, of which this prospectus forms a part, have been included herein in reliance on the reports of McKennon Wilson & Morgan LLP., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated on October 13, 2003 under the laws of the state of Nevada. Our wholly-owned subsidiary OxfordSVI, Inc. was incorporated on May 31, 2006 as SVI Hotel Corporation under the laws of the state of Illinois.

Our Corporate History

We were incorporated in the State of Nevada on October 13, 2003. On June 29, 2005, we acquired all of the issued and outstanding common stock of Oxford Media Corp. by issuing 193,028 shares of our common stock and the assumption of Oxford’s liability to issue 26,667 shares of common stock to certain shareholders of Mergence created as a result of an agreement with Oxford. The share issuances reference here and elsewhere in this section are adjusted for our subsequent reverse split.

On July 6, 2005, we acquired all of the common stock of Creative Business Concepts, Inc., through the issuance of 173,083 shares of our common stock.

Upon the completion of these acquisitions, we had 484,763 shares of common stock outstanding, and Oxford and CBC become our wholly-owned subsidiaries.

The shareholders and management of CBC received a majority of the voting rights, a majority of the seats on the board of directors and control of the senior management positions of the combined entity. Accordingly, CBC was determined to be the acquiring entity for financial reporting purposes.

On September 1, 2005, CBC closed an Agreement and Plan of Reorganization with IT Networks, Inc., a California corporation in which CBC acquired each outstanding share of common stock of IT NET; we issued an aggregate of 13,333 shares of stock to the former shareholders of IT NET; CBC hired the key employees of IT NET; and IT NET became a direct, wholly-owned subsidiary of CBC. Upon the full integration of the IT NET operations, the corporate entity of IT Net was dissolved.

Effective December 31, 2005, we acquired PDHK Services, Inc., a privately held company specializing in content delivery software over wireless and IP networks. PDHK intellectual property and software enables true entertainment choices for consumers by empowering service providers with the technology required to deliver innovative, high-value, interactive services. PDHK technology constitutes the first and most comprehensive solution specifically designed to enable the delivery of high quality video services over wireless communication links and IP networks, with unprecedented security controls. PDHK’s software and technology enables us to add additional services to our WiMax deployment such as Video on Demand and other interactive services to drive additional revenue.

On May 26, 2006, we entered into a binding Memorandum Agreement with SVI Systems, Inc. to acquire from SVI all of the issued and outstanding shares of capital stock of SVI Hotel Corporation, a leading provider of Video-On-Demand movie systems, Free-to-Guest satellite systems, and high-speed Internet and information solutions to the hospitality industry.

On July 19, 2006, we entered into a Stock Purchase Agreement with SVI Systems, Inc. which was amended on August 3, 2006. The transaction was deemed effective on July 1, 2006, but actually closed on September 1, 2006. As a result of the acquisition, SVI became our wholly-owned subsidiary and then we merged one of our other subsidiaries, Oxford Media Corp. into SVI and changed its name to OxfordSVI, Inc.

On March 8, 2007, we completed the sale of all of the assets of CBC as described above. The sale was made to Creativecorp, Inc., and was deemed effective and closed as of the March 1, 2007. Creativecorp, Inc. acquired all of the assets of CBC in exchange for a total purchase price of $890,000 which is being paid out over time.

On August 27, 2007, we changed our name to SVI Media, Inc.

Our principal offices are located at One Technology Drive, Building H, Irvine, California 92618. Our phone number is (949) 727-3104 and our facsimile number is (949) 727-2043.

Description of Business

Our Business

Our primary business is providing equipment, content and support services for in-room entertainment and high-speed internet access to small and medium sized hospitality properties. We have a proprietary system comprised of hardware and software technology for the cost-effective delivery of Video-on-Demand (“VOD”), on a pay-per-view basis.

Our technology platform has three major components; proprietary software, video server and in-room equipment. We provide content that is rented in the hotel room on demand. We also maintain relationships with a variety of major content providers including Hollywood studios, independent movie producers, and numerous sources for music and music videos. We are also a reseller of DIRECTV®, whereby we receive monthly recurring revenue from free-to-guest (“FTG”) television services. We also provide customer support services VOD systems and high-speed internet access using our integrated call center located in Peoria, IL and our field service organization located throughout the United States.

We plan to continue to grow our business through the growth of our customer base and sales of our VOD systems using the benefits that come from our technology to save costs and to increase our revenues produced. Specifically, this will result in increases in the number of hotels using our products and services, as well as increasing revenue produced per room.

Our strategy includes two major growth drivers; adding hotel properties and generating more revenue per room. We are well positioned for this growth with our base of over 2,400 hotel properties that we deliver our VOD and/or high-speed internet access (“HSIA”) services. Our important differentiation in the marketplace is a combination of our lower price points for the technology that enables the delivery of our VOD content well as our ability to deliver superior customer support services.

There are external factors which will help with our growth as well. In the near term, the biggest driver we see is the move to high-definition (HD) content. During 2008, we expect to introduce our next generation product which will be scalable to properties with rooms ranging from 70 to well over 1,000. Our technology makes it viable for hotels to deploy HD at their own pace, allowing upgrades to occur over time without compromise to their delivery of standard definition content. We believe we are the first company to take this approach and it should give us a competitive advantage in the marketplace. Our ability to enable a reasoned and economic upgrade path for our client hotels is a further reflection of our commitment to attend to the needs of our hotel customers. With the merger of our two largest competitors in the market it opens up opportunities as we are now positioned to be the competitive alternative to the largest provider in the industry and we are getting involved in proposals with larger hotel chains and higher-end properties than we have in years past. These properties also yield higher revenue per room rates than our current installed base.

Our sales strategy is to leverage our in-house sales team to up-sell our current installed base and find new customers while also working with an authorized dealer channel that delivers non-competitive technologies to a similar market demographic. Our hybrid model focuses direct efforts on management companies and brands, and leveraging the dealer channel where appropriate to capitalize on their relationships, marketing and ability to cover geographies where we do not have a direct presence. This sales strategy provides us greater exposure to new potential customers.

Another significant opportunity in the short-term is gaining more revenue per room from our installed base. This will be achieved by (1) upgrading our analog systems to digital systems, (2) providing more compelling content and (3) introducing opportunities for advertising revenue using our customer base.

The greater storage capacity of digital systems allows us to offer a broader selection of content that's appealing to a wider audience of hotel guests which is expected drive additional revenue per room.

The other new source of revenue includes introducing advertising to our customers on a revenue-share basis. We plan to add TV guide channel on the system with space available for advertising.

We will face significant challenges as we attempt to execute on our business plan in the foreseeable future. Currently, we are engaged in an effort to upgrade approximately 1,500 hotel properties from our VHS-based analog systems to our full digital service. In our experience, hotel properties featuring our digital system generate more revenue per-room, per-month than those featuring our older, analog system. Our ability to continue to operate while meeting our anticipated expenses will depend in part on our being able to convert a sufficient number of properties to our digital system on a month-by-month basis. We estimate that we will need to convert a minimum of approximately 30 properties per month to our digital system in order to experience the required revenue growth in this area of our business. In addition, our ability to meet our operating expenses will depend in part on establishing and expanding a significant flow of advertising revenues over the coming months. If we are unable to execute our planned technology upgrades in a timely fashion, and/or if we are unable to significantly expand our revenues through the sale of advertising, we may need additional capital to continue our operations and our business may fail.

Recent Developments

On July 16, 2007, we entered into a transaction whereby the holders of certain debt and preferred stock securities cancelled and exchanged their principal and accrued interest on outstanding debt and the face amount and accrued dividends on preferred stock into shares of our Series C convertible preferred stock. Under this Exchange Transaction, the Holders converted the following securities:

▪
Senior Notes - outstanding principal and accrued interest of $11,897,608 and $532,357, respectively,  were exchanged on a basis of one shares of Series C Preferred (for a total of 12,430 shares) for each $1,000 of amounts owed;

▪
SVI Notes - outstanding principal and accrued interest of $2,350,000 and $259,269, respectively, were exchanged on a basis of 0.50 shares of Series C Preferred  (for a total of 1,304 shares) for each $1,000 of amounts owed;

▪
Series A Convertible Preferred Stock - outstanding stated value and accrued dividends of $4,000,000 and $134,040, respectively, were exchanged on a basis of 0.25 shares of Series C Preferred  (for a total of 1,034 shares) for each $1,000 of amounts owed;

▪
Series B Convertible Preferred Stock - outstanding stated value and accrued dividends of $3,857,000 and $128,179, respectively, were exchanged on a basis of 0.25 shares of Series C Preferred  (for a total of 996 shares) for each $1,000 of amounts owed; and

▪
Other Notes - outstanding principal and accrued interest of $447,000 and $66,161, respectively were exchanged on a basis of 0.125 shares of Series C Preferred (for a total of 64 shares) for each $1,000 of amounts owed.

In addition, warrants to purchase common stock held by the Holders totaling 450,480 were cancelled.

In connection with the Exchange Transaction, we issued $4,210,526 face value, 12% senior secured promissory notes, due July 16, 2011. We received gross proceeds of $3,800,000 and converted $200,000 of secured promissory notes issued on June 29, 2007.  We also issued to the holders of the Senior Secured Notes 7,228 shares of Series C Preferred, which represented 30% of the fully-diluted shares on an as if, converted basis.

At our annual shareholder meeting held August 27, 2007, we changed our name from Oxford Media, Inc. to SVI Media, Inc.

Employees

We have 197 employees as of the date of this prospectus.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have one operating wholly-owned subsidiary, OxfordSVI, Inc., an Illinois corporation. On March 8, 2007, we completed the sale of all of the assets of our other wholly-owned subsidiary, Creative Business Concepts, Inc., a California corporation. As required under the agreements for the purchase of the CBC assets, we were required to change the name of CBC. On March 30, 2007, we changed the name of CBC to Oxford Professional Services Corp. We continue to refer to this subsidiary as CBC, however.

All of the financial information listed throughout this prospectus includes these subsidiaries. The subsidiaries’ financial information is included in the consolidated financial statements attached to this document. We did not come into existence until October 2003, while the subsidiaries were in existence for a substantially longer period of time. Oxford and CBC have maintained separate operations and financial reporting, both prior and subsequent to their acquisition.

Patents and Trademarks

Effective December 31, 2005, we consummated our transaction to acquire PDHK Services, Inc., a privately held company specializing in content delivery software over wireless and IP networks. This acquisition gave us the technology license formally held by PDHK used in the delivery of our content delivery over our future Private Broadband Networks.

We also acquired the following patents and trademarks as result of our acquisition of SVI Hotel Corporation:

Patent/Mark Serial Number	Description
6,009,465	Entertainment and Information Systems and Related Management Networks for a Remote Video Delivery System
6,167,443	Entertainment and Information Systems and Related Management Networks for a Remote Video Delivery System
6,535,588	Telephone Accessory Communications Device
6,775,518	Interactive Education System
6,842,785	Entertainment and Information Systems and Related Management Networks for a Remote Video Delivery System
74471259	Instant Entertainment
78773494	Internet by SVI
78773515	Security by SVI

Management’s Discussion and Analysis

Forward-Looking Statements

This prospectus contains forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. The analysis set forth below is provided pursuant to applicable SEC regulations and is not intended to serve as a basis for projections of future events.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF CERTAIN FORWARD-LOOKING TERMINOLOGY, SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “INTEND,” “ESTIMATE,” “BELIEVE,” OR COMPARABLE TERMINOLOGY THAT INVOLVES RISKS OR UNCERTAINTIES. ACTUAL FUTURE RESULTS AND TRENDS MAY DIFFER MATERIALLY FROM HISTORICAL AND ANTICIPATED RESULTS, WHICH MAY OCCUR AS A RESULT OF A VARIETY OF FACTORS. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, FACTORS DISCUSSED IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SET FORTH BELOW, AS WELL AS IN “RISK FACTORS” SET FORTH HEREIN. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. READERS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN OTHER REPORTS OR DOCUMENTS THAT WE FILE FROM TIME-TO-TIME WITH THE SEC.

Our Business

Among large, high-end properties, our business is currently dominated in the hospitality industry by two large providers, Lodgenet and On Command. In December 2006 Lodgenet announced the acquisition of the parent of OnCommand, Ascent Entertainment Group Inc. Lodgenet completed the acquisition on April 4, 2007. Their technology is mostly third-party therefore their services can only be delivered cost effectively to large, high-end facilities, and, even then, only at rates in excess of $350 per hotel room for 300 plus rooms, as quoted in their public filings. This price goes up as they are placed in smaller hotels.

Our systems are based on lower cost, using commodity-based part components coupled with our proprietary software, allowing for standard and high-definition transmission at much lower price points. Thus, the advantage of our systems over other larger competitors is that we can offer higher quality transmissions at a lower cost to our customers. This allows us to sell to lower end properties which have previously been underserved and largely unable to offer VOD type services to their patrons. In total, we offer such facilities the ability to generate revenue from VOD services, attain a higher hospitality rating, gain potential royalties from advertisements, and even lower their costs on other related guest services for the 75 to 300 room hotel market.

Our acquisition of SVI Hotel Corporation gave us our current business focus of providing VOD movie systems, FTG, and HSIA and information solutions to the hospitality industry. We currently have an installed base in excess of 1,900 hotels and 155,000 rooms.

As we continue to grow our core business, management believes that the acquisition of SVI will bring substantial synergies between their installed base and Oxford's new technology.

To offset the decline in our in-room movie rentals, we have increased our pricing model for movies by a $1.00 per movie rental increase. We rent, on average, in excess of 80,000 movies per month, which if there is no change in the volume of sale will result in substantial additional revenue.

Our strategy for 2007 includes two major growth drivers; adding hotel properties and generating more revenue per room. We are well positioned for this growth starting with our base of over 2400 hotel properties that we deliver our VOD and/or HSIA services. Our important differentiation in the marketplace is a combination of our lower price points for the technology that enables the delivery of our VOD content well as our ability to deliver superior customer support services.

There are external factors which will help with our growth as well. In the near term, the biggest driver we see is the move to high definition (HD) content. During 2007, we will introduce our next generation product which will be scalable to properties with rooms ranging from 70 to well over 1,000. Our technology makes it viable for hotels to deploy HD at their own pace, allowing upgrades to occur over time without compromise to their delivery of standard definition content. We believe we are the first company to take this approach and it should give us a real competitive advantage in the marketplace. Our ability to enable a reasoned and economic upgrade path for our client hotels is a further reflection of our commitment to attend to the needs of our hotel customers. With the merger of our two largest competitors in the market it opens up opportunities as we are now positioned to be the competitive alternative to the largest provider in the industry and we are getting involved in proposals with larger hotel chains and higher end properties than we have in years past. These properties also yield higher revenue per room rates than our current installed base.

Another significant opportunity in the short-term is generating more revenue per room from our installed base. This may be achieved by; upgrading technology, providing more compelling content and the introduction of advertising revenue.

Over 1,500 of the properties acquired in the SVI transaction use an antiquated video tape-based head end to deliver content to the hotel rooms. These systems have limited content selection and a finite number of viewers at any given time. Upgrading these customers to a digital solution dramatically increases revenue per room simply due to additional content that can be stored in a digital system and the ability to have multiple people watching a movie all starting at different times. We have two digital systems available, our lower end Instant Entertainment (IE) system and the more robust eMOD system. The eMOD system which was developed by Oxford has more features including the ability to post charges to the hotel guests' room bill and full feature remote controls giving the user the ability to fast forward, rewind and pause while the IE system developed and deployed by SVI prior to the acquisition was developed by SVI does not have those features. Over 400 properties have the IE digital systems and these properties generate in excess of $2.50 more revenue per room per month which is why we are focusing on upgrading the 1,500 tape based properties to digital. The eMOD system produces over $10 higher revenue per room.

There are over 1,900 properties with either the IE tape based or digital systems. These systems do not automatically tune the television to the movie preview channel when the TV is turned on. In the fall of 2006, we deployed technology, on a test basis in 3000 rooms that tune to the TVs to the preview automatically and the initial results showed an additional $1.00 in revenue per room per month. The Company has started a program to deploy technology in approximately 20,000 rooms every six weeks until we have upgraded approximately 120,000 out of our 155,000 IE room base. We are working on unifying our eMOD and IE digital platforms which will help us lower costs and further penetrate the underserved market.

The greater storage capacity of digital systems allows us to offer a broader selection of content that's appealing to a wider audience of hotel guests which is expected drive additional revenue per room.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition.

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which requires us to make estimates and assumptions in certain circumstances that affect amounts reported. In preparing these financial statements, management has made its best estimates and judgments of certain amounts, giving due consideration to materiality. We believe that of our significant accounting policies (more fully described in notes to the consolidated financial statements), the following are particularly important to the portrayal of our results of operations and financial position and may require the application of a higher level of judgment by our management, and as a result are subject to an inherent degree of uncertainty.

Estimates
Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those related to revenue recognition, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, income taxes, valuation of derivative instruments, common stock and warrants issued and stock-based compensation. We base our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result. We believe the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition
We generate our revenues from the sale of products and services and recognize revenue when the following fundamental criteria are met:

▪	persuasive evidence that an arrangement exists;
▪	the products and services have been delivered;
▪	selling prices are fixed and determinable and not subject to refund or adjustment; and
▪	collection of amounts due is reasonably assured.

Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete. We provide for sales returns and allowances in the same period as the related revenues are recognized. We base these estimates on our historical experience or the specific identification of an event necessitating a reserve. To the extent actual sales returns differ from our estimates; our future results of operations may be affected. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

We principally generate our revenues from the following sources:

Guest Pay Services
Revenues from in-room video-on-demand (“VOD”) are generated when a hotel guest purchases the content the Company provides, upon the viewing of the content by the guest. We track the usage of such services through our VOD billing system. The pricing of these transactions is established through individual contracts with each hotel. Refunds are reflected net of revenue recognized.

In instances whereby the hotel guest elects to purchase the VOD content utilizing the credit card swiper option, the transaction is processed through our third-party credit card processing firm and the funds are remitted directly to us. When the hotel guest elects to have the cost of the movie included as part of its hotel bill or pays the hotel in cash, the hotel is contractually obligated to remit such amounts to the Company. Under these terms, we establish the price charged to the hotel guest, selects the content to provide, pays the suppliers for the content and bears credit risk of collecting payment from the hotel guest or hotel based. Under these terms, we serve as the principal with the customer, in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, and therefore recognizes revenue on a “gross” basis.

We are responsible for the delivery of the content, possesses royalty-based licenses with its content providers, bear the credit risk of collecting payment from the customer.

Free-to-Guest
Free-to-guest revenues include revenues generated from the sale of equipment allowing a hotel to receive DirecTV programming for its guests. Revenue is recognized in the period in which the equipment is installed. The hotelier contracts directly with DirecTV for the related programming services. We receive a residual commission related to such programming services and recognize revenue in the period in which such commission payments are received.

High-Speed Internet Access
High-speed internet access revenue includes the sale and installation of equipment and is recognized upon installation. In addition, this equipment has stand-alone value to the customer. The software used within these systems is not proprietary to the Company and can be supplied by other vendors unrelated to us.

We also provide ongoing maintenance, service and call center support services to hotel properties that have high-speed internet access regardless of whether we provide the equipment or internet access. Monthly service fees are received from such hotel properties and are recognized ratably over the term of the service contract.

Sales of VOD Systems
In addition to providing VOD content, we sell VOD systems to the hospitality industry through its sales force and a network of dealers. At the time of sale, we generally require the hotelier to enter into a content agreement whereby we provide training, customer support and loading of content. Currently, due to the limited sales history of selling the systems, we have not obtained vendor specific objective evidence to segregate the VOD server, software, and related upgrades, and customer service elements. Accordingly, revenues from the sale of the VOD systems are recognized ratably over the period of the content agreement, which is generally five years. As additional VOD systems are sold, we will analyze its sales and content trends to determine whether vendor specific objective evidence on each element sold is independent of one another. If it is determine that elements are sold on a stand-alone basis, the Company may recognize the sale of the VOD system upon shipment. The cost of the VOD system is being deferred and amortized to cost of sales over the respective service periods.

Accounts Receivable
We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that we have identified. While our credit losses have historically been within our expectations and the allowance established, we may not continue to experience the same credit loss rates as we have in the past.

Long-Lived Assets
We review the carrying value of long-lived assets such as property and equipment, intangible assets and goodwill whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized to reduce the carrying value of the asset to its estimated fair value.

Accounting for Income Taxes
We account for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, we determine deferred tax assets and liabilities based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The tax consequences of most events recognized in the current year's financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pre-tax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the financial statements. Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount on the consolidated balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and unless we believe that recovery is more likely than not, we must establish a valuation allowance.

We have provided a full valuation allowance against our U.S federal and state deferred tax assets. If sufficient evidence of our ability to generate future U.S federal and/or state taxable income becomes apparent, we may be required to reduce our valuation allowance, resulting in income tax benefits in our statement of operations. We evaluate the realizability of our deferred tax assets and assess the need for a valuation allowance quarterly.

Stock-Based Compensation
We account for stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment.” SFAS 123R requires that we account for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense, generally over the service period. The fair value of stock options is based upon the market price of our common stock at the grant date. We estimate the fair value of stock option awards, as of the grant date, using the Black-Scholes option-pricing model. The use of the Black-Scholes model requires that we make a number of estimates, including the expected option term, the expected volatility in the price of our common stock, the risk-free rate of interest and the dividend yield on our common stock. If our expected option term and stock-price volatility assumptions were different, the resulting determination of the fair value of stock option awards could be materially different and our results of operations could be materially impacted.

Accounting for Embedded Conversion Features and Warrants Issued with Preferred Stock and Debt Instruments
We accounted for embedded conversion features (“ECF”) and warrants issued with preferred stock and debt instruments in accordance with the guidance in paragraph 12 of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which requires the evaluation of an ECF from the respective instrument and separate accounting if the equity instrument(s) meet met certain criteria. The ECFs and warrants we issued with each of our Series A preferred stock, Series B preferred stock and $11.5 million in senior notes met all three criteria of paragraph 12 which requires bifurcation from the host instrument. These criteria include: (1) the conversion feature is not clearly and closely related to the host component, (2) the convertible instrument is not accounted for at fair value, and (3) the embedded conversion option meets the definition of a derivative in paragraph 6 of SFAS No. 133.

To assess whether or not the ECF would be classified as stockholders' equity if it were freestanding, management considered the guidance in EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. In assessing whether or not the conversion option would be classified as equity or a liability if it were freestanding, management determined whether or not the Series A convertible preferred stock is considered “conventional”. EITF 00-19 and EITF 05-2, “The Meaning of Conventional Convertible Debt Instruments in issue No. 00-19”, defines conventional convertible debt as debt whereby the holder will, at the issuer's option, receive a fixed amount of shares or the equivalent amount of cash as proceeds when he exercises the conversion option. We determined that our Series A convertible preferred stock was not “conventional”, and we considered all aspects of EITF 00-19, paragraphs 12-33.

The accounting treatment of derivative financial instruments requires that we record the ECF and warrants at their fair values as of each reporting date. Any change in fair value is recorded as non-operating, non-cash income or expense at each reporting date. The derivatives were valued using the Black-Scholes option pricing model.

Equity Instruments Issued with Registration Rights Agreement
We account for these penalties as contingent liabilities, applying the accounting guidance of SFAS No. 5, “Accounting for Contingencies”. This accounting is consistent with views established by the Emerging Issues Task Force (EITF) in its consensus set forth in EITF 05-04 (view C) and FASB Staff Positions FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which was issued December 21, 2006. Accordingly, we recognize the damages when it becomes probable that they will be incurred and amounts are reasonably estimable. We concluded at June 30, 2007 that the registration rights did not represent a liability under our existing registration rights agreement.  Additionally, in connection with the Exchange Transaction, the underlying securities and related agreements were cancelled and a new registration rights agreement was entered into under the terms of the Series C Preferred.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This pronouncement recommends a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company's tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The accounting provisions of FIN 48 became effective beginning January 1, 2007 and did not have an impact to our financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), Fair Value Measurements, to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).

SFAS 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS 157 with the fair value information disclosed under other accounting pronouncements, including SFAS 107, Disclosures about Fair Value of Financial Instruments, where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, at initial recognition and in all subsequent periods.

SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the effect of adopting SFAS 157 on their consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective for fiscal years beginning after November 15, 2007. We believe that the adoption of SFAS 159 will not have a material effect on our financial statements.

Results of Operations:

Results of Operations for the Six Months Ended June 30, 2007 and 2006

Service Revenues
Revenues generated from services consist primarily of video-on-demand pay-per-view content, monthly service fees, free-to-guest residuals, high-speed internet access call center and field support services.

Revenues for the first half of 2007 were $5,340,418 compared to $21,834 for the comparable period in 2006. The increase resulted from the inclusion of revenues generated by SVI during the first half of 2007.  Revenues for the first half of 2006 exclude the amounts generated by SVI as the acquisition was consummated subsequent to June 30, 2006.

During the first half of 2007, we generated $4,385,675 from the sales of our VOD content representing monthly revenue per room of $4.68.

During the first half of 2007, we generated $490,300 and $464,443 of revenues from HSIA services other service revenues, respectively.

Product Revenues
Revenues for the first half of 2007 were $804,161 compared to $79,002 for the comparable period in 2006. The increase resulted from the inclusion of revenues generated by SVI and revenues generated from the shipment and/or installation of our eMod systems.

Gross Profits from Services Revenues
Gross profit for the first half of 2007 was $4,103,230 compared to a gross loss of $56,966 for the comparable period in 2006. Our gross margin for the first half of 2007 for VOD content was $3,155,479 or 72%.

Gross Profit from Product Revenues
Gross profit from product revenues for the first half of 2007 was $296,874 or 37% compared to a gross loss of $47,653 or (60%) for the comparable period in 2006.

Selling, General and Administrative
Selling, general and administrative expenses for the first half of 2007 were $8,711,690 compared to $6,558,227 for the comparable period of 2006. The increase during the first half of 2007 resulted from the inclusion of expense for SVI during the 2007 period.  The costs for the 2006 period exclude the amounts generated by SVI as the acquisition was consummated subsequent to June 30, 2006.

During the first half of 2007, we incurred approximately $383,000 of expenses relating to employee severance agreements and an investment banking agreement.  During the first half of 2007 and 2006, we incurred $113,125 and $3,431,625 of non-cash stock-based compensation under employment contracts, respectively.

Interest Expense
Interest expense during the first half of 2007 includes amounts outstanding under our Senior Notes, SVI Acquisition and other outstanding notes and accretion of our Series A and Series B convertible preferred stock which was in default as of June 30, 2007.

For the first half of 2007, interest expense was $8,165,419 compared to $929,937 for the comparable period in 2006. Included in interest expense for the 2007 period is $1,052,401 and $6,381,894, respectively, of interest on our outstanding debt and non-cash interest expense relating to our Series A and Series B convertible preferred stock at June 30, 2007.

Amortization of Intangible Assets
Amortization of intangible includes software technology, customer relationships and a trade name from business combinations we completed.

For the first half of 2007 and 2006, amortization expense related to our intangible assets was $437,652 and $351,364, respectively.  The increase in 2007 resulted from the inclusion of amounts related to our acquisition of SVI.

Other Income
Other income for the first half of 2007 was $78 compared to $1,392 for the comparable period in 2006.

Change in Fair Value of Derivative Liabilities
During 2005, we issued Series A convertible preferred stock and in 2006, issued Series B convertible preferred stock and certain debt instruments which contained embedded conversion features and warrants which were deemed to be derivative instruments, requiring bifurcation from the respective host instrument. The changes in the fair value are recorded in each reporting period.

We recognized a gain on the fair value of our derivative liabilities was $8,903,849 for the first half of 2007 as compared to a loss of $2,579,755 for the comparable period in 2006.

The gain during the first half of 2007 resulted from (1) the decrease in our stock price from December 31, 2006 to June 30, 2007, (2) the exercise of the warrants underlying our debt instruments and (3) the issuance of additional warrants that were determined to be derivative instruments.

Preferred Stock Dividends
Preferred stock dividends consist of dividends on our Series A and Series B convertible preferred stock.

During the first half of 2007 and 2006, dividends totaled $316,323 and $160,000, respectively. The increase in dividends in 2007 resulted from inclusion of amounts due under our Series B convertible preferred stock which was issued August 3, 2006 through the conversion of previously issued and outstanding common stock.

Results of Operations for the Years Ended December 31, 2006 and 2005

On September 1, 2006, the Company acquired 100% of the outstanding stock of SVI Hotel Corporation, a wholly-owned subsidiary of SVI System, Inc. The result of operations from the date of acquisition which was deemed effective on July 1, 2006 for accounting purposes through December 31, 2006 are included in our consolidated financial statements.

On February 28, 2007, we sold certain assets and transferred certain liabilities related to our Creative Business Concepts, Inc. business unit. Management began discussions and efforts to sell these assets in the fourth quarter of 2006. In accordance with current accounting regulations, these results are presented on a historical basis as a separate line in the consolidated statements of operations and the consolidated balance sheet entitled“Discontinued Operations”. All of the financial information reflects only the results of our continuing operations.

	Year Ended December 31,
	2006	2005

Revenue:
Services	$5,249,425	$-
Products	1,241,692	54,618
	6,491,117	54,618
Cost of sales:
Cost of services	1,558,167	-
Cost of products	712,406	76,827
	2,270,573	76,827
Gross profit (loss)	4,220,544	(22,209)

Operating expenses:
Selling, general and administrative	17,616,447	4,779,650
Amortization of intangibles	1,561,129	136,032
Operating loss	(14,957,032)	(4,937,891)
Other income (expense):
Interest income	175	7,001
Interest expense	(6,195,643)	(507,714)
Loss on disposition of assets	(76,879)	-
Derivative liabilities	(6,932,907)	2,213,295
Loss before discountinued operations	(28,162,286)	(3,225,309)

Loss from discontinued operations, net of tax	(42,692)	(1,056,876)
Gain (loss) from sale of discontinued operations, net of tax	(300,000)	-
	(342,692)	(1,056,876)
Income taxes	-	-
Net loss	(28,504,978)	(4,282,185)

Preferred stock dividends	(447,287)	(80,000)
Net loss available to common stockholders	$(28,952,265)	$(4,362,185)

Basic and diluted net loss available to common stockholders:
Basic:
Loss from continuing operations	$(43.84)	$(9.62)
Income (loss) from discontinuing operations	(0.53)	(3.15)
	$(44.37)	$(12.77)
Dilutive:
Loss from continuing operations	$(43.84)	$(9.62)
Income (loss) from discontinuing operations	(0.53)	(3.15)
	$(44.37)	$(12.77)

Weighted-average common shares outstanding - Basic	642,358	335,212
Weighted-average common shares outstanding - Diluted	642,358	335,212

Revenues
For 2006, revenues increased $6,436,499 compared to 2005 primarily resulting from the inclusion of $6,169,946 generated by SVI from the accounting date of acquisition (July 1, 2006) through December 31, 2006. Additionally, beginning in the fourth quarter of 2006, we began actively sales of our VOD systems and related content.

Gross Profit
Gross margin represents revenues less cost of goods sold.

Our gross profit for 2006 increased by $4,242,753 from the comparable period in 2005, as a result of the inclusion of the income generated by SVI. Other factors contributing to the increase in gross profit are attributable to the sales of our VOD systems and VOD content which were not present in 2005.

Selling, General & Administrative
Our selling, general and administrative expenses include personnel costs, sales and marketing efforts, the costs of corporate functions, legal, public company, information systems, depreciation, and stock-based compensation.

Our SG&A expenses increased $12,700,765 from 2005. The change includes $5,347,031 of SG&A costs incurred by SVI from the date of the acquisition to December 31, 2006, full year costs associated with the acquisitions made during 2005, increased personnel costs, severance costs, $1,547,615 of depreciation and $4,874,791 in stock-based compensation. We incurred stock-based compensation for stock issued to employees, consultants and investor relations firms.

Amortization of Intangibles
Amortization of intangible includes assets acquired through business acquisitions and principally consists of intangible assets including software rights, customer relationships and the SVI trade name.

For 2006, the amortization of our intangible assets increased $1,425,097 from 2005. The change resulted from intangible assets purchased from our acquisitions of PDHK in December 2005 and SVI in July 2006. Included in the 2006 expense is $572,000 resulting from our impairment of our WiMAX technology acquired as part of the PDHK acquisition.

We originally planned to utilize the WiMax technology in the launch of a private broadband network; however, management has suspended further development effort to shift its focus to the development and sales of its VOD systems. As such, we have determined the utilization of this technology is not certain and has impaired its carrying value to zero during the fourth quarter of 2006.

Interest Expense
Interest expense increased $5,687,929 in 2006 from 2005. The change resulted primarily from the issuance debt instruments during 2006 for which the proceeds were used to acquire SVI and for general working capital purposes.

Through a series of negotiations with certain note holders, prior to the issuance of our Senior Notes in September 2006 and November 2006, we modified certain debt instruments through either extending the maturity date and/or other key provisions including the issuance of additional consideration in the form of common stock or warrants to purchase common resulting in non-cash charges $4,209,299. We also incurred non-cash charges relating to the amortization of debt discounts totaling $2,302,819 and liquidated damages relating to the non-filing of a registration statement for the Series B convertible preferred stock and the $1,500,000 note payable prior to their requirement date of $380,000.

Discontinued Operations
Loss from discontinued operations consists of the results of operations from our CBC business segment which was sold on March 1, 2007.  For the year ended December 31, 2006, we recorded a loss from discontinued operations of $42,692.  During the year ended December 31, 2005, these operations have been presented as discontinued operations totaling $1,056,876.

Change in Fair Value of Derivative Liabilities
During 2005, we issued Series A convertible preferred stock and in 2006 issued Series B convertible preferred stock and certain debt instruments which contained embedded conversion features and warrants which were deemed to be derivative instruments, requiring bifurcation from the respective host instrument.

On the date of issuance of our Series B Preferred and certain debt instruments, we were required to record non-cash charges totaling $4,536,561 because the fair value of the derivative instruments exceeded the net proceeds we received. Additionally, during 2006, we recorded the change in the fair value of our derivatives on our Series A Preferred and the change in the fair value from the date of issuance to December 31, 2006 on our derivative liabilities for our Series B convertible preferred stock and debt instruments of $2,396,346.

Preferred Stock Dividends
During fiscal 2006, we incurred dividends of $447,287, compared to $80,000 during 2005. The increase in dividends resulted from the issuance of our Series B Preferred during 2006 and the inclusion of full year dividends on our Series A Preferred issued in 2005.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities and other commitments in the normal course of business. The report of our independent registered public accounting firm on the consolidated financial statements for the year ended December 31, 2006 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern as a result of recurring losses, a working capital deficiency, and negative cash flows. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that would be necessary if we are unable to continue as a going concern.

At June 30, 2007, our cash balance was $14,459 and we had negative working capital of $3,233,067. Current liabilities at that date consisted primarily of accounts payable, accrued expenses, deferred revenue and the current portion of our long-term debt. As of June 30, 2007, we had $14,694,608 in debt obligations outstanding of which we were in default of the terms of such agreements for non-payment of accrued interest by the due date.

On June 29, 2007, we issued two Promissory Notes for aggregate cash proceeds of $200,000. The Promissory Notes while outstanding had a stated interest rate of 12% per annum. The Promissory Notes had a maturity date of the earlier of (i) written demand by the holders of the notes; or, (ii) December 31, 2007, unless due earlier in accordance with the terms of the Notes. On July 16, 2007, the outstanding principal balance of $200,000 was converted into Senior Secured Debt.

On July 16, 2007, we entered into a transaction whereby the holders of $15,552,394 in outstanding debt and accrued interest and holders of $8,119,219 of preferred stock and accrued dividends cancelled and exchanged amounts owed into shares of Series C convertible preferred stock.  On July 16, 2007, we also issued $4,210,526 face value, 12% senior secured promissory notes, due July 16, 2011. We received gross proceeds of $3,800,000 and converted $200,000 of secured promissory notes issued on June 29, 2007.

The holders of the Senior Secured Notes have a first priority lien on all of the Company's assets and are guaranteed by each of its subsidiaries. The Senior Secured Notes require the Company to repay the principal amounts in equal installments at a rate of 12% per quarter beginning September 30, 2009. Interest is payable based on a 360-day year at the stated rate every three months beginning October 1, 2007. In the event the Company is in default of the Senior Secured Notes, the default interest rate is 18% per annum, until such default has been cured.

We anticipate our current cash reserves including the funds received from the Senior Secured Notes in July 2007, plus its expected generation of cash from existing operations, anticipated capital expenditures and working capital will be sufficient to fund its anticipated operations to the middle of the first quarter of 2008. We will need to seek to obtain additional debt and/or equity financing sooner if we experience downturns or cyclical fluctuations in its business that are unforeseen, more severe or longer than anticipated, if it fails to achieve anticipated revenue targets, if we experience significant increases in the cost of content, or declines in the selling prices of our content.  Consequently, we will need to raise additional debt and/or equity capital in order to finance our business plan and needs for working capital. There is no assurance that the proceeds from future financings will be sufficient to obtain profitable operations.  Such financing(s), if available may increase our risk of not being able to service our debt obligations, and/or cause dilution to existing equity holders.

Cash Flows for the Six Months Ended June 30, 2007 and 2006

The following table sets forth our cash flows for the six months ended June 30, 2007 and 2006.

	2007	2006	Change
Provided by (used in):
Operating activities	$(827,299)	$(3,388,500)	$2,561,201
Investing	(428,919)	(315,911)	(113,008)
Financing	981,408	3,663,605	(2,682,197)

Operating Activities
Cash used in operating activities was $827,229 for the six months of 2007 compared to cash used of $3,388,500 for the same period in 2006. Operating cash flows for the six months of 2007 reflect our net loss of $2,866,678 which includes non-cash amounts, non-cash expenses and changes in working capital. During the first half of 2007, we experienced significant increases in our accounts payable and accrued expenses due to our liquidity constraints during this period. Included in our net loss for the first six months of 2007 are non-cash income items relating to the net change in the fair value of our derivative liabilities and the gain on the sale of our CBC business unit, partially offset by non-cash expenses (depreciation, amortization of intangible assets, stock-based compensation and interest) with a net, non-cash effect to our net loss of $(1,372,926).

Operating cash flows for the first six months of 2006 reflect operating losses of $10,582,448, partially offset by non-cash expenses of $7,409,863 including $3,431,625 of stock-based compensation, $2,579,755 for the change in the fair value of derivative liabilities and $811,666 of amortization of debt issuance costs.

Investing Activities
Cash used in investing activities was $428,919 for the first six months of fiscal 2007 compared to $315,911 for the comparable period of 2006. During the first quarter of fiscal 2007, our capital expenditures were primarily comprised of purchases of video-on demand equipment provided to our customers.

Financing Activities
Cash generated by financing activities was $981,408 for the first six months of 2007 compared to $3,663,605 for the comparable period of 2006.  During 2007, we received $830,000 from the exercise of common stock warrants and issued $200,000 of promissory notes.

Cash Flows for the Year Ended December 31, 2006 and 2005

The following table sets forth our cash flows for the years ended December 31, 2006 and 2005:

	2006	2005	Change
Provided by (used in):
Operating activities	$(5,641,935)	$(3,206,778)	$(2,435,157)
Investing	(7,268,332)	(137,390)	(7,130,942)
Financing	12,559,167	3,873,049	8,686,118

Operating Activities
Operating cash flows during 2006 reflect our net loss of $28,504,978 and increased working capital requirements, partially offset by non-cash charges (depreciation, amortization of intangible assets, stock-based compensation, non-cash interest expense including the amortization of debt discounts, debt extinguishment and the change in the fair value of derivative instruments) of $21,921,442.

Cash flow used in 2005 reflect the costs to develop our VOD business, implementation of our business plans and costs incurred for our reverse merger into a public company, offset by non-cash charges $1,047,826.

Investing Activities
Investing cash flows during fiscal 2006 reflect the cash paid of $6,390,000 to acquire SVI and capital expenditures of $878,332. During 2005, we used $150,573 for the purchase of capital expenditures.

Financing Activities
During fiscal 2006, we received net proceeds of $13,245,000 from the issuance of issuance of debt instruments, partially offset by the repayments of $571,710 of debt.

During 2005, we received proceeds, net of expense of $3,873,352, primarily resulting from the net proceeds of $3,760,000 from the issuance of the Series A Preferred.

Income Tax Carryforwards
At December 31, 2006, we had $10,435,627 available U.S. tax net operating loss carryforwards.

Disclosure of Contractual Obligations

The following table summarizes our commitments to settle contractual obligations in cash as of September 1, 2007 which gives effect to the Exchange Transaction:

	Year Ended December 31,
	2007	2008	2009	2010	2011	Total

Debt obligations	$-	$1,052,632	$2,105,264	$1,052,632	$-	$4,210,528
Capital leases	$11,449	$28,569	-	-	-	$40,018
Operating leases	$164,231	$404,661	$368,776	$382,730	$64,176	$1,384,574

	$175,680	$1,485,862	$2,474,040	$1,435,362	$64,176	$5,635,120

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.
Description of Property

Our principal executive office is located at One Technology Drive, Building H, Irvine, California 92618 where we lease approximately 23,252 square feet under a lease that expires in March, 2011. We also lease approximately 53,120 square feet in Peoria, Illinois, under two separate leases that expire in May 2008. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our business and operations. We currently sublease approximately 75% of our Irvine location to an unrelated subtenant.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

The following information has been adjusted based on the effect of our recent reverse stock split.

Effective July 1, 2006, we completed the financing arrangements for the acquisition of SVI Hotel, Inc. As part of those arrangements, our president and CEO, Lewis Jaffe, and one of our former directors, David L. Parker, became holders of our Secured Promissory Notes in the amount of $100,000 each. Each was required to participate by the other parties in the financing agreement. Upon purchasing the notes, Mr. Jaffe and Mr. Parker each received 1,000 shares of common stock and warrants to acquire 3,333 shares of our common stock at a purchase price of $15.00 per share with a term of five years.

As a result of the Exchange Transaction taking place on July 16, 2007, as described above, the obligations owing to Mr. Jaffe and Mr. Parker were converted to Series C Preferred. Mr. Jaffe was issued 142.0792 shares of Series C Preferred and Mr. Parker was issued 104.8493 shares of Series C Preferred.

Also on July 16 2007, the Company entered into a Settlement and Release Agreement with David L. Parker, a former employee and member of the Company’s board of directors. Mr. Parker agreed to terminate his employment agreement with the Company and waive all rights he might have to any further compensation or payment of any kind under an employment contract. As part of the agreement, the Company issued 210,000 shares of common stock to Mr. Parker. Mr. Parker also released the Company of $157,500 of accrued compensation.

Market for Common Equity and Related Stockholder Matters

Our common stock is currently trading on the OTC Bulletin Board under the symbol OXMI. On September 12, 2007 the closing sale price of our common stock was $0.015 per share. Our historic high and low closing prices for each quarter in our last two completed fiscal years and for the first two quarters of this fiscal year are as follows (all figures reflect pricing prior to the registrant’s recent 1-for-30 reverse split):

Fiscal Year Ended December 31, 2007
Quarter Ended	High $	Low $
March 31, 2007	$14.10	$3.90
June 30, 2007	$4.50	$0.90

Fiscal Year Ending December 31, 2006
Quarter Ended	High $	Low $
March 31, 2006	$68.70	$45.00
June 30, 2006	$57.30	$33.00
September 30, 2006	$34.80	$12.00
December 31, 2006	$19.50	$9.90

Fiscal Year Ended December 31, 2005
Quarter Ended	High $	Low $
March 31, 2005	$ N/A	$ N/A
June 30, 2005	$ N/A	$ N/A
September 30, 2005	$156.60	$81.00
December 31, 2005	$90.00	$40.50

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c)

contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling their securities.

Holders of Our Common Stock

Currently, we have one hundred and ninety-one (191) holders of record of our common stock.

Rule 144 Shares
In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 257,402 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, all persons who owned shares which would have qualified for resale under 144 have sold or cancelled their shares and securities issued since the Oxford acquisition have qualified for resale under these rules as of June 29, 2006.

Stock Option Grants

We have issued employee stock options to purchase 10,667 shares of our common stock at $60.00 per share.

Registration Rights

The selling shareholders have the right to require us to register with the US Securities and Exchange Commission all of the common shares which would be issued upon conversion of their Series C Convertible Preferred Stock. We are filing this registration statement in order to satisfy our obligations to these shareholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future, except as may be required as part of our obligation to our preferred stockholder.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our officers for all services rendered in all capacities to us for the fiscal years ended December 31 as shown, as adjusted for the recent reverse split of our stock.

The table below summarizes all compensation awarded to, earned by, or paid to the Company’s former or current executive officers for each of the last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David L. Parker, Vice Chairman of the Board	2006 2005	$303,365[1] $210,769	-0- -0-	$179,000 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$482,365 $210,769
Lewis Jaffe, Chief Executive Officer, President, Director	2006 2005	$283,750 n/a	-0- n/a	-0- -0-	-0- n/a	-0- n/a	-0- n/a	-0- n/a	$283,750 n/a
Brian Weiss, Interim Chief Financial Officer[2]	2006 2005	n/a n/a	n/a n/a	-0- -0-	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a n/a
Elizabeth Salmon, Chief Operating Officer	2006 2005	$92,308[3] n/a	-0- n/a	-0- -0-	-0- n/a	-0- n/a	-0- n/a	-0- n/a	$92,308 n/a
David Noyes, Former Chief Financial Officer, Secretary[4]	2006 2005	$250,000 $250,000	-0- -0-	-0- $380,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$250,000 $630,000
Herbert Presley, Former Executive Vice President[5]	2006 2005	$250,000 $250,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$250,000 $250,000

J. Richard Shafer, Former Executive Vice President[6]	2006 2005	$250,000 $250,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$250,000 $250,000
Thomas Hemingway, Former Chief Executive Officer and Former Chairman of the Board and Former Director[7]	2006 2005	$80,768 $250,000	-0- -0-	$766,000 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	$846,768 $250,000
1. As of the filing of our last annual report, Mr. Parker had agreed to defer salary due him in 2006 pending further discussion of his Employment Agreement. On July 16, 2007, we entered into Settlement and Release Agreement (the “Parker Settlement Agreement”) which is described more fully in our Current Report on Form 8-K filed with the Commission on July 20, 2007. Under the Parker Settlement, Mr. Parker voluntarily resigned all positions, titles, and offices held in the Company and all of its controlled and affiliated entities. Mr. Parker also agreed to terminate his employment agreement with us and waive all rights he might have to any further compensation or payment of any kind under that Employment Agreement. We agreed to issue to Mr. Parker 210,000 shares of our common stock as additional consideration under the Settlement Agreement.
2. Mr. Weiss began serving as an advisor to the Company on February 10, 2007. Mr. Weiss was appointed as our Interim Chief Financial Officer on March 20, 2007. In connection with his appointment, we entered into a professional services agreement with BSW & Associates, of which Mr. Weiss is a principal. Mr. Weiss is being compensated for his time at a rate of $255 per hour and has agreed to allocate us a reasonable amount of his time.
3. Ms. Salmon started working for the Company on July 1, 2006, which was when we acquired SVI Hotel Corporation.
4. Mr. Noyes was terminated by the Company on March 19, 2007.
5. Mr. Presley was terminated by the Company on March 19, 2007.
6. Mr. Shafer was terminated by the Company. On November 14, 2006 we entered into a Settlement Agreement with Mr. Shafer under which we agreed to recognize Mr. Shafer’s termination as mutual and not for cause, and to satisfy the Company’s obligation to continue to pay Mr. Shafer his current salary for a period of twelve months. Mr. Shafer agreed to honor his prior obligation and immediately convert the Company’s $420,000 promissory note issued in favor of Mr. Shafer into common stock of the Company at a conversion price of $60.00 per share. The Company and Mr. Shafer further agreed to release each other from all claims, losses, fines, penalties, damages, demands, judgments, debts, obligations, interests, liabilities, causes of action, breaches of duty, costs, expenses, judgments, and injunctions of any nature whatsoever, whether known or unknown. The Company and Mr. Shafer agreed to certain additional obligations under the Settlement Agreement.
7. Mr. Hemingway resigned from our Board and as our Chairman as of May, 16, 2006. We entered into a settlement agreement with Mr. Hemingway which provided for, among other things: his waiver of all rights he might have to any further compensation or payment of any kind under his prior Employment Agreement; his release of us and all of our controlled entities from all claims, losses, fines, penalties, damages, demands, judgments, debts, obligations, interests, liabilities, causes of action, breaches of duty, costs, expenses, judgments, and injunctions of any nature whatsoever, whether known or unknown; our issuance of 13,111 shares of our common stock to him; registration of 11,111 of those shares on a Form S-8; his “lock-up” of the shares registered under the Form S-8; and our release of Mr. Hemingway and his controlled or affiliated entities.

Outstanding Equity Awards

The table below sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for our named executive officers as of the end of our last completed fiscal year end:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David L. Parker, Vice Chairman of the Board	0	0	0	0	0	0	0	0	0
Lewis Jaffe, Chief Executive Officer, President, Director	0	0	0	0	0	0	0	0	0
Brian Weiss, Interim Chief Financial Officer	0	0	0	0	0	0	0	0	0
Elizabeth Salmon, Chief Operating Officer	0	0	0	0	0	0	0	0	0
David Noyes, Former Chief Financial Officer, Secretary	0	0	0	0	0	0	0	0	0
Herbert Presley, Former Executive Vice President	0	0	0	0	0	0	0	0
J. Richard Shafer, Former Executive Vice President	0	0	0	0	0	0	0	0	0
Thomas Hemingway, Former Chief Executive Officer and Former Chairman of the Board and Former Director	0	0	0	0	0	0	0	0	0

Stock Option Grants and Compensation to Directors

The table set forth below summarizes the stock option grants to our directors for our last completed fiscal year:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lewis Jaffe	$283,750	-0-	-0-	-0-	-0-	-0-	$283,750
David Malm	$22,500	-0-	-0-	-0-	-0-	-0-	$22,500
David Parker	$303,365	$179,000	-0-	-0-	-0-	-0-	$482,365
Nicholas J. Yocca, Former Director[1]	$22,500	-0-	-0-	-0-	-0-	-0-	$22,500
Stanley A. Hirschman, Former Director[2]	$22,500	-0-	-0-	-0-	-0-	-0-	$22,500

1. On February 21, 2007, Mr. Nicholas J. Yocca resigned as a Director effective that date. Mr. Yocca served on our Compensation Committee and our Audit Committee. Mr. Yocca did not cite his reasons for his resignation, and declined to provide any further details at the time of his resignation.
2. On February 21, 2007, Mr. Stan Hirschman resigned as our Chairman of the Board and as a Director effective that date. Mr. Hirschman served on our Compensation Committee and our Audit Committee. Mr. Hirschman cited disagreement with the Company on matters relating to our operations, policies, and or practices, but declined to provide any further details. In all other respects Mr. Hirschman’s departure was amicable.

Compensation to Directors

We pay our directors as follows:
A.	The Independent Members of the Board receive a “cash compensation” of $2500.00 for each “face to face” meeting with a minimum of one meeting to be scheduled at the end of each quarter.
B.	The Independent Members of the Board receive a “cash compensation of $900.00 for each telephonic Board Meeting of less than three (3) hours.
C.
When a telephonic Board Meeting exceeds the three (3) hour threshold, the Board Meeting will therein be deemed to be equal to a “face to face” meeting requiring “cash compensation” to each Independent Director of $2,500.00.

D.
Each Independent Member of the Board received a grant of 200,000 shares of the Company’s common stock on a post split basis.   The Stock is to vest in increments of one fourth (1/4) per quarter at the beginning of each quarter.

E.	Committee attendance and involvement by Independent Directors is compensated in line with the above schedule.

Stock Option Grants

We did not grant any stock options to the executive officers during our last fiscal year which ended December 31, 2006.

 Financial Statements

INDEX TO SVI MEDIA, INC.
(FORMERLY OXFORD MEDIA, INC.)
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
SVI Media, Inc. (formerly Oxford Media, Inc.)

We have audited the accompanying consolidated balance sheet of SVI Media, Inc. and its subsidiaries (collectively “SVI” or the “Company”) as of December 31, 2006, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of SVI's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SVI Media, Inc. and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 of the consolidated financial statements, the Company has incurred losses, has used cash in operating activities and has significant working capital and stockholders' deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
April 16, 2007

SVI MEDIA, INC. AND SUBSIDIARIES
(FORMERLY OXFORD MEDIA, INC.)
CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash	$14,459	$289,199
Escrow proceeds receivable	28,393	-
Accounts receivable, net of allowance for doubtful account of $136,975 and $138,429 at June 30, 2007 and December 31, 2006, respectively	595,229	602,454
Inventories	330,514	442,744
Deferred cost of sales	168,116	-
Assets held for sale	-	374,915
Other current assets	234,828	202,440
Total current assets	1,371,539	1,911,752

Property and equipment, net	4,304,786	5,043,558
Deferred cost of sales	530,143	548,346
Intangible assets, net	3,760,542	4,197,479
Goodwill	2,668,378	2,668,378
Other	186,000	186,000
Total assets	$12,821,388	$14,555,513

Liabilities and Stockholders' Deficit
Current liabilities:
Notes payables	$-	$2,797,000
Accounts payable	2,534,945	1,218,524
Accrued expenses	1,607,296	1,762,961
Deferred revenue	381,468	650,204
Current portion of capital lease obligation	28,515	33,376
Liabilities of discontinued operations	52,382	737,056
Total current liabilities	4,604,606	7,199,121

Deferred revenue	666,478	639,023
Notes payable, net of current portion	14,306,006	11,163,612
Accrued interest and dividends	990,646	-
Derivative liabilities	290,487	11,338,590
Capital lease obligation, net of current portion	9,505	24,344
Total liabilities	20,867,728	30,364,690

Commitments and contingencies

Preferred stock- $0.001 par value; 1,000,000 shares authorized
Issued and outstanding shares - 7,857 shares at June 30, 2007 and December 31, 2006	7,857,000	1,475,106

Stockholders' deficit:
Common stock - $0.001 par value; 100,000,000 shares authorized
Issued and outstanding shares - 1,394,839 and 915,382 at June 30, 2007 and December 31, 2006, respectively	1,394	914
Additional paid-in capital	22,432,250	17,868,786
Accumulated deficit	(38,336,984)	(35,153,983)
Total stockholders' deficit	(15,903,340)	(17,284,283)
Total liabilities and stockholders' deficit	$12,821,388	$14,555,513

The accompanying notes are an integral part of these consolidated financial statements

SVI MEDIA, INC. AND SUBSIDIARIES
(FORMERLY OXFORD MEDIA, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
Revenue:
Services	$5,340,418	$21,834	$5,249,425	$-
Products	804,161	79,002	1,241,692	54,618
	6,144,579	100,836	6,491,117	54,618
Cost of sales:
Cost of services	1,237,188	78,800	1,558,167	-
Cost of products	507,287	126,655	712,406	76,827
	1,744,475	205,455	2,270,573	76,827
Gross profit (loss)	4,400,104	(104,619)	4,220,544	(22,209)

Operating expenses:
Selling, general and administrative	8,711,690	6,558,227	17,616,447	4,779,650
Amortization of intangibles	437,652	351,364	1,561,129	136,032
Operating loss	(4,749,238)	(7,014,210)	(14,957,032)	(4,937,891)
Other income (expense):
Interest income	78	1,392	175	7,001
Interest expense	(8,165,419)	(929,937)	(6,195,643)	(507,714)
Loss on disposition of assets	-	-	(76,879)	-
Derivative liabilities	8,903,849	(2,579,755)	(6,932,907)	2,213,295
Loss before discountinued operations	(4,010,730)	(10,522,510)	(28,162,286)	(3,225,309)

Loss from discontinued operations, net of tax	(29,899)	(59,938)	(42,692)	(1,056,876)
Gain (loss) from sale of discontinued operations, net of tax	1,173,951	-	(300,000)	-
	1,144,052	(59,938)	(342,692)	(1,056,876)
Income taxes	-	-	-	-
Net loss	(2,866,678)	(10,582,448)	(28,504,978)	(4,282,185)

Preferred stock dividends	(316,323)	(160,000)	(447,287)	(80,000)
Net loss available to common stockholders	$(3,183,001)	$(10,742,448)	$(28,952,265)	$(4,362,185)

Basic and diluted net loss available to common stockholders:
Basic:
Loss from continuing operations	$(3.31)	$(18.49)	$(43.84)	$(9.62)
Income (loss) from discontinuing operations	0.94	-	(0.07)	(3.15)
	$(2.37)	$(18.49)	$(43.91)	$(12.77)
Dilutive:
Loss from continuing operations	$(3.31)	$(18.49)	$(43.84)	$(9.62)
Income (loss) from discontinuing operations	0.94	-	(0.07)	(3.15)
	$(2.37)	$(18.49)	$(43.91)	$(12.77)

Weighted-average common shares outstanding - Basic	1,211,992	569,205	642,358	335,212
Weighted-average common shares outstanding - Diluted	1,211,992	569,205	642,358	335,212

The accompanying notes are an integral part of these consolidated financial statements

SVI MEDIA, INC. AND SUBSIDIARIES
(FORMERLY OXFORD MEDIA, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2004	170,833	$171	$274,830	$(1,839,533)	$(1,564,532)
Stock issued for cash	7,083	7	474,993	-	475,000
Purchase and retirement of stock	(417)	-	(25,000)	-	(25,000)
Stock issued for services	39,333	39	2,359,961	-	2,360,000
Stock issued in satisfaction of purchase obligation	26,667	27	47,973	-	48,000
Warrants issued for services	-	-	109,416	-	109,416
Stock issued for acquisitions of:
Becoming Art Inc.	96,152	96	(96)	-	-
Oxford Media, Corp.	166,361	166	1,057,193	-	1,057,359
IT Networks, Inc.	1,667	2	99,998	-	100,000
PDHK Services, Inc.	11,667	12	699,988	-	700,000
Warrants issued with a convertible promissory note	-	-	246,764	-	246,764
Beneficial conversion option of convertible promissory note	-	-	246,764	-	246,764
Dividend on preferred stock	-	-	-	(80,000)	(80,000)
Net loss	-	-	-	(4,282,185)	(4,282,185)
Balance, December 31, 2005	519,346	520	5,592,784	(6,201,718)	(608,414)
Stock issued for conversion of warrants	13,333	13	19,987	-	20,000
Conversion of stock warrants into common stock	-	-	820,009	-	820,009
Warrant exercised for common stock	8,333	8	(8)	-	-
Warrants issued for services rendered	-	-	482,632	-	482,632
Stock compensation expense	33,333	33	2,157,186	-	2,157,219
Issuance of stock in exchange for termination of employment contracts	13,111	13	655,987	-	656,000
Stock issued in connection with issuance of note payable	9,167	9	589,991	-	590,000
Warrants issued in connection with note payable	-	-	291,000	-	291,000
Repricing of warrant	-	-	204,331	-	204,331
Stock issued for satisfaction of liability	1,000	1	59,999	-	60,000
Issuance of stock for settlement to shareholders of abandoned WTI acquisition	5,333	5	319,995	-	320,000
Stock issued to third parties for services rendered	53,725	54	1,198,886	-	1,198,940
Stock issued for prior extension of maturity date for notes payable	3,500	4	37,346	-	37,350
Warrants issued for prior extension of maturity date for notes payable	-	-	31,886	-	31,886
Stock issued for extension of note payable subsequently converted into Series B Preferred Stock	76,130	76	2,609,446	-	2,609,522
Issuance of Series B Preferred Stock in exchange for cancellation of common stock previously issued	(71,795)	(72)	(2,476,849)	-	(2,476,921)
Stock and warrants issued with Senior Notes	115,000	115	1,587,063	-	1,587,178
Stock and warrants issued in purchase of SVI Hotel Corporation	53,333	53	1,806,947	-	1,807,000
Stock issued for repayment of notes payable and accrued interest	73,375	73	1,580,177	-	1,580,250
Stock issued in payment of dividend	9,158	9	299,991	-	300,000
Dividend on preferred stock	-	-	-	(447,287)	(447,287)
Net loss	-	-	-	(28,504,978)	(28,504,978)
Balance, December 31, 2006	915,382	914	17,868,786	(35,153,983)	(17,284,283)
Stock compensation expense	-	-	113,125	-	113,125
Issuance of stock under employment agreement	3,333	3	(3)	-	-
Exercise of common stock warrants	276,667	277	829,723	-	830,000
Exercise of warrants previously classified as derivative liabilities	-	-	1,906,219	-	1,906,219
Issuance of warrants	-	-	238,035	-	238,035
Fair value assigned to common stock issued for repayment of accrued interest	-	-	520,068	-	520,068
Conversion of accrued interest into common stock	170,756	171	698,014	-	698,185
Conversion of preferred stock dividends into shares of common stock	28,701	29	258,283	-	258,312
Net loss	-	-	-	(2,866,678)	(2,866,678)
Preferred stock dividends	-	-	-	(316,323)	(316,323)
Balance, June 30, 2007 (unaudited)	1,394,839	$1,394	(22,432,250)	(38,336,984)	$(15,903,340)

The accompanying notes are an integral part of these consolidated financial statements

SVI MEDIA, INC. AND SUBSIDIARIES
(FORMERLY OXFORD MEDIA, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(2,866,678)	$(10,582,448)	$(28,504,978)	$(4,282,185)
Adjustments to reconcile net loss to net cash from operating activities:
(Gain) loss on sale of discontinued operations	(1,173,951)	-	300,000	-
Depreciation	1,078,564	71,122	1,547,615	114,145
Amortization of intangible assets	436,937	351,364	1,561,129	136,032
Stock-based compensation	113,125	3,431,625	4,874,791	2,517,416
Change in fair value of derivative liabilities	(8,988,949)	2,579,755	6,932,907	(2,213,295)
Extinguishment of derivative liabilities	85,100	-	-	-
Non-cash interest expense	6,901,962	-	-	-
Stock and warrants issued to extend notes payable	-	-	2,678,758	493,528
Amortization of debt discounts, premiums and debt issue costs	174,286	811,666	2,302,819	-
Modification of warrant	-	164,331	204,331	-
Excess value of common stock issued for dividends	-	-	60,000	-
Loss on disposition of equipment	-	-	76,879	-
Loss on extinguishment of debt	-	-	1,322,212	-
Changes in operating assets and liabilities, net of operating assets acquired and liabilities assumed:
Escrow proceeds receivable	391,705	-	-	-
Accounts receivable	98,589	(373,493)	(321,241)	312,435
Inventory	110,985	41,486	59,562	(101,448)
Prepaid and other assets	-	-	70,196	18,869
Other current assets	(32,388)	(118,039)	14,000	(5,124)
Accounts payable	1,862,859	72,577	760,389	(203,043)
Accrued expenses	1,423,767	86,587	243,695	129,709
Deferred revenue	(293,229)	74,967	343,152	(123,817)
Deferred cost of sales	(149,913)	-	(168,151)	-
Net cash used in operating activities	(827,229)	(3,388,500)	(5,641,935)	(3,206,778)

Cash flows from investing activities:
Purchases of property and equipment	(442,560)	(153,828)	(878,332)	(150,573)
Proceeds from sales of property and equipment	13,641	-	-	-
Cash received in acquisition of business	-	-	-	13,183
Acquisition of businesses, net of cash acquired	-	-	(6,390,000)	-
Other assets	-	(162,083)	-	-
Net cash used by investing activities	(428,919)	(315,911)	(7,268,332)	(137,390)

Cash flows from financing activities:
Net proceeds from the issuance of notes payable	200,000	3,500,000	6,295,000	615,000
Proceeds from exercise of common stock warrants	830,000	20,000	-	-
Proceeds from the issuance of Senior Notes	-	-	6,950,000	-
Net proceeds from issuance of preferred stock	-	-	-	3,760,000
Net proceeds from the issuance of common stock	-	-	-	450,000
Principal payments on notes payable	(28,892)	-	(400,000)	(853,561)
Proceeds from the exercise of warrants	-	-	20,000	-
Net borrowings on wholesale financing line of credit	-	147,665	(171,710)	(87,562)
Principal payments on capital lease obligations	(19,700)	(4,060)	(5,268)	(10,525)
Payment of dividends	-	-	(128,855)	-
Net cash provided by financing activities	981,408	3,663,605	12,559,167	3,873,352

Net increase (decrease) in cash and cash equivalents	(274,740)	(40,806)	(351,100)	529,184
Cash and cash equivalents at beginning of period	289,199	640,299	640,299	111,115
Cash and cash equivalents at end of period	$14,459	$599,493	$289,199	$640,299

The accompanying notes are an integral part of these consolidated financial statements

SVI Media, Inc. and Subsidiaries
(formerly Oxford Media, Inc.)
Notes to Consolidated Financial Statements

1.	ORGANIZATION AND BUSINESS

Organization
Through a series of planned transactions during 2005, Creative Business Concepts, Inc. (“CBC”) and Oxford Media Corp. (“Oxford”) were reorganized as wholly-owned subsidiaries of Oxford Media, Inc. (“OMI”) formerly Becoming Art, Inc. (“BEAI”), which was, prior to the reorganization, a public shell company with no operations and no significant assets or liabilities. For accounting purposes, CBC was considered the acquirer of Oxford and OMI. In addition, OMI acquired IT Networks, Inc. (“IT Net”) on September 1, 2005, PDHK Services, Inc. (“PDHK”) on December 31, 2005 and SVI Hotel Corporation (“SVI”) effective July 1, 2006. The accompanying consolidated financial statements include the assets, liabilities, and operations of CBC for all periods presented, and the assets, liabilities and operations of Oxford, OMI, IT Net, PDHK and SVI since the dates of their acquisitions See Note 4 for additional information related to the acquisitions. On July 29, 2005, BEAI changed its name to Oxford Media, Inc. At its annual shareholder meeting held August 27, 2007, the Company changed its name SVI Media, Inc. Collectively, the consolidated group is referred to herein as the “Company.”

Business
The Company provides services to the hospitality industry and includes the sale of video-on-demand (“VOD”) systems, delivery of the content which includes on-demand movies, television and high-speed internet access.

Effective July 1, 2006, the Company purchased all of the outstanding shares of SVI; as a result the Company has the following products and services available for the hospitality industry:
▪
Instant Entertainment which is an electronic delivery system that allows a guest to start a movie on-demand and pay for that movie by utilizing a credit card swiper connected to the hotel room’s telephone or by cash at the front desk of the hotel. In certain instances, the hotels earn commissions based on the property's net collected movie revenues, excluding any applicable taxes and fees, as stated in their individual contract.

▪
Super Video Cinema is a video player and tape-based system supplied to the hotel, which in-turn rents the equipment to their customers and remits gross proceeds, net of applicable taxes, fees and earned commissions, to the Company.

▪	DirecTV/DSS which includes digital programming using DirecTV content whereby the content is provided to the hotel on a per channel cost basis.
▪
High-Speed Internet Access which includes providing all the hardware and software necessary to allow hotel guests to plug into a wireless (or wired) network using their laptop computers. The Company receives fees from hotel guests using the service, technical support services, monthly maintenance fees and equipment sales.

CBC was sold in March 2007. Through CBC, the Company provided consulting services to information technology (“IT”) clients regarding IT networking and security. In addition, CBC provides IT training services to clients. The consulting and training services were provided primarily to government and industry clients in southern California. CBC also purchased, assembled, installed and sold IT networking hardware and related software and provided network maintenance services.

2.	EXCHANGE TRANSACTION, ISSUANCE OF SENIOR SECURED NOTES AND DAVID PARKER SETTLEMENT

Exchange Transaction
On July 16, 2007, the Company entered into a transaction whereby the holders of certain debt and preferred stock securities (individually or collectively “Holder”) cancelled and exchanged their principal and accrued interest on outstanding debt and the face amount and accrued dividends on preferred stock into shares of Series C convertible preferred stock (“Series C Preferred”). This transaction (“Exchange Transaction”) was contingent upon the issuance of the senior secured notes as described below titled “Issuance of Senior Secured Notes”.  The Holders converted the following securities:

▪
Senior Notes - outstanding principal and accrued interest of $11,897,608 and $532,357, respectively were exchanged on a basis of one shares of Series C Preferred (for a total of 12,430 shares) for each $1,000 of amounts owed;

▪
SVI Notes - outstanding principal and accrued interest of $2,350,000 and $259,269, respectively were exchanged on a basis of 0.50 shares of Series C Preferred (for a total of 1,304 shares) for each $1,000 of amounts owed.  In addition, the Company agreed to forgive approximately $93,000 of net amounts owed (accounts payable, net of accounts receivable) and provide additional service credits of $388,600 to a company related to the holders of the SVI Notes in connection with this exchange;

▪
Series A Convertible Preferred Stock - outstanding stated value and accrued dividends of $4,000,000 and $134,040, respectively were exchanged on a basis of 0.25 shares of Series C Preferred  (for a total of 1,034 shares) for each $1,000 of amounts owed;

▪
Series B Convertible Preferred Stock - outstanding stated value and accrued dividends of $3,857,000 and $128,179, respectively were exchanged on a basis of 0.25 shares of Series C Preferred (for a total of 996 shares) for each $1,000 of amounts owed; and

▪
Other Notes - outstanding principal and accrued interest of $447,000 and $66,161, respectively were exchanged on a basis of 0.125 shares of Series C Preferred (for a total of 64 shares) for each $1,000 of amounts owed.

In addition, warrants to purchase common stock held by the Holders totaling 450,480 shares were cancelled.

Accounting for the Exchange Transaction
During the third quarter of 2007, the Company will account for these extinguishments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” due to the fact that the holders of the debt and preferred stock instruments granted the Company concessions intended to alleviate its immediate liquidity constraints. The concession that the creditors granted to the Company enabled it to (a) effectuate their settlement through an exchange of equity instead of a use of cash and (b) consummate a sale of Senior Secured Notes (see below) that resulted in an infusion of cash that was needed to sustain operations.

In accordance with the provisions of SFAS 15, the Company will record a non-cash loss on the extinguishment of the Senior Notes, based on the difference between the (a) fair value of the Series C Preferred on as if converted to common stock basis using the closing stock price ($0.90 per share) on the date of the transaction and (b) the carrying value of the notes on the settlement date.  The Company will also record non-cash gains on the extinguishment on the SVI Notes, Series A convertible preferred stock, Series B convertible preferred stock and Other Notes.  Management expects the Company will record a net, non-cash loss on the above extinguishments of approximately $6,400,000.  In addition, the Company estimates the direct, cash-based transaction costs to be approximately $154,000 which will be also be included in the calculation of the loss on extinguishment.

The Company also expects to record non-cash gains resulting from the extinguishments of the derivative liabilities for the outstanding warrants on the Senior Notes of approximately $291,000.

The Series C Preferred is expected to be classified as “temporary equity” in accordance with SFAS 150 due to the existence of certain redemption provision which is outside the control of the Company.

Issuance of Senior Secured Notes
In connection with the Exchange Transaction, the Company issued $4,210,526 face value, 12% senior secured promissory notes (“Senior Secured Notes”), due July 16, 2011. The Company received gross proceeds of $3,800,000 and converted $200,000 of secured promissory notes issued on June 29, 2007.  Of the total proceeds received, approximately 69% was from a third party that did not have a previous debt or significant equity interest in the Company.  The Company also issued to the holders of the Senior Secured Notes 7,228 shares of Series C Preferred, which represented 30% of the fully-diluted shares of the Company on an as if, converted basis.

The holders of the Senior Secured Notes have a first priority lien on all of the Company's assets and are guaranteed by each of its subsidiaries. The Senior Secured Notes require the Company to repay the principal amounts in equal installments beginning September 30, 2009. Interest is payable based on a 360-day year at the stated rate every three months beginning October 1, 2007. In the event the Company is in default of the Senior Secured Notes, the default interest rate is 18% per annum, until such default has been cured.

The Company expects to use the proceeds to fund its ongoing operations, allowing for its future growth in the VOD business, further expansion of other business initiatives and servicing of its debt obligations.

The Company will account for the preferred stock issued with the Senior Secured Notes, in accordance with Accounting Principles Board Opinion No. 14 (“APB 14”), Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and will allocate the proceeds from the issuance of the debt and underlying Series C Preferred based on their relative fair value and will record this amount as a debt discount and additional paid-in capital. The debt discount, estimated to be approximately $3,100,000 will be amortized over the term of the related debt. The expected beneficial conversion feature on the Series C Preferred of $4,195,000 will be immediately amortized over the earliest conversion date to which the Series C Preferred can be converted into common stock which is equal to the date of issuance.

Registration Rights Agreement
The Company entered into a registration rights agreement with the holders of the Senior Secured Debt and the Series C Preferred whereby the Company is required to file an initial registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the Series C Preferred under the Securities Act within sixty days of the Exchange Agreement (or September 14, 2007).  The registration statement must then be declared effective no later than 175 calendar days (January 7, 2008), in the event of a full review by the Securities and Exchange Commission, or in the event of no review, 90 days from the initial filing date.

In the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, or fails to maintain on the registration statement the effectiveness of the registration statement thereafter, then the Company must pay the Holders an amount equal to 2% of the aggregate purchase price paid by each Holder, for each month the registration statement remains uncured.  Additionally, failure to have a registration statement declared effective would result in the Company being in default of the terms of the Senior Secured Notes and the Series C Preferred would be in default of this provision.

Rights and Preferences of Series C Preferred
The holders of the Series C Preferred have the following rights and preferences:

Dividends
The Holders are entitled to receive cumulative dividends at a rate of 7.0% per annum. Dividends are payable in shares of Series C Preferred, payable quarterly beginning on October 1, 2008, and ending upon the earlier of four years from the date of issuance or the forced conversion date.

Conversion
Each share of Series C Preferred is convertible at the option of the holder at any time into common stock by dividing the face value per share of $1,000 by the conversion price ($0.60 or 1,666.67 shares of common stock), subject to adjustments for dividends. Upon the four year anniversary from the date of issuance, each share of Series C Preferred outstanding will be automatically converted into common stock.

Upon the occurrence of certain events for each 22 consecutive trading day periods (i) the VWAP for each 22 consecutive trading day period exceeds $1.50 per share and (ii) the volume for each trading day period exceeds 1% percent of the then issued and outstanding shares of common stock, the Company may cause each holder to convert all or part of such holder’s Series C preferred.

In the event the Company issues additional shares of common stock at a price per share lower than the Series C Preferred conversion price, the Series C Preferred are entitled have their conversion price reduced to such amount.

Voting
The holders of shares of Series C Preferred are entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote, notwithstanding any limitations on the actual number shares which may be issued upon conversion of the Series C Preferred Stock.

The holders of our Series C Convertible Preferred Stock collectively beneficially own securities with voting power equivalent to that of 38,414,516 common shares (or approximately 96% of the voting power of our capital stock).   Accordingly, the holders of our Series C Convertible Preferred Stock will have a significant and overwhelming influence in determining the outcome of all corporate transactions or other matters.

Liquidation Preference
Each holder of the Series C Preferred is entitled to receive upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, amounts equal to the stated value per share, plus accrued and unpaid dividends and any other fees or liquidated damages owing upon before any payments to the holders of common stock.

Redemption
The Preferred Stock is redeemable for cash at a premium equal to the respective stated value plus accrued dividends upon the occurrence of certain contingent events that include registration effectiveness requirements pursuant to an executed registration rights agreement. As a result, the Company carries the Preferred Stock outside of stockholders' equity. In the event a redemption event becomes probable, the Company would be required to adjust the carrying value to redemption value.

In the event of default, the holder of the Series C Preferred may demand redemption based on (i) the greater of (A) 120% of the stated value and (B) the product of (a) the volume weighted-average price (“VWAP”) on the trading day immediately preceding the date of the default and (b) the stated value divided by the then set conversion price, (ii) all accrued but unpaid dividends, (iii) all liquidated damages and other amounts due in respect to the Preferred Stock. At the option of the holder, the determined redemption can be paid in cash or converted into common stock at a rate of 75% of the average of the 10 VWAP immediately prior to the date of election. As of the reporting date, the Company's management has determined that the likelihood of such redemption is not probable.

David Parker Settlement
On July 16 2007, the Company entered into a Settlement and Release Agreement with David L. Parker, a former employee and member of the Company’s board of directors.  Mr. Parker agreed to terminate his employment agreement with the Company and waive all rights he might have to any further compensation or payment of any kind under an employment contract.  As part of the agreement, the Company issued 210,000 shares of common stock to Mr. Parker.  Mr. Parker also released the Company of $157,500 of accrued compensation.  In the third quarter of 2007, the Company will record a non-cash charge to the statement of operations for the difference between the fair value of the common stock totaling $188,000 based on the closing stock price and the accrued compensation.  Mr. Parker was granted the same registration rights as provided to holder of the Series C Preferred.

3.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements
The interim consolidated financial statements are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly its financial position as of June 30, 2007 as well as the results of operations for the six months ended June 30, 2007 and 2006 in accordance with accounting principles generally accepted in the United States of America. The results of operations for any interim period are not necessarily indicative of the results for the entire year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Form 10-KSB for the year ended December 31, 2006.

Change in Reporting Entity
As discussed above, the acquisition of BEAI by CBC in 2005 was accounted for as a reverse acquisition, whereby the assets and liabilities of CBC were reported at their historical cost. The assets and liabilities of BEAI were recorded at fair value on the date of acquisition. No goodwill was recorded in connection with the reverse acquisition of BEAI because it was not a business. The reverse acquisition resulted in a change in reporting entity of BEAI for accounting and reporting purposes. Accordingly, the consolidated financial statements reported herein were retroactively restated for all periods presented to report the historical financial position, results of operations and cash flows of CBC which are being presented as discontinued operations in the accompanying consolidated financial statements.

Stock Split and Amendment to Shares Authorized
On July 26, 2007, the Board of Directors of the Company approved a one (1) for thirty (30) reverse stock split of the Company's common stock. The record date of the stock split was August 27, 2007. All common shares and per share information have been adjusted to give effect to the stock split for all periods presented, including all references throughout the financial statements and accompanying notes. In connection with this stock split, the Board of Directors approved an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 200,000,000. The Board also approved amendments to the Certificates of Designations for the Company's Series C Preferred to adjust the conversion price of each such series of preferred stock to reflect the stock split.

Discontinued Operations
During the fourth quarter of 2006, management with the requisite authority actively pursued and entered into discussions with third parties to sell its CBC business unit. Effective March 1, 2007, the Company closed the sale of substantially all of the assets and transferred certain liabilities to the buyers. These assets met the requirements of the Financial Accounting Standards Board (“FASB”) SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” as being held for sale. Operations and cash flows were eliminated as a result of the sale and the Company did not have any involvement in the operations after the sale. In accordance with SFAS 144, these results are presented on a historical basis as a separate line in the consolidated statements of operations and the consolidated balance sheet entitled “Assets/Liabilities Held for Sale”. All of the financial information in the notes to the consolidated financial statements reflects only the results of continuing operations of the Company.

Principles of Consolidation
The consolidated financial statements include the accounts of SVI Media, Inc. and its wholly-owned subsidiaries, Oxford, IT Net, PDHK and SVI from the date of their acquisitions. All inter-company accounts and transactions have been eliminated in consolidation.

The Company has identified certain significant accounting policies that it considers particularly important to the portrayal of its results of operations and financial position which may require the application of a higher level of judgment by management and, as a result, are subject to an inherent level of uncertainty.

Going Concern Consideration
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred losses from operations and negative cash flows from operating activities since inception, and as of June 30, 2007, had a working capital deficiency of $3,233,067 and was in default under its debt and preferred stock agreements which raises substantially doubt about the Company’s ability to continue as a going concern. As described in Note 2, these instruments have been extinguished and new debt and equity instruments have been issued.

The Company anticipates its current cash reserves including the funds received from the Senior Secured Notes in July 2007, plus its expected generation of cash from existing operations, anticipated capital expenditures and working capital will be sufficient to fund its anticipated operations into the first quarter of 2008. The Company will need to seek to obtain additional debt and/or equity financing sooner if it experiences downturns or cyclical fluctuations in its business that are unforeseen, more severe or longer than anticipated, if it fails to achieve anticipated revenue targets, if it experiences significant increases in the cost of content, or declines in the selling prices of its content. Consequently, the Company will need to raise additional debt and/or equity capital in order to finance its business plan and needs for working capital. There is no assurance that the proceeds from future financings will be sufficient to obtain profitable operations.  Such financing(s), if available may increase the risk of the Company not being able to service its debt obligations, and/or cause dilution to existing equity holders. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that might result from the outcome of this uncertainty.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and could change in the near term. Significant estimates include the assessment of impairment of goodwill, long-lived assets other than goodwill, valuation of derivative instruments, common stock and warrants issued with the Series A and Series B convertible preferred stock, senior secured notes and other borrowings.

Cash
The Company maintains its cash accounts in commercial banks. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. From time to time cash balances will exceed such limits. At December 31, 2006, the Company had cash deposits in excess of FDIC insured limits.

Accounts Receivable
The Company performs periodic credit evaluations of its customers and does not typically require collateral.  From time to time the Company may require new customers to pay for equipment and services in advance of performance. The Company maintains reserves for potential credit losses, and historically, such losses have been within management expectations.

Inventories
Inventory consists of VOD hardware, components, high-speed internet (“HSIA”) equipment and other equipment to be sold to customers. Inventory is stated at the lower of cost (using the first-in, first-out method) or market value.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and consist of computers, equipment, office furniture, VOD systems and leasehold improvements. Depreciation is computed using the straight-line method over the estimated useful lives ranging from one to twelve years. Leasehold improvements are amortized on the straight-line basis over the lesser of their estimated useful lives or the term of the related lease, which ever is shorter. Significant renewals and betterments are capitalized while maintenance and repairs are charged to expense.

Long-Lived Assets
The Company reviews its fixed assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Business Combinations
In accordance with SFAS No. 141, “Business Combinations”, the Company allocates the purchase price of acquired entities to the tangible and intangible assets acquired, liabilities assumed, based on their estimated fair values. The estimates of fair values require management to make significant estimates and assumptions, especially with respect to intangible assets.

Management makes estimates of fair values based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from hospitality revenues, customer relationships and key management and market position, as well as assumptions about the period of time the acquired trade names will continue to be used in the Company's combined product portfolio; and discount rates used to establish fair value. These estimates are inherently uncertain and unpredictable.

Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Goodwill and Other Intangible Assets
The Company has adopted SFAS No. 142, “Goodwill and Other Intangible Assets”.  SFAS 142 requires that goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to an annual impairment test which has two steps to determine whether an asset impairment exists. The first step of the impairment test identifies potential impairment by comparing the fair value with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step of the impairment test shall be performed to measure the amount of the impairment loss, if any. Intangibles with indefinite useful lives are measured for impairment by the amount that the carrying value exceeds the estimated fair value of the intangible. The fair value is calculated using the income approach. Intangible assets with definite useful lives will continue to be amortized over their estimated useful lives. Any impairment is recorded at the date of determination.

The Company's policy provides for annual evaluation of goodwill on the first day of the fourth fiscal quarter and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the operating segment level by comparing the segments' net carrying value, including goodwill, to the fair value of the segment. The fair values of our segments are estimated using a combination of the income or discounted cash flows approach and the market approach, which uses comparable market data. If the carrying amount of the segment exceeds its fair value, goodwill is potentially impaired and a second test would be performed to measure the amount of impairment loss, if any.

Allowance for System Removal
The Company accounts for the cost of its system removals in accordance with SFAS 143, “Initial Recognition and Measurement of a Liability for an Asset Retirement Obligation”. Properties where the Company's equipment is installed may require de-installed through the course of normal operations due to a number of factors, including hardware equipment upgrade, under performance, hotel bankruptcy or change in ownership, collection issues, and change in service provider. Properties which require de-installation are regularly evaluated and the cost, if any is recorded upon removal. The costs incurred as a result of de-installation include a nominal amount of costs. Over the last five years, de-installation activity has averaged approximately 6 percent to 8 percent of the installed account base.

Product Warranties
The Company provides limited warranties on products it sells to its customers. Generally these products are sold in connection with free-to-guest and high-speed internet services provided by the Company. To date, the Company's warranty obligations have been insignificant.

Accounting for Preferred Stock
SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” established standards for how an issuer of equity (including the equity shares of any entity whose financial statements are included in the consolidated financial statements) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 caused the Company's Series A and Series B convertible preferred stock to be recorded as temporary equity since upon default of certain provisions the shares may ultimately be redeemable.

In September 2005 and August 2006, the Company issued $4,000,000 of Series A convertible preferred stock and $3,857,000 of Series B convertible preferred stock, respectively, both which contained an embedded conversion feature (“ECF”) together with warrants to purchase its common stock. In accordance with the guidance in paragraph 12 of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” it was necessary to evaluate separation of the conversion option from the debt host and account for it separately as a derivative if the conversion option met certain criteria. The ECF met all three criteria of paragraph 12: (1) the conversion feature is not clearly and closely related to the host component, (2) the convertible instrument is not accounted for at fair value, and (3) the embedded conversion option meets the definition of a derivative in paragraph 6 of SFAS No. 133.

To assess whether or not the ECF would be classified as stockholders' equity if it were freestanding, management considered the guidance in Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.” In assessing whether or not the conversion option would be classified as equity or a liability if it were freestanding, management determined whether or not the Series A and Series B convertible preferred stock is considered “conventional.” EITF 00-19 and EITF 05-2, “The Meaning of Conventional Convertible Debt Instruments in issue No. 00-19,” defines conventional convertible debt as debt whereby the holder will, at the issuer's option, receive a fixed amount of shares or the equivalent amount of cash as proceeds when he exercises the conversion option. As a result of the ECF not being convertible into a fixed number of shares of stock and that the Company not ultimately knowing the number of common shares that could be issued upon exercise management determined that Series A and Series B convertible preferred stock was not “conventional,” and the Company considered all aspects of EITF 00-19, paragraphs 12-33.

This caused the ECF of the Series A and Series B convertible preferred stock to be classified as a derivative financial instrument under SFAS No. 133. In addition, all warrants to purchase common stock issued with the Series A and Series B convertible preferred stock were then deemed to be classified as derivative instruments under SFAS No. 133. The accounting treatment of derivative financial instruments requires that the Company record the ECF and warrants at their fair values as of each reporting date. Any change in fair value is recorded as non-operating, non-cash income or expense at each reporting date. The derivatives were valued using the Black-Scholes option pricing model and were classified in the consolidated balance sheets as long-term liabilities at June 30, 2007 and December 31, 2006.

Software Development Costs
SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” states that all costs incurred in connection with the development of software subsequent to technological feasibility should be capitalized until such time that the software is essentially completed. Management believes the Company's software is completed concurrent with the establishment of technological feasibility. Therefore, no costs have been capitalized in connection with software development.

Revenue Recognition
The Company recognizes revenue when the following fundamental criteria are met:
▪	persuasive evidence that an arrangement exists;
▪	the products and services have been delivered;
▪	selling prices are fixed and determinable and not subject to refund or adjustment; and
▪	collection of amounts due is reasonably assured.

Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue is deferred in all instances where the earnings process is incomplete. Management provides for sales returns and allowances in the same period as the related revenues are recognized. Management bases their estimates on historical experience or the specific identification of an event necessitating a reserve. Estimated shipping and handling costs are considered in establishing product prices billed to customers and are included in sales, the costs of which are included in cost of sales.

The Company principally generates its revenues from the following sources:

Guest Pay Services
Revenues from in-room video-on-demand (“VOD”) are generated when a hotel guest purchases the content the Company provides, upon the viewing of the content by the guest. The Company tracks the usage of such services through its VOD billing system. The pricing of these transactions is established through individual contracts with each hotel. Refunds are reflected net of revenue recognized.

In instances whereby the hotel guest elects to purchase the VOD content utilizing the credit card swiper option, the transaction is processed through the Company’s third-party credit card processing firm and the funds are remitted directly to SVI. When the hotel guest elects to have the cost of the movie included as part of its hotel bill or pays the hotel in cash, the hotel is contractually obligated to remit such amounts to the Company. Under these terms, the Company establishes the price charged to the hotel guest, selects the content to provide, pays the suppliers for the content and bears credit risk of collecting payment from the hotel guest or hotel based. Under these terms, the

 Company serves as the principal with the customer, in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, and therefore recognizes revenue on a “gross” basis.

The Company is responsible for the delivery of the content, possesses royalty-based licenses with its content providers, and bears the credit risk of collecting payment from the customer.

Free-to-Guest
Free-to-guest revenues include revenues generated from the sale of equipment allowing a hotel to receive DirecTV programming for its guests. Revenue is recognized in the period in which the equipment is installed. The hotelier contracts directly with DirecTV for the related programming services. The Company receives a residual commission related to such programming services and recognizes revenue in the period in which such commission payments are received.

High Speed Internet Access
High-speed internet access revenue includes the sale and installation of equipment and is recognized upon installation. In addition, this equipment has stand-alone value to the customer. The software used within these systems is not proprietary to the Company and can be supplied by other vendors unrelated to the Company.

The Company also provides ongoing maintenance, service and call center support services to hotel properties that have high-speed internet access regardless of whether the Company provided the equipment or internet access. Monthly service fees are received from such hotel properties and are recognized ratably over the term of the service contract.

Sales of VOD Systems
In addition to providing VOD content, the Company sells VOD systems to the hospitality industry through its sales force and a network of dealers. At the time of sale, the Company generally requires the hotelier to enter into a content agreement whereby the Company provides training, customer support and loading of content. Currently, due to the limited sales history of selling the systems, the Company has not obtained vendor specific objective evidence to segregate the VOD server, software, and related upgrades, and customer service elements. Accordingly, revenues from the sale of the VOD systems are recognized ratably over the period of the content agreement, which is generally five years. As additional VOD systems are sold, the Company will analyze its sales and content trends to determine whether vendor specific objective evidence on each element sold is independent of one another. If it is determine that elements are sold on a stand-alone basis, the Company may recognize the sale of the VOD system upon shipment. The cost of the VOD system is being deferred and amortized to cost of sales over the respective service periods.

Fair Value of Financial Instruments
Financial instruments consist of cash, evidence of ownership in an entity and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity, or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable, derivative financial instruments, related party convertible debt and redeemable preferred stock. Their respective estimated fair values approximate their carrying values due to their current nature.

Derivative Financial Instruments
Derivative financial instruments, as defined in SFAS 133, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has issued financial instruments including convertible preferred stock, as debt financing arrangements and freestanding stock purchase warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by SFAS 133, in certain instances, these instruments are required to be carried as derivative liabilities, at fair value, in our financial statements.

The Company estimates the fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objectively measuring fair values. In selecting the appropriate technique, consideration is give to, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weighting to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company's operating results will reflect the volatility in these estimate and assumption changes.

In September 2005, the EITF reached a consensus on Issue No. 05-07, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” (“EITF 05-07”). EITF 05-07 requires that a change in the fair value of a conversion option brought about by modifying the debt agreement be included in analyzing in accordance with EITF consensus on Issue No. 96-19, “Debtor's Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”), whether a debt instrument is considered extinguished. Under EITF 96-19 an issuer who modifies a debt instrument must compare the present value of the original debt instrument's cash flows to the present value of the cash flows of the modified debt. If the present value of those cash flows varies by more than 10 percent, the modification is considered significant and extinguishments accounting is applied to the original debt. If the change in the present value of the cash flows is less than 10 percent, the debt is considered to be modified and is subject to modification accounting. EITF 05-07 requires that in applying the 10 percent tests the change in the fair value of the conversion option be treated in the same manner as a current period cash flow. EITF 05-07 also requires that, if a modification does not result in an extinguishment, the change in fair value of the conversion option be accounted for as an adjustment to interest expense over the remaining term of the debt. The issuer should not recognize a beneficial conversion feature or reassess an existing beneficial conversion feature upon modification of the conversion option of a debt instrument that does not result in an extinguishment. EITF 05-07 is effective for modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005.

Stock-Based Compensation
Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that the Company account for all stock-based compensation using a fair-value method and recognize the fair value of each award as an expense over the service period. For the year ended December 31, 2005 and earlier years, the Company accounted for stock-based compensation using the intrinsic value method of APB Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations and followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation--Transition and Disclosure.”

The Company elected to adopt SFAS 123R using the “modified prospective application.” Under that method, compensation expense includes the fair value of new awards, modified awards and any unvested awards outstanding at January 1, 2006. However, the consolidated financial statements for periods prior to the adoption of SFAS 123R have not been restated to reflect the fair value method of accounting for stock-based compensation. Stock-based compensation expense for 2005 and earlier years represents the cost of stock options and restricted stock awards determined in accordance with APB 25.

The following table illustrates the effect on net loss and net loss per share as if compensation expense for all awards of stock-based employee compensation had been determined under the fair value-based method prescribed by SFAS 123 for the year ended December 31, 2005, prior to the adoption of SFAS 123R:

Net loss, as reported	$(4,282,185)
Deduct: Total share-based employee compensation determined under fair value based method for all awards	$(611,000)
Pro forma net loss	$(4,893,185)
Basic and diluted net loss per common share
As reported	$(12.90)
Pro forma	$(14.70)

The value of the stock options was determined using the Black-Scholes model based in the closing stock price on the date of grant with the following assumptions:

Expected life (in years)	5.0
Risk-free interest rate	4.0%
Expected volatility	175%
Dividend yield	0%

Income Taxes
The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. The Company also determines its tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company records estimated tax liabilities to the extent the contingencies are probable and can be reasonably estimated.

Basic and Diluted Loss per Common Share
Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted net loss per share reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options or other such items to common shares using the treasury stock method, based upon the weighted average fair value of our common shares during the period. The following is a summary of outstanding securities which have been excluded from the calculation of diluted net loss per share because the effect would have been anti-dilutive for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006 and 2005:

	June 30,		December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)

Common stock warrants	507,833	19,500	507,833	29,222
Convertible preferred stock – Series A	266,667	133,333	266,667	44,444
Convertible preferred stock – Series B	257,133	-	257,133	-
Convertible debt	61,229	32,942	61,229	32,733
Common stock options	10,667	19,500	10,667	10,667
	1,103,529	205,275	1,103,529	117,067

Reclassifications
Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation, most notably the pending sale as of December 31, 2006 of the CBC business unit which has been reclassified under the caption “Discontinued Operations” for all periods shown on the accompanying consolidated statement of operations, and assets and liabilities relating to this unit are combined into the captions“Assets Held for Sale” and “Liabilities Held for Sale,” respectively, on the accompanying consolidated balance sheets. Additionally, the consolidated statements of operation for the six month ended June 30, 2007 and 2006 and for the years ended December 31, 2006 and 2005 have been presented to exclude the results of operation of the discontinued CBC business unit.

Recent Accounting Pronouncements
In July 2006, the FASB issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This pronouncement recommends a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company's tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 became effective for the Company beginning January 1, 2007 and did not have an impact to the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements”, to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, SFAS 157 states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).

SFAS 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS 157 with the fair value information disclosed under other accounting pronouncements, including SFAS 107, “Disclosures about Fair Value of Financial Instruments”, where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS 133, at initial recognition and in all subsequent periods.

SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application. The Company is currently evaluating the effect of adopting SFAS 157 on their consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective for fiscal years beginning after November 15, 2007. The Company believes that the adoption of SFAS 159 will not have a material effect on our financial statements.

Risks and Uncertainties
The Company's operations are subject to new innovations in product design and functionality. Significant technological changes can have an adverse effect on the Company's future operating results. Design and development of new marketing strategies are important elements to achieve profitability in the Company's industries it competes in.

The Company's operating performance and forecasts are strongly influenced by such factors as availability of VOD content desired by hotel guests, hotel occupancy levels, the number of lodging rooms equipped with the Company's movie systems, customer buy rates, economic conditions in the hospitality industry, ability to renew existing customer contracts, ongoing technological change, seasonality, competition and release of DVDs and other competitive factors.

The Company obtains non-exclusive rights to show recently released major motion pictures from motion picture studios pursuant to a master or title-by-title agreement. The royalty rate for each movie is either pre-determined based on the agreement or negotiated on a title-by-title basis. In addition, the Company obtains independent films which are either non-rated or intended for mature audiences for a one-time fixed fee. Management believes the loss of one or more of these studios could have a significant impact on operations.

4.	ACQUISITIONS

Oxford Media Corp and Becoming Art, Inc.
On June 29, 2005, BEAI, a publicly-traded company with no operations, acquired all of the issued and outstanding Oxford common stock by issuing 193,028 shares of BEAI common stock to Oxford's shareholders. In addition, effective July 6, 2005, BEAI acquired all of the common stock of CBC, through the issuance of 173,088 shares of BEAI common stock. Upon the completion of this reorganization and acquisition, BEAI had 484,762 shares of common stock outstanding. Through the exchanges, both Oxford and CBC have become wholly-owned subsidiaries of BEAI.

The shareholders and management of CBC received a majority of the voting rights, a majority of the seats on the board of directors and control of the senior management positions of the combined entity, and CBC had the only significant operations. Accordingly, CBC was determined to be the acquiring entity for financial reporting purposes.

Prior to the above acquisitions, for a period of two years, CBC and Oxford had common management, were sharing proceeds from capital raised on joint efforts, shared office space, made all key business decisions jointly and held a limited amount of securities in each other's entity. In addition, both entities were using the same legal counsel and filing registration statements on SB-2 with the Securities and Exchange Commission in anticipation of consolidating the group. After the acquisition, each member of management held in excess of 10% of the outstanding common stock of the combined entity. The Company's management could be considered “Promoters” as they were working directly with each other in funding and organizing the consolidated business. Accordingly, the net assets of Oxford were valued at their carryover basis at the time of acquisition. The operations of Oxford have been included in the accompanying consolidated financial statements from the date of acquisition on July 29, 2005. In addition, at the time of acquisition, Oxford had warrants to purchase 12,917 shares of Oxford's common stock at prices ranging from $30.00 to $90.00. The warrants were fully vested at the time of the acquisition and were assumed by the Company. In addition, certain members of management received an aggregate of $575,000 of BEAI common shares for services rendered in connection with the acquisition. The Company expensed the value of the shares of $1,150,000. The shares are included in the stock issued on the accompanying consolidated statement of stockholders' deficit.

IT Network, Inc.
Oxford Media, Inc. through its wholly owned subsidiary, CBC, completed the acquisition of IT Net on September 1, 2005 with the Company issuing 13,333 shares of its common stock for the net assets of IT Net. The purchase price was valued at $800,000 with $1,667 shares of common stock valued at $100,000 allocable to the IT Net assets acquired and liabilities assumed with a fair value of $100,000 and 11,667 common shares valued at $700,000 charged to operations as a signing bonus as incentive for the former IT Net shareholders to join the Company as employees. The shares were valued at $60.00 per share which represented the fair value of stock issued in private placements just prior to the agreement to purchase IT Net. The Company acquired IT Net to operate the professional services side of the Company's operations. The operations of IT Net have been included in the accompanying consolidated financial statements from the date of acquisition on September 1, 2005.

PDHK Services, LLC
On December 31, 2005, the Company acquired PDHK through the issuance of 11,667 common shares valued at $700,000 or $60.00 per share which represented the average closing market price of the Company's common stock at the time when the acquisition was agreed upon. In addition, under the acquisition agreement, the Company assumed $158,000 of liabilities. PDHK was owned by two of the Company's officers and shareholders. PDHK's sole asset was the non-exclusive rights to certain licenses and source code of software technology. The technology was to be used in the Company's private broadband network. As the fair value of the Company's common stock issued and the liabilities assumed were the most determinable value, the Company valued the software technology at the combined amount of $858,000. The technology was originally being amortized over a period of three years based on the estimated useful life of the technology.

The Company had planned to utilize this technology in the launch of its private broadband network utilizing WiMAX technology, however, has suspended further development effort to shift its focus to the development and sales of its VOD systems. As such, the Company has determined the ultimate role out of this technology is not certain and has impaired its carrying value to zero at December 31, 2006, resulting in an impairment loss of $572,000 and amortization expense of $286,000.

Fair value of the assets acquired and liabilities assumed for the acquisitions were as follows:

Assets	Oxford Media Corp.	IT Network, Inc.	PDHK Services, Inc.
Cash	$281	$12,902	$-
Inventory	76,733	-	-
Advances and deposits	13,680	109,485	-
Equipment	97,720	-	-
Software technology	1,596,640	-	858,000
Total Assets	1,785,054	122,387	858,000

Liabilities
Accounts payable and accrued expenses	399,179	22,387	158,000
Notes payable	328,516	-
Total Liabilities	727,695	22,387	158,000
Net Assets	$1,057,359	$100,000	$700,000

SVI Hotel Corporation
On September 1, 2006, the Company acquired 100% of the outstanding stock of SVI, a wholly-owned subsidiary of SVI Systems, Inc. The acquisition has been accounted for using the purchase method of accounting in accordance with SFAS No. 141, whereby the estimated purchase price has been allocated to tangible and intangible net assets acquired based upon their fair values at the date of acquisition. The Company acquired SVI due to its customer base of hotels.

The transaction was deemed effective on July 1, 2006 as stipulated in the stock purchase agreement and the beginning of the Company's accounting quarter. The delay to enter into the stock purchase agreement was to facilitate the closing of the SVI accounting records for the six months ended June 30, 2006. Effective July 1, 2006,

SVI required approval from the Company to enter into contracts, agreements, make large purchases or engage in any other activities not in the ordinary course of business. In addition, the Company's chief financial officer became an effective officer of SVI, a signatory on their bank account on July 19, 2006 and had access to and reviews of all cash transactions. Upon execution of the stock purchase agreement, the Company with SVI personnel began implementing its integration plan, arranging joint sales calls and participating in executive staff meetings. Since the acquisition of SVI had a contractual effective date of July 1, 2006, the Company has included the operations of SVI in its consolidated financial statements commencing on the effective date.
The components of the aggregate purchase price are as follows:

Consideration paid:
Net cash paid to selling shareholders	$5,850,000
Cash credits	600,000
Value assigned to the issuance of 53,333 shares of common stock	1,090,000
Fair value of assigned to the issuance of $2,350,000 face value subordinated convertible notes	2,682,000
Short-term notes payable	100,000
Issuance of common stock purchase warrants	717,000
Direct acquisition costs	340,000
Total	$11,379,000

Additionally, the Company agreed to pay a maximum of an additional $4,000,000 as part of an “earn-out” provision; which is contingent upon the number of future conversions of SVI's analog-based Video-On-Demand customers to the Company's next generation Video-On-Demand platform. The Company records the contingent earn out in accordance with EITF No. 95-8 “Accounting for Contingent Consideration Paid to Shareholders of an Acquired Enterprise in a Purchase Business Combination.” Accordingly, as the operational milestones are achieved, the amounts earned will be expensed as incurred. During the year ended December 31, 2006, the Company incurred approximately $4,000 related to this provision.

The purchase price of SVI has been allocated to assets acquired and liabilities assumed based on their estimated fair values determined by management as follows:

Acquired Asset (Liability)	Amount
Accounts receivable	$465,217
Inventory	322,880
Other current assets	114,471
Accounts payable	(657,747)
Accrued liabilities	(385,199)
Property and equipment	5,411,000
Intangible assets:
Customer relationships	3,100,000
Goodwill	2,668,378
Trade names	340,000
$11,379,000

The fixed assets are being depreciated from the date of acquisition with estimated useful lives ranging from one to seven and a half years. The customer relationships and trade names are considered an intangible asset and are each being amortized over the estimated useful life of ten years from the date of the Acquisition. The goodwill is not subject to amortization and the amount assigned to goodwill is not deductible for tax purposes.

Pro-Forma Financial Information
The following unaudited pro forma operating data gives effect to the acquisition of SVI as if it had occurred on January 1, 2006 and 2005, respectively and the acquisition of BEAI, Oxford, OMI, IT Net and PDHK took place on January 1, 2005 and excludes the results of CBC due to its presentation as discontinued operations. Pro forma financial information is not necessarily indicative of the results of operations that may have occurred had the acquisition of SVI occurred at the beginning of 2006 and 2005 or Oxford, OMI and IT Net, at the beginning of 2005.

	Six Months Ended	Year Ended December 31,
	June 30, 2006	2006	2005
	(unaudited)

Revenues	$6,364,099	$12,754,380	$13,350,307
Net loss, before discontinued operations	(12,208,142)	(29,847,918)	(7,280,488)
Net loss applicable to common stockholders	(12,428,080)	(29,890,610)	(7,280,488)
Basic and diluted loss per common share, before discontinued operations	$(21.45)	$(36.30)	$(21.60)
Basic and diluted loss per common share, applicable to common stockholders	$(21.83)	$(36.30)	$(21.60)

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2006:

	Estimated Useful Life
Machinery and equipment	1 to 12	$4,574,468
Furniture and fixtures	5 to 7	454,872
Vehicles	3	334,302
Leasehold improvements		799,966
		6,163,608
Less - accumulated depreciation		(1,120,050)
		$5,043,558

Depreciation expense was $1,078,564, $71,122 for the six months ended June 30, 2007 and 2006, respectively and $949,310 and $25,112 for the years ended December 31, 2006 and 2005, respectively.

6.	INVENTORIES

Inventories consisted of the following at:

	June 30, 2007	December 31, 2006
	(unaudited)

Raw materials	$-	$1,436
Finished goods	330,514	441,308
	$330,514	$442,744

7.	SOFTWARE TECHNOLOGY

Software technology includes the encoding necessary to encode, deliver and monitor its VOD systems and has an estimated useful life of three years. It is being amortized based on the number of installations of the Company's VOD digital systems, not to exceed three years or based on the number of installations of the Company's VOD digital system, at a rate of approximately $3,250 per installation. Amortization expense was $436,937 and $351,364 for the six months ended June 30, 2007 and 2006, respectively and $531,130 and $136,032 for years ended December 31, 2006 and 2005, respectively.

8.	INTANGIBLE ASSETS, NET

Future estimated intangible asset amortization expenses for the remaining carrying amount of intangible assets as of December 31, 2006 are as follows:

2007	$876,213
2008	741,266
2009	344,000
2010	344,000
2011	344,000
Thereafter	1,548,000
$4,197,479

9.	ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	June 30, 2007	December 31, 2006
	(unaudited)

Wages and benefits	$725,849	$289,855
Service credits	361,395	400,000
Severance	-	325,000
Interest	-	468,411
Other	520,052	279,695
	$1,607,296	$1,762,961

10.	WHOLESALE FINANCING CREDIT LINE

The Company maintained a $300,000 line of credit wholesale financing agreement with a finance company that was used for the Company's purchases of computer hardware and software for resale to customers. The Company cancelled the line of credit in August 2006. Under the terms of the agreement, a line of credit was established which was secured by a letter of credit. Advances under the line of credit were provided in order for the Company to purchase inventory. Principal and interest under the line of credit were due on the earlier of 60 days after the date of the advance and inventory purchase, or the date the Company sold the financed inventory. The interest rate, while the agreement was in place varied for each advance. The aggregate amount due under the line of credit was zero at June 30, 2007 and December 31, 2006.

11.	DEBT

As of June 30, 2007, the Company’s Senior Notes, SVI Acquisition Notes and Other Notes as described below were in default under the terms of their respective agreements. Since such amounts were subsequently exchanged for equity as part of the Exchange Transaction (see Note 2), the outstanding principal balances and accrued interest have been classified as long-term liabilities in the accompanying consolidated balance sheet. On July 16, 2007, the outstanding principal and accrued interest was exchanged and converted into shares of Series C convertible preferred stock. The underlying warrants to purchase common stock under the Senior Notes were also cancelled.

Long-term debt consists of the following at December 31, 2006:

Senior Notes	$14,376,500
Other	347,000
14,723,500
Less current portion	(2,797,000)
Long-term debt	$11,926,500

At December 31, 2006, future minimum payments under debt agreements which were subsequently exchanged as part of the Exchange Transaction are as follows:

2007	$2,797,000
2008	5,963,250
2009	5,963,250
$14,723,500

Bridge Notes
On June 29, 2007, the Company issued two promissory notes (“Promissory Notes”) for aggregate cash proceeds of $200,000. The Promissory Notes while outstanding had a stated interest rate of 12% per annum. The Promissory Notes had a maturity date of the earlier of (i) written demand by the holders of the notes; or, (ii) December 31, 2007, unless due earlier in accordance with the terms of the Promissory Notes. On July 16, 2007, the outstanding principal balance of $200,000 was converted into an equal amount of Senior Secured Debt (see Note 2).

Senior Notes
As of June 30, 2007, the Company had $11,897,608 face value, 12% senior secured promissory notes (18% default interest rate) (“Senior Notes”) outstanding. On June 15, 2007, the Senior Notes became in default due to non-payment of interest.

On September 1, 2006, the Company issued $9,500,000 face value, 10% secured promissory notes (“10% Senior Notes”), due September 1, 2008. The Company received gross proceeds of $7,000,000 and exchanged $2,500,000 of previously outstanding notes from Palisades and Longview (“Exchange Notes”).

On November 16, 2006, the Company issued an additional $2,000,000 face value, 12% secured promissory notes (“12% Senior Notes”) due December 1, 2009. In connection with the issuance of the 12% Senior Notes, the Company modified the interest rate of the 10% Senior Notes to 12% and extended the maturity date from December 1, 2008 to December 1, 2009. The 10% Senior Notes and 12% Senior Notes are collectively referred to as “Senior Notes”. The proceeds from the Senior Notes were used for the acquisition of SVI and operating purposes.

In addition on November 16, 2006, the Company increased the principal balance of the Senior Notes by $380,000. The increase was related to liquidated damages that were due to two note holders. The liquidated damages related to the non-filing of a registration statement for the Series B convertible preferred stock and the $1,500,000 note payable prior to their requirement date. The Company incurred and expensed the $380,000 during the year ended December 31, 2006.

The holders of the Senior Notes, while outstanding had a first priority lien on all of the Company's assets. The Company's obligations under the Senior Notes were guaranteed by each of its subsidiaries under executed Subsidiary Guarantee agreements. The Senior Notes required the Company to repay the principal amounts at a rate of 12.5% per quarter beginning March 1, 2008. Interest was payable based on a 360-day year at the stated rate every three months beginning December 1, 2006. In the event the Company became in default of the Senior Notes, the default interest rate is 18% per annum, until such default has been cured. The Company did not make the contractual interest payment in the amount of $394,591 at December 1, 2006, however, received an extension of the due date to January 31, 2007. The interest was not paid prior to January 31, 2007 and thus the notes were in default. On February 28, 2007 and March 15, 2007, the Company issued 123,826 and 46,930 shares, respectively of restricted common stock in satisfaction of $557,215 of accrued interest on the Senior Notes. The closing market price of the Company's common stock ranged from $8.70 to $5.40 per share while the agreed to conversion price was $4.50 per share. As a result, the Company recorded additional interest expense during the six months of 2007 of approximately $520,068 for the difference between the closing market price and the conversion price at each issuance date.

In connection with the issuance of the Senior Notes, the Company issued an aggregate of 115,000 shares of common stock and warrants to purchase 383,333 shares of common stock. The Company evaluated the terms and features of the common stock and warrants under FAS 155 and determined (i) the hybrid debt instrument embodied certain derivative features that were not clearly and closely related to the host debt instrument and, (ii) the warrants did not meet all of the established criteria for equity classification. Additionally, the Senior Notes extended a right to the holder to accelerate repayment of the debt (default put) and contains cash penalties upon the occurrence of certain contingent events. In order for contingently exercisable call and puts to be considered clearly and closely related, they can be indexed only to interest rates or credit risk, not another factor that does not possess the same risk as debt. Since the default put is indexed to our stock and it may be triggered upon events that are not within our control, is not deemed to be clearly and closely related to the host debt instrument. The warrants did not meet all of the established criteria for equity classification provided in EITF 00-19.

The proceeds, stock and common stock warrants from the issuance of the September 1, 2006 Senior Notes were allocated to the debt instrument and warrants based upon their fair value of $8,112,000 and $5,472,000, respectively. These allocations resulted in a “day one” charge to derivative expense of $4,047,262 because the fair values of the instruments exceeded the net proceeds.

The proceeds, stock and common stock warrants from the issuance of the November 16, 2006 Senior Notes were allocated to the debt instrument and warrants based on their fair values of $1,768,322 and $555,200, respectively. These allocations resulted in a “day one” charge to derivative expense of $489,299 because the fair values of the instruments exceeded the net proceeds.

The above instruments while outstanding were being carried at their respective fair values with the changes in the fair value of the Senior Notes and related derivatives recorded in the statement of operations.

The Company valued its financial instruments using techniques that management consider appropriate for the types and risks associated with each instrument or feature. Management chose a forward cash-flows approach to value the hybrid and compound instruments because the terms of those features provide solely for net cash settlement. In developing its forward valuation model management consider multiple, probability-weighted outcomes of potential cash flows at market interest rates. The fair value of the hybrid instrument at June 30, 2007 and December 31, 2006 was determined to be $10,911,398 and $10,639,722, respectively. The Company used the Black-Scholes valuation technique to fair value the warrants because that technique includes all relevant assumptions that we believe market participants would consider.

The common stock issued with the 10% Senior Notes was valued at $21.00 per share based on the stock price at the date the respective notes were issued. The warrants had an exercise price of $15.00 per share using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$21.00
Expected life (in years)	5.0
Risk-free interest rate	4.78%
Expected volatility	105%
Dividend yield	0%

In connection with the issuance of the Senior Notes, the Company allocated the fair value of the common stock and warrants issued between the gross cash proceeds of $7,000,000 and the Exchange Notes. This allocation resulted in an extinguishment loss of $1,599,737 on the Exchange Notes because the fair value exceeded its carrying value.

The common stock issued with the 12% Senior Notes was valued at $10.50 per share based on the stock price at the date the respective notes were issued. The warrants had an exercise price of $15.00 per share. The value of the warrants was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$10.50
Expected life (in years)	5.0
Risk-free interest rate	4.78%
Expected volatility	115.9%
Dividend yield	0%

The fair value of the warrant liability on June 30, 2007 and December 31, 2006 was $186,084 and $5,224,900, respectively. The fair value at June 30, 2007 and December 31, 2006 was determined using the Black-Scholes option pricing model with the following assumptions:

	June 30, 2007	December 31, 2006
	(unaudited)

Estimated fair value of underlying common stock	$0.90	$16.50
Expected life (in years)	4.89	4.88
Risk-free interest rate	5.02%	4.78%
Expected volatility	125.9%	115.9%
Dividend yield	0%	0%

The change to the terms of the 10% Senior Notes, as described above was evaluated and was determined a material modification had not occurred in accordance with EITF 06-06 “Debtor's Accounting for a Modification or Exchange of Convertible Debt Instruments”. The Company determined a difference in the net present value of the cash flows under the terms of the amendment was less than 10 percent different from the present value of the remaining cash flows under the terms of the original agreement.

The holders of the warrants while outstanding had certain registration rights. Such warrants were cancelled in connection with the Exchange Transaction (see Note 2). After 151 days of issuance, or October 24, 2006, the holders were entitled to demand that the shares underlying the warrants be registered. Upon this demand, the Company had 120 days to file a registration statement and caused to be effective within 150 days. If the demand had been made and the registration statement has not been deemed effective the Company would have incurred significant penalties. The penalties are liquidated damages equal to two percent (2%) for each thirty (30) days (or such lesser pro-rata amount for any period of less than thirty (30) days) of the principal and accrued interest on the outstanding note. The Company was required to consider whether liquidating damage may arise under this arrangement and, if so, record such amounts when they became both probable and reasonably estimable. The Company did not recorded any such damages because, at the time, did not believe that damages are probable. On December 1, 2006, the Company filed the required registration statement and on December 21, 2006 it was deemed effective.

The Company values its financial instruments using techniques it considers appropriate for the types and risks associated with each instrument or feature. The Company utilized a forward cash-flows approach to value the hybrid and compound derivative instruments because the underlying terms provide solely for net cash settlement. In developing its forward valuation model the Company considered multiple, probability-weighted outcomes of potential cash flows at market interest rates. The Company utilized the Black-Scholes valuation technique to determine the fair value of the warrants because it includes all relevant assumptions the Company believes market participants would consider in valuing its warrants.

SVI Acquisition Notes
At June 30, 2007, the notes were in default as the Company did not make the required interest payments. The Company determined the fair value of the subordinated convertible notes on the date of issuance was $2,682,000 due to the conversion feature which resulted in a premium on the notes. As of June 30, 2007, as a result of notes being in default the Company accreted the unamortized premium on the notes of $228,711 to their face value.

On September 1, 2006, the Company issued $2,350,000 face value subordinated convertible notes to the selling shareholders of SVI (“SVI Notes”). While outstanding, the holders were entitled to convert their notes into common stock at a conversion price of $52.50 per share. The notes had a stated interest rate of at the prime rate plus 1.5% (9.25% at December 31, 2006) as announced, published or referenced by Citibank N.A.  Interest was payable at the end of each calendar quarter beginning September 30, 2006. The notes are due and any accrued interest is due on or before July 15, 2008. As of December 31, 2006, the notes are in default as the Company did not make the required interest payments. Under default provisions, the notes accrue interest at the stated interest rate, plus 5%. At December 31, 2006, the notes were classified as a current liability on the accompanying consolidated balance sheet. The Company determined the fair value of the subordinated convertible notes on the date of issuance was $2,682,000 due to the conversion feature which resulted in a premium on the notes which is being amortized over the term of the notes. The Company amortized to interest, the underlying premium totaling $59,022 during the year ended December 31, 2006.

In addition, the Company issued $100,000 of promissory notes to these selling shareholders and was due on or before January 31, 2007. These notes were not repaid by their due date and were in default as of June 30, 2007. Under default provisions the promissory notes accrued interest at 15% per annum.

Other Notes
On May 15, 2006, the Company issued $100,000 of face value short-term notes due upon the earlier of August 13, 2006, or the raising of $9.0 million in a qualifying financing event. The proceeds from the notes were used for operating purposes. The notes while outstanding had a stated interest rate of 8%. The Company also issued an aggregate of 500 shares of common stock valued at $30,000 based on the fair market value of the stock at the time of the note agreement. The value of the common stock was recorded as a discount to the underlying notes and was fully amortized into interest expense using the effective interest method over the original due date of the notes. In October 2006, the Company entered into an agreement to extend the due date of the note to December 31, 2006. As of December 31, 2006, the notes were in default.

On March 31, 2006 and April 4, 2006, the Company issued an aggregate of $400,000 of face value short-term due upon the earlier of dates ranging from June 29, 2006 to July 3, 2006 or the raising of $9.0 million in a qualifying financing event. The notes were used for operating purposes. The notes had a stated interest rate of 9% per annum. The Company also issued 2,000 shares of common stock valued at $120,000 based on the fair market value of the stock at the time of the note agreements. The value of the common stock was recorded as a discount to the underlying notes and amortized into interest expense using the effective interest method during 2006. In October 2006, the Company entered into an agreement to extend the due date of $100,000 of the notes to December 31, 2006. In November 2006, the underlying notes were repaid.

In connection with the extensions above, the Company issued certain holders an aggregate of 3,500 shares of common stock and a warrant to purchase up to 3,333 shares with an exercise price of $15 per share. The value of the warrant was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$12.60
Expected life (in years)	5.0
Risk-free interest rate	4.5%
Expected volatility	115.9%
Dividend yield	0%

The value of the common stock, based on the closing market price of the Company's common stock on the date of the transaction, and warrants was $37,350 and $31,886 respectively and were recorded as discounts to the underlying notes and was fully amortized into interest expense as of December 31, 2006.

Notes Exchanged for 10% Senior Notes
On August 4, 2006, the Company issued $1,000,000 face value secured note payable to Palisades Master Fund LP (“Palisades Note”) due at the earlier of 90 days from the date of issuance or upon the closing of the SVI acquisition. The Palisades Note while outstanding was secured by a second lien on the Company's assets and had a stated interest rate of 18% per annum. The note was converted into the 10% Senior Notes discussed above. The note proceeds were used in connection with the acquisition of SVI.

On May 26, 2006, the Company issued $1,500,000 face value of notes to Longview Fund (“Longview Note”) due on November 26, 2006. The note while outstanding was secured by a first priority lien on the Company's assets and had a stated interest rate of 12% per annum. The note proceeds were used for operations. In connection with the Longview Note, the Company issued a warrant to purchase 15,000 shares of common stock with an exercise price of $45.00 per share. The Company allocated the aggregate fair value of the warrant totaling $360,000 between the proceeds received from the note and the warrant based on their respective relative fair values. This allocation resulted in a $291,000 discount to the Longview Note. The note was converted into the 10% Senior Notes discussed above.

On September 1, 2006, the Company modified the exercise price of the warrant from $45.00 to $15.00 per share. This modification resulted in a $40,000 charge to the statement of operations.

The value of the warrants was determined using the Black-Scholes model with the following assumptions:

Range of estimated fair value of underlying common stock	$32.10 to $15.00
Expected life (in years)	5.0
Risk-free interest rate	4.95%
Expected volatility	105%
Dividend yield	0%

Related Party Convertible Notes Payable
The Company had $1,470,000 face value, 8.0%, related-party notes payable outstanding that were originally due September 30, 2007. These notes were convertible into a fixed number of shares of our common stock at conversion rates of $60.00. In addition, the Company had $247,000 face value, 8.0%, related-party notes outstanding that were due on demand. These notes while outstanding were convertible into a fixed number of shares of our common stock at conversion rates of $30.00.

On September 1, 2006, the holders of the Senior Notes required the holders to extend these related-party notes to December 1, 2008. In addition, the Company reduced the conversion option price from $60.00 to $15.00 on two of these notes with an aggregate face value of $837,500 and the conversion option price from $30.00 to $15.00 on a note in the amount of $247,000. These modifications were reviewed under current accounting standards to determine whether such modifications rose to a level of significance that warranted extinguishment accounting.

The Company concluded that the modifications related to three of the notes that aggregated $1,084,500 required extinguishment accounting. Under extinguishment accounting, we have revalued the notes payable to their respective fair values, which resulted in an extinguishment loss of $239,876 and a premium on the notes. The Company was amortizing the premium over the term of the new notes though the date of the Exchange Transaction.

During the fourth quarter of 2006, the holders of $1,470,000 face value related-party notes payable converted together with accrued interest of $101,207 into shares of common stock. The outstanding principal balance on the notes was convertible into a fixed number of shares (66,375) of the Company's common stock at contractual conversion ratios ranging from $15.00 to $60.00 per share. The accrued interest was converted into 7,000 shares of common stock based upon the closing stock price at the respective dates of conversion.

Note Exchanged for Series B Convertible Preferred Stock
On February 17, 2006, the Company issued $1,666,666 face value, 10% to Palisades Master Fund LP (“Palisades Note”), due the earlier of June 17, 2006 or the closing of a financing round in excess of $9.0 million. The Company also incurred offering expenses of $176,666. In connection with the issuance of the Palisades Note, the Company issued 6,667 shares of its common stock, valued at $440,000. The offering expenses and the fair value of the common stock issued was accounted for as a discount to the underlying note as the offering expenses were paid to parties related to Palisades and was amortized over the term of the note. The note proceeds were used for operations. In June 2006, Palisades extended the due date of the note to July 3, 2006 for a fee of $16,667 and a further adjustment of the conversion price of the Series A convertible preferred stock to $30.00 per share. On July 16, 2006, the Company issued 4,333 shares of its common stock to Palisades for an additional extension of the due date of the notes to July 19, 2006. The value of the common shares issued was determined to be $132,600 based on the fair value of the common stock on the date of the transaction. On July 31, 2006, the Company agreed to issue an additional 71,795 shares of its common stock for a further extension of the note. The shares were valued at $2,476,922 based upon the fair value of the common stock on the date of the transaction. On August 3, 2006, the Company converted the outstanding principal balance of $1,666,666 of an outstanding note and accrued interest and fees of $41,800, and 71,795 shares of common stock into 3,857 shares of Series B convertible preferred stock

Notes Extinguished During 2005
During the year ended December 31, 2005, notes assumed in connection with the acquisition of Oxford due to certain related parties, were paid $81,516 in full satisfaction of the outstanding obligations.

On August 31, 2005, the Company issued $500,000 of face value unsecured convertible promissory note to an unrelated lender. The note was repaid in September 30, 2005. The notes were convertible into common stock at $90.00 per share and had a stated interest of 7% per annum. The Company also issued warrants to purchase up to 5,556 share of common stock at an exercise price of $90.00 per share. The Company allocated proceeds received to the note, warrants and implied beneficial conversion feature according to their relative fair values as follows: $246,764 was allocated to the warrants, $246,764 to the deemed beneficial conversion feature on the note, and $6,472 to the convertible promissory note. The amount allocated to the note resulted in an interest charge of $493,528 during the year ended December 31, 2005 due to accretion of the allocated discount. The value of the warrant was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$90.00
Expected life (in years)	5.0
Risk-free interest rate	4.0%
Expected volatility	175%
Dividend yield	0%

12.	COMMITMENTS AND CONTINGENCIES

Capital Leases
The Company leases certain equipment and furniture under capital lease agreements. Furniture and equipment under capital leases totaling $86,196, net of accumulated depreciation of $23,496 is included in property and equipment in the accompanying financial statements at December 31, 2006.

Operating Leases
The Company leases its Irvine, CA and Peoria, IL facilities under non-cancelable operating leases. Total rent expense includes minimum monthly rent payments, including common area maintenance, insurance and property taxes under these operating leases was $399,527 and $108,820 for the years ended December 31, 2006 and 2005, respectively.

Future minimum lease payments under non-cancelable capital and operating leases at December 31, 2006 are as follows:

	Capital Leases	Operating Leases
2007	$33,376	$490,368
2008	30,791	404,661
2009	-	368,776
2010	-	382,730
2011	-	64,176
Total minimum lease payments	64,167	$1,710,711
Less: amount representing interest	(6,447
Present value of minimum lease payments	57,720
Less: current portion	(33,376
Obligation under capital lease, long-term	$24,344

13.	PREFERRED STOCK

As of June 30, 2007, the Company’s Series A and Series B convertible preferred stock (collectively “Preferred Stock”) were in default resulting from the non-payment of contractual dividend payments and were immediately redeemable by the respective holders. The Preferred Stock, prior to being in default, was being carried at discounted amounts. As a result of the redemption provision, the Company accreted the Preferred Stock to its face value during the six months ended June 30, 2007. Accordingly, the Company recorded non-cash interest expense relating to the accretion of $6,381,894 during the six months ended June 30, 2007. On July 16, 2007, the outstanding principal and accrued interest was exchanged and converted into shares of Series C Preferred (see Note 2).

The Company's issued and outstanding preferred stock as of June 30, 2007 and December 31, 2006 consisted of Series A and Series B convertible preferred stock (herein referred to as “Series A Preferred” and “Series B Preferred”, respectively or collectively the “Preferred”). The Company has authorized 1,000,000 shares of preferred stock, $0.001 par value per share, of which 4,000 and 3,857 shares are designated as Series A and Series B preferred stock, respectively.

Series A Convertible Preferred Stock
On September 23, 2005, the Company issued 4,000 shares of Series A convertible preferred stock for gross proceeds of $4,000,000 ($3,760,000 net of offering costs), together with warrants to purchase 13,333 shares of common stock. The Series A Preferred was originally convertible into common stock at a conversion price of $105.00 per share. See Note 3 for the Company's determination the ECF and warrants were separate derivative instruments that needed to be bifurcated and recorded as liabilities based on their fair values. On the date of issuance the estimated fair market value of the ECF and the warrants was $3,048,252 and $890,941 on the date of issuance. The recording of the fair value of the ECF and warrants reduced the carrying value of the Series A Preferred to its par value. The excess value of the fair values of the ECF and warrants over the proceeds received from the Series A Preferred financing arrangement of $179,193 was charged to the statement of operations on the date of issuance.

On February 14, 2006, June 30, 2006 and September 1, 2006, the Company modified the conversion price of the Series A Preferred to $75.00, $30.00 and $15.00 per share, respectively. The fair value of the ECF on February 14, 2006, June 30, 2006 and September 1, 2006 was $2,763,794, $3,305,751 and $4,426,818, respectively, and was determined using the Black-Scholes option pricing model with the following assumptions:

	February 2006	June 2006	September 2006
Estimated fair value of underlying common stock	$66.00	$32.10	$21.00
Expected life (in years)	4.1	4.5	4.25
Risk-free interest rate	4.4%	5.1%	4.78%
Expected volatility	115%	105%	105%
Dividend yield	0%	0%	0%

In February 2006, the Company modified the exercise price of the warrants to $1.50 per share which resulted in a charge to the statement of operation of $473,708 for the difference between the fair value immediately prior and the fair value immediately after the modification. The modification of the exercise price resulted in the warrant holders exercising their warrants. At the time of conversion the warrant liability of $820,009 was reclassified to additional paid-in capital. The value of the warrants was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$63.00
Expected life (in years)	0.1
Risk-free interest rate	4.4%
Expected volatility	115%
Dividend yield	0%

The Company carried the Series A Preferred Stock, after bifurcation, as of December 31, 2006, at the par value of $4.00 in accordance with EITF Topic D-98 and was required to accrete to the stated rate of the Series A Preferred upon a redemption or default. At December 31, 2006, the Company's management has determined that the likelihood of such redemption is not probable. Due to significant operating losses resulting in a working capital deficit, at June 30, 2007, the Series A Preferred was in default, accordingly, the Company accreted such security to its face value.

The fair value of the ECF at June 30, 2007 and December 31, 2006 was determined using the Black-Scholes option pricing model with the following assumptions:

	June 30, 2007	December 31, 2006
	(unaudited)

Estimated fair value of underlying common stock	$0.90	$16.50
Expected life (in years)	3.23	3.73
Risk-free interest rate	5.02%	4.78%
Expected volatility	125.9%	115.9%
Dividend yield	0%	0%

The fair value of the ECF was $80,057 and $3,394,443 at June 30, 2007 and December 31, 2006, respectively. The change in the fair value at each period resulted a gain on derivative liabilities of $3,314,386 for the six months ended June 30, 2007 and derivative expense of $2,194,739 during the year ended December 31, 2006.

Series B Convertible Preferred Stock
On August 3, 2006, the Company issued 3,857 shares of Series B convertible preferred stock in exchange for $1,666,666 face value, 10% promissory notes, accrued interest of $41,799 and 71,795 shares of the Company's common stock held by Palisades Master Fund LP. The Series B Preferred was originally convertible into common stock at a conversion price of $30.00 per share and was reduced to $15.00 per share on September 1, 2006 in connection with the issuance of the Senior Notes. The exchange of these instruments resulted in the recognition of an extinguishment gain and redemption gain totaling $521,238 in 2006 because the carrying values of the extinguished and redeemed instruments exceeded the fair value of the Series B Preferred issued.

The Company evaluated the characteristics of the ECF in accordance with SFAS No. 133 and concluded ECF for purposes of its application it was more akin to debt. As a result, the Company was required to bifurcate the fair value of the ECF from the Series B Preferred resulting in a derivative liability of $2,189,048 on the date of issuance. The fair value of the Series B Preferred, after bifurcation, was estimated to amount to $1,475,102. While outstanding, the Company carried the Series B Preferred, after bifurcation, at $1,475,102 in accordance with EITF Topic D-98. While outstanding, the Company classified the Series B Preferred as temporary equity.

The fair value of the ECF at August 3, 2006 was determined using the Black-Scholes option pricing model with the following assumptions:

Estimated fair value of underlying common stock	$28.50
Expected life (in years)	2.00
Risk-free interest rate	4.78%
Expected volatility	105%
Dividend yield	0%

On September 1, 2006, the Company modified the conversion price of the Series B Preferred to $15.00 per share. The fair value of the ECF on September 1, 2006 was $3,727,438, and was determined using the Black-Scholes option pricing model with the following assumptions:

Estimated fair value of underlying common stock	$21.00
Expected life (in years)	2.00
Risk-free interest rate	4.78%
Expected volatility	105%
Dividend yield	0%

The fair value of the ECF at December 31, 2006 was determined using the Black-Scholes option pricing model with the following assumptions:

	June 30, 2007	December 31, 2006
	(unaudited)

Estimated fair value of underlying common stock	$0.90	$16.50
Expected life (in years)	1.25	1.75
Risk-free interest rate	5.02%	4.78%
Expected volatility	125.9%	115.9%
Dividend yield	0%	0%

The fair value of the ECF was $24,346 and $2,719,247 at June 30, 2007 and December 31, 2006, respectively. The changes in the fair value of the ECF resulted a gain on derivative liabilities of $2,694,901 and derivative expense of $530,198 for the six month ended June 30, 2007 and for the year ended December 31, 2006, respectively.

The outstanding preferred stock as of June 30, 2007 and December 31, 2006 had the following characteristics:

Dividends
The holders of the Company's Series A and Series B Preferred are entitled to receive cumulative dividends at a rate of 8.0% per annum. Dividends are payable in either cash or common stock at the Company's option based on a 20% discount from the five day volume weighted average stock price.

Conversion
Each share of Series A and Series B Preferred is convertible at the option of the holder at any time into 66.67 shares of common stock, subject to adjustments for dividends.

Voting
Each of the Series A and Series B Preferred Stock are non-voting.

Liquidation Preference
Each holder of the Series A and Series B Preferred is entitled to receive upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary amounts equal stated value per share, plus accrued and unpaid dividends and any other fees or liquidated damages owing upon before any payments to the holders of common stock.

Redemption
The Preferred Stock is redeemable for cash at a premium equal to the respective stated value plus accrued dividends upon the occurrence of certain contingent events that include registration effectiveness requirements and changes in control. As a result, the Company carries the Preferred Stock outside of stockholders' equity. In the event a redemption event becomes probable, the Company would be required to adjust the carrying value to redemption value.

In the event of default, the holder of the Preferred Stock may demand redemption based on (i) the greater of (A) 130% of the stated value and (B) the product of (a) the volume weighted-average price (“VWAP”) on the trading day immediately preceding the date of the default and (b) the stated value divided by the then set conversion price, (ii) all accrued but unpaid dividends, (iii) all liquidated damages and other amounts due in respect to the Preferred Stock. At the option of the holder the determined redemption can be paid in cash or converted into common stock at a rate of 75% of the average of the 10 VWAP immediately prior to the date of election. Some of these registration requirements were modified in a subsequent agreement, including the timing of the registration filing and effectiveness and the number of shares to be registered. As of the reporting date, the Company's management has determined that the likelihood of such redemption is not probable.

Registration Rights - Series A Preferred
The Company entered into a Registration Rights Agreement whereby the Company is required to register for resale under an effective registration statement with the Securities and Exchange Commission, 150% of the shares into which the Series A Preferred together with the underlying common stock warrants issued are convertible into by February 5, 2006. If not registered, the Company would incur penalties at the rate of 1.5% per month on the stated rate of all securities. The registration statement was declared effective on January 4, 2006. In addition, the Company is required to maintain an effective registration statement for the entire period the Series A Preferred remains outstanding. Upon the failure to do so, the Company would be in default of this provision of the underlying provisions of the agreement. The initial number of common shares registered was 109,574. Through various transactions the Company has lowered the conversion price of the Series A Preferred to $15.00. At December 31, 2006, the Series A Preferred is currently convertible into approximately 266,667 shares of common stock. On January 29, 2007, the Company filed an additional registration statement to register 200,000 additional common shares. The registration statement has yet to be deemed effective. As of December 31, 2006, the Company does not believe they are in default of the Series A Preferred nor have additional liabilities related to registration rights been incurred.

Registration Rights - Series B Preferred
The Company entered into a Registration Rights Agreement whereby the Company is required to register for resale under an effective registration statement with the Securities and Exchange Commission, 150% of the shares into which the Series B Preferred together with the underlying common stock warrants issued are convertible into thirty days after the registration statement including the Senior Notes was deemed effective. If not registered, the Company would incur penalties at the rate of 1.5% per month on the stated rate of all securities. In addition, the Company is required to maintain an effective registration statement for the entire period the Series B Preferred remains outstanding. Upon the failure to do so, the Company would be in default of this provision of the underlying provisions of the agreement. On January 29, 2007, the Company filed the required registration statement to register 257,139 shares of common shares. The registration statement has yet to be deemed effective. As of June 30, 2007, the Company did not believe they are in default of the Series B Preferred provisions nor have additional liabilities related to registration rights been incurred.

14.	COMMON STOCK AND COMMON STOCK WARRANTS

Modification, Exercise and Issuance of Warrants
On February 28, 2007, the Company agreed to modify the exercise price of 383,333 common stock warrants from $15.00 to $3.00 per share to induce the holders to exercise their warrants. During the three and six months ended June 30, 2007, the Company received $200,000 and $830,000, respectively, in proceeds from the exercise of an aggregate of 276,667 common stock warrants. At the time of exercise of the warrants, the underlying derivative liabilities were terminated, as such the fair value was reclassified to additional paid in capital totaling $2,095,929 through June 30, 2007.

On the date of each modification, the Company recorded a non-cash charge to gain on derivative liability, representing the difference between the fair value of the modified warrants immediately before and after the modification. The holders that elected to exercise their warrants were also issued additional warrants (“Replacement Warrants”) to purchase 276,667 shares of common stock at an exercise price of $15.00 per share.

Upon issuance of the Replacement Warrants, the Company evaluated the terms and features and determined the warrants did not meet all of the established criteria for equity classification provided in EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.” The fair value of the warrants was determined using the Black-Scholes model using market based assumptions consistent with those used during 2006.

Issuance of Common Stock for Accrued Interest on Senior Notes
On February 28, 2007 and March 15, 2007, the Company issued 123,826 and 46,930 shares, respectively of restricted common stock in satisfaction of $557,215 of accrued interest on the Senior Notes. The closing market price of the Company's common stock ranged from $8.70 to $5.40 per share while the agreed to conversion price was $4.50 per share. As a result, the Company recorded additional interest expense during the six months of 2007 of approximately $520,068 for the difference between the closing market price and the conversion price at each issuance date.

Issuance of Common Stock for Accrued Dividends on Series A and Series B Convertible Preferred Stock
On February 28, 2007, the Company issued 28,701 shares of restricted common stock for payment of dividends on its Series A and Series B Preferred stock for amounts accrued through February 28, 2007 totaling $258,312, a conversion rate of $9.00. The closing stock price of the Company's common stock was $8.70 per share.

Additional Issuance of Common Stock During 2006
On December 29, 2006 and July 19, 2006, the Company in exchange for legal services issued 9,167 and 833 shares of common stock and was valued at $151,250 and $24,639, respectively based on the based on the closing market price of the Company's common stock on the date of the agreements.

On December 4, 2006, the Company entered into an agreement to provide 8,333 shares of common stock under an employment contract. The shares were valued at $105,000 based on the closing market price of the Company's common stock on the date the agreements were authorized. The Company is amortizing the fair value of the common stock over the employee's service period.

In September 2006, the Company issued 31,667 shares of its common stock in exchange for issued for investor relations services. The shares vested immediately and were valued at $521,500 based on the closing market price of the Company's common stock on date of the agreement.

In August 2006, the Company issued 667 shares of its common stock in exchange for consulting services. The shares vested immediately and were valued at $18,000 based on the closing market price of the Company's common stock on date of the agreement.

On July 31, 2006, the holder of the Series A Preferred converted accrued dividends of $240,000 into 9,158 shares of common stock. The conversion was based on 80% of the five day average VWAP as established by the agreement. The Company recorded the difference between the fair value of the common stock and the conversion price as interest expense in the amount of $60,000.

On March 31, 2006 the Company issued 8,333 shares of common stock in the cashless exercise of a warrant by Nicholas Yocca, a former member of the board of director of the Company.

In May 2006, the Company issued a total of 12,803 shares of common stock to four individuals for services related to consulting and investor relation services. The shares vested immediately and were valued at $565,425 based on the closing market price of the Company's common stock on the date of the agreements.

In March 2006, the Company issued 1,000 shares of common stock to a former employee for services performed. The shares were valued at $60,000 based on the closing market price of the common stock on the date of the agreement.

In 2005, the Company issued a letter of intent to acquire WTI Communications, Inc. (“WTI”) whereby it would issue 33,333 shares of its common stock for all the outstanding stock of WTI. In February 2006, both parties agreed to terminate the merger negotiations. On March 31, 2006, both parties entered into an agreement whereby the Company would issue 5,333 shares of its common stock and $114,000 in cash to be paid at a rate of $8,000 per month through March 2007 to cover WTI's expenses incurred in connection with the terminated merger. The Company recorded the fair value of the shares based on the closing stock price of $60.00 on the date of the agreement was entered into and has been included in general and administrative expenses in the statement of operations for year ended December 31, 2006.

In February 2006, the Company entered employment agreements with three officers of the Company. Under these agreements, the Company committed to issue an aggregate of 46,667 shares of common stock. The value of common stock was determined to be approximately $2,800,000 based on the closing market price of the Company's common stock on the date of the agreement. The Company is expensing the value of the common stock over the service period which mirrors the vesting period. As of June 30, 2007 and December 31, 2006, the officers were vested in 33,333 shares of common stock, which were issued by the Company. During the six months ended June 30, 2007 and for year ended December 31, 2006, the Company expensed $100,000 and $2,150,000, respectively in compensation expense related to shares issued under these employment agreements. As of June 30, 2007 3 shares remain unvested. Future compensation expense expected during the years ending December 31, 2007 and 2008 is $200,000 and $50,000, respectively.

In May 2006, the Company entered into a termination agreement with an officer under an employment agreement whereby, the Company issued 11,111 shares of common stock in exchange for the cancellation of the employment contract, the shares were valued at $566,000 based on the closing market price of the Company's common stock on the date of the agreement.

See Notes 4 and 11 for common stock issued in connection with the acquisition of SVI, Senior Notes, other notes payable, extensions of notes payable and the conversion of related party notes payable and accrued interest.

Issuance of Common Stock During 2005
In addition, effective October 1, 2005 the Company granted 6,333 shares of common stock valued at $380,000 to an officer due prior to the execution of an employment contract. The stock was valued at $60.00 per share, the fair value of the stock at the date when there was an understanding that the stock was going to be given to the officer.

In October 2005, the Company repurchased 417 shares of its common stock from a shareholder for $25,000. The shares were immediately cancelled.

In September 2005, the Company issued 5,000 shares of common stock for cash proceeds of $300,000.

During September 2005, the Company issued 333 shares of common stock for services rendered in July 2005 which were valued at $60.00 per share and charged to expense.

In August 2005, the Company issued 1,667 shares of common stock for consulting services together with warrants to purchase 2,000 common shares at $240 per share through July 31, 2010. The services were valued at $60.00 per share based on the fair value of the stock as of the date of the agreement. The Company estimated the value of the warrants to be $109,416 based upon the Black-Scholes option pricing model with the following assumptions: estimated volatility of 175%; risk-free interest rates of 4%; and an estimated life of the warrant of 5 years. The warrants were exercisable upon issuance. The value of the common shares issued and warrants were recorded in general administrative and selling expenses on the accompanying consolidated statement of operations.

In August 2005, the Company issued to a lender 5,556 warrants to purchase one share of common stock at $90.00 per share. The warrants were exercisable upon issuance and expire August 31, 2010. In February 2006, the Company re-priced the exercise price of the warrants to $60.00 per share and issued an additional warrant for the purchase of 2,778 shares of common stock. The modification of the existing warrants and issuance of new warrants was valued using the Black-Scholes option pricing model with the following assumptions:

Estimated fair value of underlying common stock	$60.00
Expected life (in years)	4.5
Risk-free interest rate	4.40%
Expected volatility	115%
Dividend yield	0%

The value ascribed to the modification and issuance of new warrants was immediately expensed as interest expense to the statement of operations during 2006 in the amount of $164,331.

In June 2005, an individual contributed $50,000 to the Company. In return, the individual received shares of common stock from a BEAI shareholder, and thus deemed a capital contribution. In addition, certain members of management received 19,167 share of BEAI's common stock at the time of acquisition by CBC. The shares were in excess of managements pro-rata shares to be issued via the reverse acquisition. The shares were valued at $1,150,000 based on the estimated fair value of the Company's common stock at the time of issuance.

During March 2005, the Company issued 167 shares of common stock for services for which the Company recognized a charge to operations of $10,000. The shares were valued based on the private placement around the time of issuance.

From January to March 2005, the Company issued 2,083 shares of common stock for cash proceeds of $125,000, or $60.00 per share, received from investors under the terms of a new private placement offering. The private placement offering was solicited, however, no third-party investors subscribed to the offering. Management determined the fair value of its common stock to be $60.00. Since the Company's management was attempting to solicit sales of its common stock at $60.00 per share, management believes this is the appropriate fair value to use for common stock sales and issuances during the year ended December 31, 2005, prior to trading on the Over-The-Counter Bulletin Board of the National Association of Securities Dealers.

Stock compensation included in general and administrative expenses on the accompanying statement of operations was $2,469,416 for the year ended December 31, 2005.

Common Stock Warrants
On December 8, 2006, the Company entered into an investment banking agreement incurring fees of $10,000 per month and the issuance of a warrant to purchase 50,000 shares of the Company's common stock at $15.00 per share. The value of the warrant was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$11.70
Expected life (in years)	5.0
Risk-free interest rate	4.53%
Expected volatility	115.9%
Dividend yield	0%

The value ascribed to the above warrant was $482,632 and has been recorded in “Selling, General and Administrative” in the accompanying consolidated statement of operations.

15.	STOCK OPTIONS

On January 17, 2005 the Board of Directors and shareholders of the Company adopted the 2005 Stock Plan (the “Plan”). Under the terms of the Plan, the Company may grant options to service providers to purchase up to 25,000 shares of common stock. Incentive stock options, non-qualified options, restricted stock awards and rights to purchase restricted stock may be granted under the Plan. Options granted under the Plan are generally exercisable over ten years, vesting of the awards is determined by the Board of Directors, but should not to exceed five years from the date of grant. On January 31, 2005, the Company awarded options to purchase 10,667 common shares to employees under the plan, with an exercise price of $60.00. The option awards originally vested over five years or upon the event of a merger; that merger occurred on July 6, 2005 and, accordingly, the options were fully vested at that date. As of December 31, 2006, the options are outstanding.

The options had no intrinsic value on the date of the award. Accordingly, no compensation expense was recognized from the awards.

On December 29, 2006, the Board of Directors of the Company approved the adoption of two stock option plans, the 2006 Non-Statutory Stock Option Plan and the 2006 Qualified Incentive Stock Option Plan, subject to approval by the vote of the shareholders of the majority issued and outstanding shares of common stock. At June 30, 2007 and December 31, 2006, the Company has not reserved or granted any options under the plan.

16.	DERIVATIVE LIABILITIES

Derivative liabilities consist of the following at:

	June 30, 2007	December 31, 2006
	(unaudited)

Embedded conversion feature - Series A preferred stock	$80,057	$3,394,443
Embedded conversion feature - Series B preferred stock	24,346	2,719,247
Warrants - Senior Notes	186,084	5,224,900
	$290,487	$11,338,590

17.	SEGMENT INFORMATION

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. Excluding the discontinued operations relating to CBC, the Company operates in one business segment which includes the distribution and related hospitality services to the lodging industry. Revenues are derived from customers located within the United States. Long-lived assets consist of property, plant and equipment and intangible assets located within the United States.

18.	INCOME TAXES

Reconciliations of the U.S. federal statutory rate to the actual tax rate follows for the years ended December 31, 2006 and 2005 are as follows:

	Year Ended December 31,
	2006	2005
U.S. federal statutory income tax rate	-34.0%	-34.0%
State tax - net of federal benefit	-4.9%	-5.0%
	-38.9%	-39.0%
Permanent differences	53.6%	5.0%
Temporary differences	17.2%	-18.0%
Increase in valuation allowance	-31.9%	52.0%
Effective tax rate	0.0%	0.0%

The Company's deferred tax assets at December 31, 2006 consist solely of net operating loss carry forwards of $10,435,627. For federal and state income tax purposes, the net operating losses begin to expire in 2025 and 2010, respectively. A full valuation allowance has been placed on 100% of the Company's deferred tax assets as it cannot be determined if the assets will be ultimately used. During the years ended December 31, 2006 and 2005, the Company's valuation allowance increased by $3,201,720 and $861,563, respectively.

19.	DISCONTINUED OPERATIONS

The following is the condensed balance sheet of CBC as of June 30, 2007 and December 31, 2006:

	June 30, 2007	December 31, 2006
	(unaudited)

Current assets	$31,354	$1,994,701
Total assets	31,354	902,346

Current liabilities	52,382	1,931,445
Total liabilities	52,382	1,931,445
Total stockholders' deficit	(21,028)	(1,029,099)
Total liabilities and stockholders' deficit	$31,354	$902,346

The following are condensed statements of operations for the discontinued operations of CBC for the six months ended June 30, 2007 and 2006 and years ended December 31, 2006 and 2005.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
Revenues	$801,579	$2,612,021	$5,772,045	$5,062,453
Net income (loss) from discontinued operations	$(29,899)	$(59,938)	$(42,692)	$(1,056,876)

20.	SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Supplemental disclosure of cash flow information consists of the following for the six month ended June 30, 2007 and 2006 and for the years ended December 31, 2006 and 2005:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
Cash paid for:
Interest	$-	$-	$35,155	$232,214
Income taxes	$-	$-	$-	$-

There were no non-cash investing or financing activities for the six months ended June 30, 2007 and 2006. Non-cash investing and financing activities consisted of the following for the years ended December 31,:

	2006	2005
Investing activities:
Acquisitions
Fair value of assets acquired	$-	$2,765,441
Fair value of notes payable	2,782,000	-
Fair value of common stock and warrants issued	1,807,000	1,857,360
Liabilities assumed	-	780,082
	$4,589,000	$5,402,883
Financing activities:
Common stock issued as debt issue costs	$755,777	$-
Warrant liability reclassification to additional paid in capital upon exercise	820,009	-
Conversion of accrued dividends into common stock	240,000	-
Exchange of common stock for Series B convertible preferred stock	2,476,921	-
Exchange of notes payable for Series B convertible preferred stock	1,708,466	-
Conversion of accrued interest and registration rights liability into Senior Notes	426,500	-
Conversion of convertible notes and accrued interest into common stock	1,580,250	-
	$8,007,923	$-

21. SUBSEQUENT EVENTS

On August 27, 2007, the Company issued a total of 600,000 shares of restricted common stock to certain members of the board of directors. The shares included future registration rights for the holders.

Report of Independent Registered Public Accounting Firm

To the board of directors and shareholders of

Oxford Media, Inc.:

We have audited the accompanying balance sheet of SVI Hotel Corporation (the “Company”) as of December 31, 2005, and the related statements of operations, owners’ deficit and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SVI Hotel Corporation as of December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has incurred losses from operations. At December 31, 2005, the Company has a working capital and owners’ deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2 of the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McKennon, Wilson & Morgan LLP

Irvine, California
November 13, 2006

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)

BALANCE SHEETS
June 30, 2006 and December 31, 2005

	June 30, 2006	December 31, 2005
ASSETS	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$-	$-
Accounts receivable, net of allowance for doubtful accounts of $155,581 and $116,876, respectively	465,217	449,465
Prepaid expenses and other assets	114,471	119,598
Inventory	322,880	81,808

Total current assets	902,568	650,871

Property and equipment, net	3,344,419	3,852,418

TOTAL ASSETS	$4,246,987	$4,503,289

LIABILITIES AND STOCKHOLDERS' / OWNERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$1,288,957	$1,119,272
Accrued payroll and miscellaneous taxes	170,245	203,740
Accrued liabilities	45,167	166,947
Deferred revenue	169,787	38,116

Total current liabilities	1,674,156	1,528,075

LONG-TERM LIABILITIES (NOTE 7)
Accrued interest payable to stockholders	12,732,374	11,205,202
Accrued interest to bank	35,185	30,806
Notes payable to stockholders	36,791,372	36,791,372
Long-term bank debt	3,000,000	3,000,000

Total long-term liabilities	52,558,931	51,027,380

Total liabilities	54,233,087	52,555,455

STOCKHOLDERS' / OWNERS' DEFICIT (NOTE 7)
Common stock, $0.01 par value, 10,000 authorized; 1,000 shares issued and outstanding	10	-
Stockholders' / Owners' deficit	(49,986,110)	(48,052,166
Total Stockholders' / Owners' deficit	(49,986,100)	(48,052,166

TOTAL LIABILITIES AND STOCKHOLDERS' / OWNERS' DEFICIT	$4,246,987	$4,503,289

See the accompanying notes to financial statements.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)

STATEMENTS OF OPERATIONS
The Six Months Ended June 30, 2006 and 2005,
and the Years Ended December 31, 2005 and 2004

	June 30,		December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited)
REVENUES
Guest entertainment	$5,310,780	$6,097,898	$12,079,119	$13,143,130
Other	952,483	582,968	1,216,570	1,573,647

Total revenues	6,263,263	6,680,866	13,295,689	14,716,777

COST OF REVENUES
Guest entertainment	1,260,402	1,592,671	3,259,363	3,527,947
Other	257,928	164,756	332,829	397,310

Total direct costs	1,518,330	1,757,427	3,592,192	3,925,257

Gross profit	4,744,933	4,923,439	9,703,497	10,791,520

OPERATING EXPENSES
Operations	2,624,530	2,888,274	5,653,447	5,877,497
Selling and marketing	476,455	477,014	969,181	923,184
General and administrative	819,581	1,108,857	2,283,516	2,229,697
Depreciation and amortization	881,988	1,042,064	1,938,111	2,065,534

Total operating expenses	4,802,554	5,516,209	10,844,255	11,095,912

Operating loss	(57,621)	(592,770)	(1,140,758)	(304,392)

OTHER INCOME (EXPENSE)
Interest expense	(1,627,887)	(1,226,255)	(2,685,755)	(1,829,098)
Interest income	56	545	518	1,296
Loss on disposition of assets	(180)	(52,856)	(149,184)	(53,903)

NET LOSS	$(1,685,632)	$(1,871,336)	$(3,975,179)	$(2,186,097)

See the accompanying notes to financial statements.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)

STATEMENTS OF STOCKHOLDERS' / OWNERS' DEFICIT
The Six Months Ended June 30, 2006 and
the Years Ended December 31, 2005 and 2004

	Common Stock		Stockholders' / Owners'
	Shares	Amount	Deficit	Total

Balances at January 1, 2004	-	$-	$(42,006,433)	$(42,006,433)

Capital contributions	-	-	306,167	306,167
Net loss	-	-	(2,186,097)	(2,186,097)

Balances at December 31, 2004	-	-	(43,886,363)	(43,886,363)

Capital distributions	-	-	(190,624)	(190,624)
Net loss	-	-	(3,975,179)	(3,975,179)

Balances at December 31, 2005	-	-	(48,052,166)	(48,052,166)

Capital distributions	-	-	(249,302)	(249,302)
Net loss	-	-	(1,685,632)	(1,685,632)
Transfer of hospitality division assets to SVI Hotel Corporation and issuance of common stock	1,000	10	990	1,000

Balances at June 30, 2006 (unaudited)	1,000	$10	$(49,986,110)	$(49,986,100)

See the accompanying notes to financial statements.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)

STATEMENTS OF CASH FLOWS
The Six Months Ended June 30, 2006 and 2005
and the Years Ended December 31, 2005 and 2004

	Six months ended June 30,		Years ended December 31,
	2006	2005	2005	2004
Cash flows from operating activities:	(unaudited)	(unaudited)
Net loss	$(1,685,632)	$(1,871,336)	$(3,975,179)	$(2,186,097)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debts and recoveries	38,705	(2,827)	84,037	14,675
Depreciation and amortization expense	881,988	1,042,064	1,938,111	2,065,534
Loss on disposition of assets	180	52,856	149,184	53,903
Changes in operating assets and liabilities:
Accounts receivable	(54,457)	128,310	(80,680)	19,585
Prepaids and other assets	5,127	3,813	(11,965)	(12,333)
Inventory	(241,072)	44,403	70,122	46,962
Accounts payable	169,685	60,346	614,417	(64,228)
Accrued payroll and taxes	(33,495)	142,702	24,702	(112,563)
Accrued liabilities	(121,780)	(71,124)	(34,433)	(155,415)
Deferred revenue	131,671	33,766	13,288	24,828
Accrued interest on notes payable	1,531,551	944,949	1,974,279	1,220,209
Net cash provided by operating activities	622,471	507,922	765,883	915,060

Cash flows from investing activities:
Purchases of property and equipment	(374,765)	(613,885)	(1,105,950)	(1,778,082)
Proceeds from disposition of property and equipment	596	36,684	55,691	106,855
Net cash used in investing activities	(374,169)	(577,201)	(1,050,259)	(1,671,227)

Cash flows from financing activities:
Net capital contributions (distributions)	(249,302)	(55,721)	(190,624)	306,167
Issuance of common stock to parent	1,000	-	-	-
Borrowings from issuance of notes payable to bank	-	250,000	600,000	1,075,000
Repayments on notes payable to bank	-	(125,000)	(125,000)	(625,000)
Borrowings from issuance of notes payable to stockholders	-	100,000	100,000	150,000
Repayments on notes payable to stockholders	-	(100,000)	(100,000)	(150,000)
Net cash provided by (used in) financing activities	(248,302)	69,279	284,376	756,167

Net change in cash	-	-	-	-

Cash, beginning of period	-	-	-	-

Cash, end of period	$-	$-	$-	$-

Supplemental disclosures for cash flow information:

Cash paid during the periods for:
Interest	$96,336	$281,227	$711,477	$608,889

Non cash financing activities:
Repayment of bank debt by stockholders	$-	$14,000,000	$14,000,000	$-

See the accompanying notes to financial statements.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

SVI Hotel Corporation (the “Company”), an Illinois corporation, was incorporated on May 31, 2006 as a wholly-owned subsidiary of SVI Systems, Inc. (the “Parent”), an Illinois corporation. Effective June 30, 2006, the assets and related liabilities of the hospitality division of SVI Systems, Inc. were transferred to the Company. On September 1, 2006, effective for assets acquired and liabilities assumed on July 1, 2006, Oxford Media, Inc. (“Oxford”) purchased all of the outstanding shares of the Company (refer to Note 7). These financial statements, and related notes, are presented to reflect all significant assets and liabilities, as well as the results of operations, of the hospitality division of SVI Systems, Inc. Management did not carve-out the historical accumulated losses of the hospitality division of SVI Systems, Inc. since its inception because it was not practical to do so. Accordingly, such information is aggregated in “owners' deficit” in the accompanying financial statements until the hospitality division of SVI Systems, Inc. was transferred to the Company on June 30, 2006.

The Company has several products and services available for the hospitality industry.

•
Instant Entertainment is an electronic delivery system that allows a guest to start a movie on-demand and pay for that movie by utilizing a credit card swiper connected to the room telephone or by cash at the front desk. The hotels/motels earn commissions based on the property's net collected movie revenues, excluding any applicable taxes and fees, multiplied by the commission percentage as stated in their individual contract.

•
Super Video Cinema is a video player and tape-based system supplied to the hotel/motel, which then rents the equipment to their customers and remits gross proceeds, net of applicable taxes, fees and earned commissions, to the Company.

•
DirecTV/DSS, the leading digital TV service in the residential market, is also available to hotels. As a licensed dealer of DirecTV, SVI can install digital quality programming by DirecTV on a per channel cost basis. DirecTV programming provides more choices and flexibility with access to great movies, sports, news, and family entertainment channels.

•
Internet by SVI, an always-on high-speed Internet solution, is the hotel's first choice when it comes to an Internet amenity. SVI provides all the hardware and software necessary to allow hotel guests to plug into a wireless (or wired) network using their laptop computers. With Internet by SVI, the hotel receives installation and maintenance services by full-time SVI employees stationed throughout the U.S.

•
Security by SVI, offers a full array of surveillance products, including high-resolution cameras, digital video recorders and the capability of remote viewing and management through a high-speed internet connection.

The Company has developed several strategic partnerships in an effort to provide additional revenue streams and value added products for the hospitality industry utilizing the Company's integrated support network.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Condition

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company incurred net losses of $1,685,632 for the six months ended June 30, 2006, and net losses of $3,975,179 and $2,186,097 for the years ended December 31, 2005 and 2004, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to generate future cash flows. Due to the acquisition on September 1, 2006, the new management team will be responsible for generating future cash flows.

The new management team plans on raising additional capital for operations through either debt or equity raises. Management is currently engaged in discussions with an investment banking firm to raise approximately $2.0 million. Management expects to receive the funds during the fourth quarter. There is no assurance that the proceeds from future financings will be sufficient to generate required cash flows.

Interim Financial Statements

The interim financial statements are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly the Company's financial position as of June 30, 2006 as well as the results of operations for the six months ended June 30, 2006 and 2005 in accordance with accounting principles generally accepted in the United States of America. The results of operations for any interim period are not necessarily indicative of the results for the entire year. These interim financial statements should be read in conjunction with the financial statements and related notes thereto as part of the years under audit.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about certain matters and items. These estimates and assumptions affect the reported amounts of assets, liabilities, revenue, expenses and disclosure of contingent liabilities. The ultimate outcome of the matters and items may be different from the estimates and assumptions. At June 30, 2006 and December 31, 2005, significant estimates relate to the allowance for doubtful accounts, inventory obsolescence and the self-funded insurance obligation.

Fair Value of Financial Instruments

Carrying amounts of accounts receivable, accounts payable, and accrued liabilities at June 30, 2006 and December 31, 2005 approximate their fair values because of the short maturity of these financial instruments. LIBOR Note III, as well as notes payable to stockholders and investors, are at variable interest rates tied to market rates and, accordingly, the Company considers fair value to approximate the carrying value at December 31, 2005.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

Revenue is recognized from various sources as follows:

•
Instant Entertainment Video-on-Demand. The primary source of revenue is from providing in-room movie entertainment to the lodging industry, which the hotel guest typically purchases on an on-demand, pay-per-view basis. Persuasive evidence of a purchase exists through a guest buy transaction recorded on our system. Revenue is recognized from the sale of this service in the period in which the related transactions are retrieved and processed. Any refunds relating to the sale are reflected net of revenue recognized. No future performance obligations exist with respect to this service once they have been provided to the hotel guest. The price related to this product or service is fixed or determinable prior to the delivery of the product or service.

•
Super Video Cinema. Original in-room movie entertainment option, which the hotel guest would rent required equipment from hotel. Hotel is responsible for remitting appropriate sales transactions to the Company on a monthly basis. Since the Company is dependent on the information provided from the hotel, which is often on a lagged basis, the Company estimates appropriate revenue from this service based on historical and other operating factors. Adjustments of actual versus estimates are recorded on a quarterly basis.

•
Free-to-Guest Services. Revenue is generated from the sale of equipment allowing the individual hotel to receive DirecTV free-to-guest programming. Revenue is recognized in the period in which such equipment is installed and collection is reasonably assured. The hotelier contracts directly with DirecTV for the related programming services and the Company receives a residual commission related to such programming services. Revenue from the residual commission is recognized in the period in which such commission payments are received.

•
High Speed Internet Access System Sales. High-speed Internet access is provided through the sale and installation of equipment. Revenue from the sale and installation of this equipment is recognized when the equipment is installed. The delivery and installation of the equipment is concurrent. In addition, this equipment has stand-alone value to the customer. The software used within these systems is not proprietary to the Company and can be supplied by other vendors unrelated to the Company.

•
High Speed Internet Access Service and Support. The Company provides ongoing maintenance, service and call center support services to hotel properties that have been installed by the Company and also to hotel properties that have been installed by other providers. Monthly service fees are received from such hotel properties and are recognized ratably over the term of the contract. The prices for these services are fixed and determinable prior to delivery of the service.

•
Other. Revenue is also generated from the sale of miscellaneous system equipment such as television remote controls, and service parts and labor. Revenue is recognized when the equipment is delivered or service has been performed.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

Inventory

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis. Inventory consists of products sold to the Hotel, including free-to-guest, high-speed internet, surveillance and other equipment.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company capitalizes certain payroll, payroll related and travel costs related to the assembly and installation of new Instant Entertainment systems. Upon closing or de-installation of an Instant Entertainment account, the respective cost and accumulated depreciation of capitalized overhead is written off with book value being charged to depreciation expense. Repairs and maintenance costs, which do not significantly extend the useful lives of the respective assets, are charged to operations as incurred. For financial reporting purposes, depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The Company attributes no salvage value to any equipment. Construction in progress is stated at cost and consists primarily of components, which are used in the manufacturing and assembly of certain items of Instant Entertainment equipment.

Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 144 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in SFAS 144 as being held for disposal by sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Self-Funded Insurance Reserves

Prior to December 1, 2005, the Company was significantly self-insured for employee health insurance claims. As such, the Company's insurance expense was largely dependent on claims experience and the Company's ability to control its claims experience. The Company has consistently accrued the estimated liability for employee health insurance based on its history of claims experience and time lag between the incident date and the date the cost is paid by the Company. At December 31, 2005, management estimated this liability at $92,475 which is included in accrued liabilities, based on subsequent payments made on claims and claims experience. As of June 30, 2006, the Company believes they do not have any additional obligations under the self funded plan. The Company maintained stop loss coverage with a third party insurer to limit its total exposure. The Company recorded reimbursements from the stop loss insurer as receivables. As of December 31, 2005, the Company had a receivable of $83,407 from the stop loss insurer. However, collectibility of this reimbursement was not probable and the amount was fully reserved at December 31, 2005.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

Income Taxes

The Company has elected and qualifies to be taxed under Subchapter S of the Internal Revenue Code. Pursuant to this election, the Company's results of operations are reported for income tax purposes by the individual stockholders and no income tax provision or benefit is reflected in the accompanying statements of operations.

Risks and Uncertainties, Concentration of Credit Risks and Customer Data

The Company's operating performance and outlook are strongly influenced by such factors as overall occupancy levels, the number of lodging rooms equipped with the Company's movie systems, customer buy rates, economic conditions in the hospitality industry, ability to renew existing customer contracts, ongoing technological change, and other competitive factors.

The Company has derived a majority of its revenue from the hospitality industry. The Company has a contract with an entity that owns and/or manages several hotel properties that utilize the Instant Entertainment system. Effective January 1, 2003, the Company signed an exclusive agreement with this entity that is effective until June 30, 2008. In exchange for the right to install the Company's products in all of the entity's current and future existing properties, the Company has agreed to a new commission structure and the development of system enhancements to benefit the entity and the Company. Collectively, these hotels and their guests accounted for approximately 17 percent of Instant Entertainment revenue for the years ended December 31, 2005 and 2004, and 17 percent of Instant Entertainment revenue for the six months ended June 30, 2006 and 2005.

Allowance for Doubtful Accounts

Historically, a small percentage of the Company's batch processed credit card transactions do not receive initial authorization. Through subsequent submissions, a majority of the initially pending transactions are collected; however, some never receive authorization and are ultimately written off. Accordingly, the Company reserves these transactions in the allowance for doubtful accounts and recognizes as bad debt expense, a historically uncollectible amount for unauthorized transactions. Subsequent adjustments to the allowance and bad debt accounts are, if needed, recorded in the period in which the Company elects to write-off the unauthorized transactions.

In addition to the above, the Company also estimates an allowance for doubtful accounts for non-credit card receivables after considering several factors, including: historical experience, aging of the accounts receivable, bad debt recoveries, and related contract terms, if applicable.

Allowance for System Removal

Properties are de-installed through the course of normal operations due to a number of factors, including: poor revenue performance, hotel bankruptcy or change in ownership, collection issues, and change in service provider. Properties scheduled for de-installation are regularly evaluated and a provision for estimated system-removal costs is recorded at the time the de-installation decision is made. The costs incurred as a result of de-installation include the labor to de-install the system as well as unamortized installation costs. Over the last five years, de-installation activity has averaged approximately 6 percent to 8 percent of the installed account base.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

Product Warranties

The Company provides limited warranties on products it resells to the customer. Generally these products are sold in connection with free-to-guest and high speed internet services provided by the Company. In certain instances, the customer may purchase an extended warranty package for an established fee. In these situations, the Company recognizes revenue over the term of the extended warranty contract. To date, the Company's warranty obligations have not been significant.

NOTE 3 - PROPERTY AND EQUIPMENT

Components of property and equipment and the related accumulated depreciation are as follows at June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
	(unaudited)

Instant Entertainment equipment	$34,650,265	$34,953,828
Super Video Cinema equipment	552,737	636,189
Installation overhead absorbed	5,244,309	5,307,657
Furniture and fixtures	1,833,346	1,807,706
Vehicles	1,126,460	1,238,279
Leasehold improvements	1,317,411	1,314,782
Construction in progress	130,538	109,174

	44,855,066	45,367,615

Less accumulated depreciation	(41,510,647)	(41,515,197)

Property and equipment, net	$3,344,419	$3,852,418

Property and equipment are depreciated over their estimated useful lives using the straight-line method as follows:

Instant Entertainment equipment	Five years
Super Video Cinema equipment	Two to five years
Installation overhead absorbed	Five years
Furniture and fixtures	Five to seven years
Vehicles	Three years
Leasehold improvements	Term of the lease or life of the asset, whichever is shorter

For the six months ended June 30, 2006 and 2005, and the years ended December 31, 2005 and 2004, depreciation expense totaled $881,988, $1,042,064, $1,938,111 and $2,065,534, respectively.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - INDEBTEDNESS

Long-term debt at June 30, 2006 and December 31, 2005 consists of:

	June 30, 2006	December 31, 2005
	(unaudited)
LIBOR Note (Note III), at specified LIBOR rate(s) plus 2.00 percent (weighted average of 7.11 and 6.22 percent at June 30, 2006 and December 31, 2005, respectively), or prime based upon the Company's election. The prime rate was 8.25 and 7.25 percent at June 30, 2006 and December 31, 2005, respectively. The Company was under the LIBOR rate at June 30, 2006 and December 31, 2005; interest payable at end of specified contract period not to exceed three months.	3,000,000	3,000,000

Less current maturities	-	-

	$3,000,000	$3,000,000

In August 2001, the Parent and the bank entered into the “Amended and Restated Loan and Security Agreement” (Amended and Restated Loan). The Amended and Restated Loan replaced the previously effective “Fifth Loan Modification Agreement” in the amount of $17,000,000. The Amended and Restated Loan had a maturity date of August 22, 2002. Reaffirmations of personal guarantees and pledge agreements were required. The Amended and Restated Loan is comprised of two revolving notes. “Revolving Note I” (Note I) encompasses a principal sum of up to $10,000,000 with interest based on the LIBOR rate for each given LIBOR portion plus a basis point rate of 1.25 percent. “Revolving Note II” (Note II) encompasses a principal sum of up to $7,000,000 with interest based on the LIBOR rate for each given LIBOR portion plus a basis point rate of 1.75 percent.

In November 2003, the Company and the bank entered into the “Fourth Amendment To Amended and Restated Loan and Security Agreement” (“Fourth Amendment”). The Fourth Amendment extended the maturity date to December 31, 2004. It also provided for the bank to make advances to the Company on a revolving credit basis up to the sum of $6,700,000 (the “Revolving Loan II) not to exceed a maximum aggregate amount outstanding at any time of the Maximum Revolving II Facility. The Fourth Amendment adjusted the applicable LIBOR margin to 1.50 percent on Note I and 2.00 percent on Note II. It also requires the reduction of the maximum Note II amount by $175,000 quarterly beginning July 1, 2004. Reaffirmations of personal guarantees and pledge agreements were required. The maturity date of the loan was extended to February 15, 2005.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

On February 15, 2005, a second replacement revolving loan was entered into (Note III). Under the terms of this agreement, the two principal stockholders were required to make principal payments to the bank in sum of $14,000,000 on behalf of the Company. The maximum amount available under the revolving credit agreement is as follows for the periods noted:

Maximum Amount Available	Time Period

$ 3,000,000	April 22, 2005 - February 14, 2006
$ 2,500,000	February 15, 2006 - February 14, 2007
$ 2,000,000	February 15, 2007 - February 15, 2008

The second replacement revolving loan is secured by all of the Company's assets and personal guarantees of the three principal stockholders.

The second replacement revolving loan contains a covenant pertaining to fixed charge coverage. At December 31, 2005, the Company was in breach of the fixed charge coverage covenant. Under the terms of the loan, the bank may call the loan if the Company is in violation of any restrictive covenant. The bank waived the covenant as of December 31, 2005, but not for any future periods.

On February 15, 2006, a third replacement revolving loan was entered into. The revolving loan is secured by a first lien on substantially all corporate assets and an unlimited personal guarantee of three principal stockholders. The Company is limited to a total of five LIBOR borrowings outstanding at any one time. The fixed charge coverage covenant was also modified. The maximum amount available under the third replacement revolving loan is as follows for the periods noted:

Maximum Amount Available	Time Period

$ 3,000,000	February 15, 2006 - September 29, 2006
$ 2,940,000	September 30, 2006 - December 30, 2006
$ 2,880,000	December 31, 2006 - March 30, 2007
$ 2,810,000	March 31, 2007 - June 29, 2007
$ 2,710,000	June 30, 2007 - September 29, 2007
$ 2,610,000	September 30, 2007 - December 30, 2007
$ 2,550,000	December 31, 2007 - February 15, 2008

The maximum amount available is also reduced by 50 percent of net excess cash flow, as defined in the loan agreement, on January 31, 2007, July 31, 2007, and January 31, 2008.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

In addition to the aforementioned bank debt, the Company had notes payable to stockholders at June 30, 2006 and December 31, 2005 as follows:

	June 30, 2006	December 31, 2005
	(unaudited)
Note due on demand; interest payable quarterly at bank base rate plus 1.255 percent (9.505 and 8.505 percent at June 30, 2006 and December 31, 2005, respectively); subordinated to LIBOR Note III.	$12,760,519	$12,760,519

Note due on demand; interest payable quarterly at bank base rate plus 1.338 percent (9.588 and 8.588 percent at June 30, 2006 and December 31, 2005, respectively); subordinated to LIBOR Note III.	9,030,853	9,030,853

Note due on demand; interest payable quarterly at bank base rate plus 1.50 percent (9.75 and 8.75 percent at June 30, 2006 and December 31, 2005, respectively); subordinated to LIBOR Note III.	1,000,000	1,000,000

Note due on demand; interest payable monthly at bank base rate (8.25 and 7.25 percent at June 30, 2006 and December 31, 2005, respectively); subordinated to LIBOR Note III.	7,000,000	7,000,000

Note due on demand; interest payable monthly at bank base rate less 0.43 percent (7.82 and 6.82 percent at June 30, 2006 and December 31, 2005); subordinated to LIBOR Note III.	7,000,000	7,000,000
	$36,791,372	$36,791,372

During 2005, the Company borrowed $100,000 for operating purposes from one of the principal stockholders. The principal and accrued interest of $688 on this borrowing was repaid in April 2005.

During 2004, the Company borrowed $150,000 for operating purposes from one of the principal stockholders. The principal and accrued interest of $497 on this borrowing was repaid in February 2004.

All the outstanding bank debt, shareholder demand notes and related accrued interest have been classified as long term debt on the accompanying balance sheet at June 30, 2006 and December 31, 2005, since these were assumed by the Parent in accordance with the acquisition agreement with Oxford, see Note 7. In connection with the acquisition of the Company, the Parent obtained a release from the all debt holders to extent that the Parent satisfied or assumed the indebtedness. In addition, the $3,000,000 bank debt and accrued interest was paid off with the proceeds received by Parent from the sale of the Company.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - EMPLOYEE BENEFITS

The Company provides a salary reduction 401(k) plan (401(k) Plan) in which all eligible employees may participate. Participating employees may contribute up to 100 percent of their compensation as defined in the 401(k) Plan. In addition, the Company, at the discretion of the Board of Directors, may make a matching contribution. Such contributions are credited to each eligible participant's account equal to a matching percentage of the salary reduction contribution up to 5 percent of the participant's eligible compensation, not to exceed an annual aggregate amount. A Company contribution was not approved for the plan years ended December 31, 2005 and 2004. In the event that a Company match is not made, forfeitures are allocated annually based on each eligible employee's contributions to the total employee contributions. The Company contributions are subject to vesting schedules as specified in the 401(k) Plan. Effective for the plan year beginning January 1, 2002, several changes had been made to the 401(k) Plan as a result of and in accordance with new IRS regulations, including increased contribution levels and catch-up contributions.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases certain facilities under long-term leases. Future minimum annual rentals under the existing noncancelable leases at December 31, 2005 are as follows:

2006	$149,494
2007	149,494
2008	49,831
$348,819

For the six months ended June 30, 2006 and 2005, and the years ended December 31, 2005 and 2004, rent expense totaled $67,272, $67,895, $135,167 and $142,019, respectively.

In connection with the acquisition agreement with Oxford, the Company entered into an agreement with the Parent to lease office space from the Company. The agreement requires the Parent to make monthly payments of $1,326 to the Company. The proceeds received will be used to offset rent expense.

SVI HOTEL CORPORATION
(Formerly the hospitality division of SVI Systems, Inc.)
NOTES TO FINANCIAL STATEMENTS

Legal Proceedings

In November 2002, the SVI Systems, Inc. and MessagePhone, Inc. entered into a Settlement Agreement in relation to an alleged patent infringement lawsuit. The settlement of $500,000 was payable through an initial payment of $150,000 made in July 2003, with 23 equal monthly payments of $15,000 thereafter until the final payment of $5,000 was made in July 2005. As of December 31, 2004, $95,000 of the settlement was payable and included in accrued expenses.

From time to time, the Company is subject to other litigation arising in the course of its business. As of the date hereof, in the opinion of management, the resolution of such other litigation will not have a material adverse effect upon the Company's business or financial condition.

Studio Contracts

The Company obtains non-exclusive rights to show recently released major motion pictures from motion picture studios pursuant to a master or title-by-title agreement. The royalty rate for each movie is either pre-determined based on the agreement or negotiated on a title-by-title basis. In addition, we obtain independent films which are either non-rated or intended for mature audiences for a one-time fixed fee.

NOTE 7 - SUBSEQUENT EVENTS

On September 1, 2006, SVI Hotel Corporation, a wholly-owned subsidiary of the Company, was acquired in a stock transaction by Oxford Media, Inc. The transaction was retroactive to July 1, 2006. At the time of the acquisition, SVI Hotel Corporation held all the assets and liabilities of SVI Systems, Inc.’s Hospitality Division. Under the acquisition agreement, Oxford assumed current liabilities of the Company to the extent of current assets. The remaining liabilities including remaining accounts payable, bank debt, shareholder notes and accrued interest were assumed by the Healthcare Division of SVI Systems, Inc. within the legal entity of SVI Systems, Inc. (later renamed SVI Healthcare, Inc.).

Under the terms of the acquisition agreement, the shareholders of SVI Hotel Corporation received the following compensation: $5,850,000 in cash; $600,000 in rent and shared services credits; $2,350,000 note bearing interest at prime plus 1.5 percent due July 15, 2008 convertible into shares of Oxford’s common stock at $52.50 per share; 53,333 shares of Oxford’s common stock; warrants to purchase 45,833 shares of Oxford’s common stock at $1.00 per share; and earn out provision for proceeds of up to $4.0 million based on conversions of SVI Hotel Corporation’s tape VOD systems to a digital VOD systems.

Oxford will account for the purchase under SFAS 141 “Business Combinations” whereby the estimated purchase price of approximately $11.3 million will be allocated to the fair value of SVI Hotel Corporation’s assets and liabilities with the excess of the purchase price over the net assets allocated to goodwill. Oxford will include the results of operations and cash flows of SVI Hotel Corporation from the date of acquisition.

See Note 4 for discussion of the LIBOR Note III which was amended on February 15, 2006.

See Note 6 for discussion of sublease agreement entered into with the Parent.

Changes In and Disagreements with Accountants

Hansen, Barnett, & Maxwell

On March 7, 2006, the Company dismissed Hansen, Barnett, & Maxwell ("Hansen") as its independent registered public accounting firm due to the expanding needs of the Company, which the Company thought would be better served by another firm closer to the Company’s principal corporate office. The Company has no dispute or disagreement with Hansen.  The Company has engaged McKennon, Wilson & Morgan LLP ("McKennon") as its independent registered public accounting firm effective March 7, 2006. The decision to change accountants has been approved by the Company's Board of Directors.  The Company did not consult with McKennon on any matters prior to retaining such firm as its independent registered public accounting firm.

Hansen’s report dated October 11, 2005 on the Company's consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, but contained an explanatory paragraph regarding the uncertainty of the Company’s ability to continue as a going concern..

In connection with the audit of the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended, there were no disagreements with Hansen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Hansen would have caused them to make reference thereto in their report on the financial statements for such periods.

In connection with the audit of the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended, from the date of their report through March 7, 2006, Hansen did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(iv)(B) of Item 304 of Regulation S-B.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.

Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$18
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Transfer Agent Fees	$	Nil
Accounting fees and expenses		$10,000
Legal fees and expenses		$40,000

Total		$50,018

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

All of the following figures have been adjusted for our recent reverse split.

We completed an offering of 328,500 shares of our common stock at a split-adjusted price of $0.03 per share to a total of eight purchasers on October 31, 2003. The total amount received from this offering was $9,855. We completed this offering pursuant to Regulation S of the Securities Act.

Of these shares, we issued 133,333 shares of our common stock to Mr. Michael Hanson and 100,000 shares to Mr. Clark McFadden. Mr. Hanson is our former president, chief executive officer, treasurer and a director. Mr. McFadden is our former secretary and a director. The remaining purchasers were unaffiliated individuals.
We completed an offering of 760 shares of our common stock at a split adjusted price of $15.00 per share to a total of three purchasers on November 8, 2003. The total amount received from this offering was $11,400. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers were all unaffiliated individuals.

We completed an offering of 225 shares of our common stock at a split adjusted price of $30.00 per share to a total of 16 purchasers on November 25, 2003. The total amount received from this offering was $6,750. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers were all unaffiliated individuals.

The shares subscribed for pursuant to all of the above offerings were issued on March 8, 2004. In compliance with Regulation S, the following procedures were followed in each offering:

1.	Each offer or sale was made in an offshore transaction.
2.	No direct selling efforts were made in the United States by either us, a distributor, any respective affiliates or any person on behalf of any of the foregoing.
3.	Offering restrictions were, and are, implemented.
4.	No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person.
5.	Each purchaser of the securities has certified that he or she was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person.
6.
Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

7.
The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and that we are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Of the 329,485 shares of common stock we issued prior to 2005, 214,167 shares held by our then two largest shareholders were cancelled in connection with our transactions with CBC and Oxford in June and July of 2005.

On June 29, 2005, we acquired all of the issued and outstanding shares of Oxford common stock by issuing 169,695 shares exemption from registration under section 4(2) of the Securities Act of 1933. We also assumed Oxford’s liability to issue 26,667 shares of common stock to certain of Oxford predecessor’s shareholders.

Effective July 6, 2005, we acquired all of the issued and outstanding shares of CBC common stock by issuing 173,083 shares exemption from registration under section 4(2) of the Securities Act of 1933.

On July 15, 2005 we issued 5,000 shares of common stock for $300,000 in a private sale exempt from registration under Rule 506 of the Securities Act of 1933.

On August 1, 2005, we issued 1,667 shares for services we received from an outside consultant exempt from registration under section 4(2) of the Securities Act of 1933.

On September 8, 2005, we issued 333 shares for services we received from an outside consultant exempt from registration under section 4(2) of the Securities Act of 1933.

On September 22, 2005, we acquired all of the issued and outstanding shares of IT Network, Inc common stock by issuing 13,333 shares exempt from registration under section 4(2) of the Securities Act of 1933.

On September 23, 2005 we issued 4,000 shares of unsecured 8% Series A Convertible Preferred Stock to the Palisades Master Fund LP at $1,000.00 per share, which resulted in $4,000,000 in gross proceeds to us. The Series A Convertible Preferred Stock was convertible into 266,667 shares of our common stock. As part of the sale, we also issued warrants to Palisades Master Fund LP to purchase 13,333 shares of our common stock at $105 per share (split adjusted) , reset to $15 per share (split adjusted) on September 1, 2006. HPC Capital Management acted as placement agent. The total amount of commission paid to HPC was $220,000 and other issuance costs of $20,000. This transaction was exempt from registration under section 4(2) of the Securities Act of 1933.

On November 29, 2005, we issued 26,667 shares to the shareholders of Mergence Corporation in the transaction in which we acquired Oxford Media Corp. The transaction was exempt from registration under section 4(2) of the Securities Act of 1933.

On December 23, 2005, we issued 5,000 shares to Alliance Financial Network in exchange for consulting services. The transaction was exempt from registration under section 4(2) of the Securities Act of 1933.

On December 31, 2005, we issued 11,667 shares to PDHK Services, Inc. in exchange for the acquisition of that Company. The transaction was exempt from registration under section 4(2) of the Securities Act of 1933.

On February 17, 2006, we issued 6,667 shares of our common stock pursuant to a $1,666,666 Bridge Loan Agreement as partial consideration for the bridge loan made pursuant to that Agreement. We paid a placement agent fee of $166,666 to HPC Capital Management for the Bridge Loan. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On February 16, 2006, we issued 26,667 shares of our common stock to Lewis Jaffe, our CEO, pursuant to his Employment Agreement dated February 15, 2006. These shares were subject to substantial risks of forfeiture contained in that Employment Agreement. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On March 1, 2006, we issued 13,000 shares of our common stock to three of our executives pursuant to their Employment Agreements dated October 1, 2005. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act of 1933.

On March 6, 2006, we issued 1,000 shares of our common stock to a former employee in connection with his employment agreement and the termination related agreement executed by that former employee. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On March 31, 2006, we issued 5,333 shares of our common stock pursuant to a Supplemental Settlement Agreement as partial consideration for a release of claims related to the cancelled proposed acquisition of WTI. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On April 4, 2006 we issued 2,500 shares of common stock in connection with issuance of bridge notes. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On April 17, 2006 we issued 450 shares of common stock issued for investor relation services. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On May 15, 2006 we issued353 shares of common stock issued for consulting services to Homan Honary, our current CTO. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On May 17, 2006 we issued 2,000 shares of common stock issued in connection with termination of an employment contract of our former Chairman of the Board. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On May 26, 2006, we issued a warrant to acquire 15,000 shares of our common stock as part of a transaction where we issued a promissory note to Longview Fund in the amount of $1,500,000. On September 1, 2006, the strike price of the warrant was reset to $15 per share (split adjusted). The issuance of the warrant was exempt from registration under section 4(2) of the Securities Act of 1933.

On May 30, 2006 we issued 10,000 shares of common stock issued for consulting services to Domino International, Ltd., one of our secured lenders. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On July 1, 2006 we issued 8,333 shares of common stock in the cashless exercise of a warrant by Nicholas Yocca, one of our directors. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

Effective July 1, 2006, we completed our acquisition of all of the issued and outstanding stock of SVI Hotel Corporation from SVI Systems, Inc. As part of that transaction, we issued a promissory note in the principal amount of $2,350,000 convertible into 44,762 shares of our common stock at $52.50 per share (split adjusted), 53,333 shares of our common stock and warrants to acquire 45,833 shares of our common stock at a strike price of $52.50 per share (split adjusted). The issuance of the convertible note, stock and warrant was exempt from registration under section 4(2) of the Securities Act of 1933.

On July 19, 2006 we issued 833 shares of common stock issued for consulting services. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On July 31, 2006 we issued 9,158 shares of common stock issued in payment of a dividend we owed on our Series A Preferred Stock. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On August 3, 2006 we issued 76,116 shares of common stock to Palisades Master Fund, LP in connection with extensions of notes payable which were exchanged along with the promissory note, a liquidated damage claim and past due interest shortly thereafter for our Series B Preferred Stock. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On August 4, 2006 we issued 3,857 shares of unsecured 8% Series B Preferred Stock to the Palisades Master Fund, LP at $1,000 per share. The Series B Preferred Stock is convertible into 257,139 shares of our common stock. This transaction was exempt from registration under section 4(2) of the Securities Act of 1933.

On August 18, 2006 we issued 666.67 shares of common stock to Homan Honary, our current CTO for consulting services. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

Between September 1, 2006 and November 16, 2006, we completed a financing transaction whereby we sold a total of $11,500,000 in secured promissory notes to a purchasing group consisting of Palisades Master Fund, LP, Longview Fund LP, Midsummer Investment Ltd. Group, Crescent International, Camofi Master LDC, Plus Four Private Equities, LP, David Parker and Lewis Jaffe. As additional consideration for the purchase of the secured promissory notes, we issued 115,000 shares of our common stock and warrants to acquire 383,333 shares of our common stock at $15.00 per share (spilt adjusted). HPC Capital Management and Oppenheimer & Co., Inc. acted as placement agents. The total amount of commission paid to these parties was $184,000. These transactions were exempt from registration under section 4(2) of the Securities Act of 1933.

On September 29, 2006 we issued 31,667 shares of common stock issued for investor relations services. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On October 9, 2006 we issued 21,667 shares to Homan Honary, our current CTO in connection with his employment contract. These shares are subject to certain substantial forfeiture provisions. On the same day we also issued Mr. Honary 589 shares of common stock for his consulting services. These issuances were exempt from registration under Section 4(2) of the Securities Act of 1933.

On November 20, 2006 we issued 7,000 shares of common stock in conversion of a note payable to a former officer. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

On July 16, 2007, we issued 23,048.7093 shares of Series Convertible Preferred Stock as part of the exchange transaction described herein. Also on July 16, 2007, we issued 210,000 shares of common stock to David L. Parker as part of the settlement transaction with Mr. Parker described herein.

On August 27, 2007, the Company issued a total of 600,000 shares of restricted common stock to certain members of the board of directors. The shares included future registration rights for the holders.

None of the sales of securities described above have been registered with the Securities and Exchange Commission because they are believed to be exempt from registration under the Securities Act of 1933 pursuant to Regulation D, Rule 506, promulgated thereunder or generally section 4(2) of the Act. Each purchaser represented his, her or its intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. The stock certificates issued in each case contain an appropriate legend identifying each as restricted stock.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	Amended Articles of Incorporation (1)
3.3	By-Laws (1)
4.1	Sample Share Certificate (1)
4.2	Certificate of Designation of Series C Preferred
5.1	Opinion of Cane Clark LLP, with consent to use
21.1	Subsidiaries of Small Business Issuer
23.1	Consent of McKennon, Wilson & Morgan LLP
23.2	Consent of McKennon, Wilson & Morgan LLP
(1) previously filed with Registration Statement on form SB2 on November 7, 2005.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, California, on September 14, 2007.

OXFORD MEDIA, INC.

By:	/s/ Lewis Jaffe
Lewis Jaffe
President, Chief Executive Officer, Principal Executive Officer, and Director September 14, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Brian Weiss
Brian Weiss
Interim Chief Financial Officer and Principal Accounting Officer September 14, 2007

/s/ Anthony Cantone
Anthony Cantone Director September 14, 2007

/s/ Eric H. Winston, Sr.
Eric H. Winston, Sr. Director September 14, 2007

/s/ David Malm
David Malm Director September 14, 2007